 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 6, 1997

                        REGISTRATION NO. 333-18901

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ----------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ----------------
                                IDT CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    DELAWARE                         7373                       22-3415036
 (STATE OR OTHER           (PRIMARY STANDARD INDUSTRIAL      (I.R.S. EMPLOYER
 JURISDICTION OF           CLASSIFICATION CODE NUMBER)    IDENTIFICATION NUMBER
INCORPORATION OR
  ORGANIZATION)
                               ----------------
                               294 STATE STREET
                         HACKENSACK, NEW JERSEY 07601
                                (201) 928-1000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ----------------
                                HOWARD S. JONAS
                     CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                                IDT CORPORATION
                               294 STATE STREET
                         HACKENSACK, NEW JERSEY 07601
                                (201) 928-1000
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                               ----------------
                                  COPIES TO:
                             JOYCE J. MASON, ESQ.

                      SECRETARY AND GENERAL COUNSEL
                                IDT CORPORATION
                               294 STATE STREET
                             HACKENSACK, NJ 07601
                                (201) 928-1000
                               ----------------
  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                  SUBJECT TO COMPLETION, JANUARY 6, 1997

                                 400,000 SHARES

                                IDT CORPORATION


                                  COMMON STOCK

                                  -----------

  This Prospectus, as appropriately amended or supplemented, relates to the offer and sale from time to time of a total of 400,000 shares (the "Shares") of common stock, $0.01 par value per share (the "Common Stock"), of IDT Corporation, a Delaware corporation ("IDT" of the "Company"), by Alan M. Grayson (the "Selling Stockholder"), pursuant to the grant by the Company to the Selling Stockholder of certain registration rights with respect to shares of Common Stock issuable upon exercise of the Warrant (as defined herein) granted to the Selling Stockholder on January 2, 1996. See "Selling Stockholder." The Company will not receive any of the proceeds from the sale of the Shares offered hereby.

  The Selling Stockholder, in market transactions effected through brokers, may sell the Shares from time to time on terms to be determined at the time of sale, at the prevailing market price on the date of sale or at negotiated prices then available. To the extent required, the specific number of Shares to be sold, the purchase price, the names of any agent, dealer or underwriter, and the terms and amount of any applicable commission or discount with respect to a particular offer will be set forth in a Prospectus Supplement and/or post-effective amendment to the Registration Statement of which this Prospectus forms a part. The Selling Stockholder reserves the right to accept, and together with its agents reject, in whole or in part any proposed purchase of the Shares made directly or through agents. See "Plan of Distribution."

  The Selling Stockholder and any broker-dealers, agents or underwriters that participate with the Selling Stockholder in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commission under the Securities Act.

  The Company has agreed to bear all costs and expenses of the Registration Statement under federal and state securities laws. The Selling Stockholder will be responsible for brokerage fees and any underwriting discounts or commission, transfer taxes and his own legal fees. See "Plan of Distribution."

  The Shares are included for trading on the NASDAQ National Market ("NASDAQ") under the symbol "IDTC." The closing price of the Common Stock on NASDAQ on January 3, 1997 was $10.75.

  THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS"
                          COMMENCING ON PAGE 7 HEREOF.

                                  -----------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES AND  EXCHANGE COMMISSION  OR  ANY STATE  SECURITIES COMMISSION
    PASSED  UPON  THE   ACCURACY  OR  ADEQUACY  OF   THIS  PROSPECTUS.  ANY
     REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

                  THE DATE OF THIS PROSPECTUS IS       , 1996.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, is required to file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street N.W., Washington, D.C. 20549, and at the regional offices of the Commission: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and at Seven World Trade Center, Suite 1300, New York, New York 10048, and the Commission web site at (http://www.sec.gov). Copies of such materials can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Common Stock of the Company is quoted on the Nasdaq National Market, and such material may also be inspected at the offices of Nasdaq Operations, 1735 "K" Street, N.W., Washington, D.C. 20006.

  The Company has filed with the Commission a Registration Statement on Form S-1 of which this Prospectus forms a part (together with any amendments thereto, the "Registration Statement") under the Securities Act with respect to the shares of Common Stock offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. Statements contained in this Prospectus concerning the provisions of documents are necessarily summaries of such documents and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. For further information regarding the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and the exhibits and schedules thereto. Copies of all or any portion of the Registration Statement may be inspected, without charge at the offices of the Commission, or obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors." The Company's fiscal year ends on July 31. All references to fiscal years in this Prospectus refer to the fiscal years ending in the calendar years indicated (e.g., Fiscal 1996 refers to the fiscal year ended July 31, 1996). Industry data used in this Prospectus were obtained from industry publications and have not been independently verified by the Company. As used in this Prospectus, unless the context otherwise requires, the terms the "Company" and "IDT" refer to IDT Corporation, a Delaware corporation, its predecessor, International Discount Telecommunications, Corp., a New York corporation, and their subsidiaries, collectively. This Prospectus makes reference to trademarks of other companies, which marks are the property of such companies.

                                  THE COMPANY

  IDT is a rapidly growing international telecommunications company which offers a broad range of competitively priced long-distance telephone and Internet access services in the U.S. and overseas, and recently began offering Internet telephony services. The Company commenced operations in 1990 as a pioneer in the international call reorigination business and continues as an innovator in the international telecommunications industry with its August 1996 introduction of Net2Phone--the first commercial telephone service to bridge live calls between personal computers and telephones via the Internet. As of October 31, 1996, IDT provided international and domestic long-distance telephone services to over 51,000 individuals, businesses, and other telephone carriers in more than 130 countries, as compared with approximately 12,500 customers as of July 31, 1995. As of October 31, 1996, the Company provided dial-up and dedicated Internet access and on-line services to over 153,100 individual and business customers, a significant increase over the Company's approximately 11,000 customers as of July 31, 1995. The Company's revenues also have grown considerably in recent years, increasing to $28.3 million for the three months ended October 31, 1996 from $6.6 million for the three months ended October 31, 1995 and to $57.7 million for Fiscal 1996 from $11.7 million for Fiscal 1995.

  The Company operates a growing telecommunications network of Company-owned switches and dedicated leased fiber optic lines in the United States, resold switched services and leased capacity between the United States and London, and existing and in-process leased interconnections with interexchange carriers ("IXCs"), local exchange carriers ("LECs") and foreign carriers. As a result of continuing industry deregulation, increasing traffic volume, and a base of international customers sufficient to cost-justify network expansion, the Company is planning to build-out a telephone switching infrastructure, in selected international locations. The Company also operates a national Internet network of leased lines connecting over 480 points of presence ("POPs"), including 89 Company-owned POPs supplemented by third-party POPs through the Company's alliances with other Internet service providers (the "alliance partners"), including PSINet Inc. ("PSI").

  The Company's telecommunications services include: (i) international long-distance call reorigination (call-back) services, which allow callers outside the United States to place U.S.-originated international calls at significant cost savings; (ii) international long-distance direct-dial services for individuals and businesses, currently offered in the United Kingdom;
(iii) resale of long-distance minutes to other carriers ("carrier sales"); and
(iv) resale of domestic long-distance services provided by WorldCom, Inc. ("WorldCom") to individuals and businesses. IDT's Internet services include dial-up Internet access for individuals and businesses and direct-connect dedicated Internet services for corporate customers.

  The Company's strategic objective is to become an international carrier's carrier and a leading provider of integrated telecommunications services in the U.S. and abroad, offering international long-distance, Internet, and Internet telephony services. The Company intends to exploit the expected deregulation in the international telecommunications marketplace, and to benefit from the continuing convergence of voice and data technologies. The key elements of the Company's strategy are as follows:

 . CONTINUE TO FOCUS ON CORE TELECOMMUNICATIONS SERVICES. The Company will continue to focus on its call reorigination and other international long-distance services and seek to identify and enter new markets which offer high growth and profit potential. The Company believes that by continuing to develop and expand its business in call reorigination and other international long-distance services it will be able to (i) enhance its reputation as an alternative, competitively priced long-distance service provider, (ii) establish comprehensive distribution channels, and (iii) capture an increased customer base, all of which should position the Company to more rapidly and cost-effectively build-out its own network of switches and leased lines when and where regulations permit.

 . EXPAND AND LEVERAGE ITS NETWORK. The Company plans to build-out an international telecommunications network initially in selected countries, to enable the Company to broaden the range of services it offers and to improve operating efficiencies. The Company plans to install Company-owned switching equipment in the United Kingdom, France, Italy and Germany. In addition, the Company plans to deploy certain technologies which the Company believes can enable its existing national Internet backbone to carry domestic telephone traffic. The Company expects that this use of its Internet backbone will lower its operating costs for domestic telephone services and increase its ability to terminate international voice traffic in the United States at competitive rates.

 . EXPAND AND IMPROVE EFFICIENCIES OF INTERNET BUSINESS. The Company, through increasingly integrating its sales, marketing and promotional efforts to offer bundled telephone, Internet and Internet telephony services, seeks to realize marketing and distribution efficiencies in its Internet access business and to further differentiate itself from competitors who do not offer the same breadth of telecommunications services. In addition, the Company seeks to decrease its Internet subscriber acquisition costs by (i) entering into third party original equipment manufacturers ("OEM") and software distribution agreements such as those recently entered into with GT Interactive Software Corp. ("GTI") and Macromedia Inc. ("Macromedia"), and
   (ii) offering its Internet network on a private branding basis to national and regional telephone companies seeking to enter the Internet access services market.

 . ESTABLISH THE COMPANY AS A CARRIER'S CARRIER. The Company has a presence in the carrier sales market. The Company seeks to become a carrier's carrier, offering high quality, cost-competitive services to other carriers, through obtaining transit and operating agreements with international providers. The Company believes that the full breadth of the Company's telecommunications, Internet, and Internet telephony services will enhance its ability to enter into such agreements. The Company believes that these agreements can enable it to become a primary carrier in the subject countries and, together with the Company's carrier sales, they can strengthen IDT's position as an international "clearinghouse" for competitively priced telephone rates.

 .  DEVELOP NET2PHONE AND EXPLOIT OPPORTUNITIES FROM PACKET SWITCHING
   TECHNOLOGY. By continuing to exploit its new Net2Phone Internet-to-telephone calling technology and develop the associated Net2Phone Direct technology, which is being developed to enable international telephone-to-telephone calling via the Internet, the Company believes it can (i) become a leader in the emerging Internet telephony marketplace, (ii) expand the market for competitively priced international communications, and (iii) position itself to exploit the opportunities and economic efficiencies in international communications believed to be offered by the use of the packet switch technologies common in Internet applications, rather than traditional telephone circuit switch technologies.

                                  THE OFFERING

  On January 2, 1996, the Company issued a warrant (the "Warrant") to the Selling Stockholder exercisable for 575,000 shares of Common Stock, pursuant to which the Company granted the Selling Stockholder certain demand registration rights with respect to the shares of Common Stock issuable upon the exercise of the Warrant. Pursuant to the Warrant, the Company agreed to file the Registration Statement of which this Prospectus forms a part with the Commission, and to keep the Registration Statement effective until the earlier of (i) the date all the shares registered hereunder have been sold and (ii) January 2, 1998 plus a period equal to any Suspension Period (as defined in the Warrant).

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

  Certain statements contained in this Prospectus, in the sections captioned "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and elsewhere, including statements regarding the Company's strategy and the anticipated development and expansion of the Company's business, the markets in which the Company's services are offered, anticipated capital expenditures and regulatory reform, the intent, belief or current expectations of the Company, its directors or its officers, primarily with respect to the future operating performance of the Company and other statements contained herein regarding matters that are not historical facts, are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the factors set forth in "Risk Factors" and "Business."

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA
         (IN THOUSANDS, EXCEPT PER SHARE DATA AND OTHER OPERATING DATA)

                                                             THREE MONTHS ENDED
                              YEAR ENDED JULY 31,               OCTOBER 31,
                         -------------------------------    ---------------------
                          1994       1995        1996         1995        1996
                         -------  ----------  ----------    ---------  ----------
STATEMENT OF OPERATIONS
 DATA:
  Revenues:
    Telecommunications.. $ 3,169  $   10,789  $   35,708    $   4,808  $   18,102
    Internet............     --          875      21,986        1,793      10,137
    Net2Phone...........     --          --          --           --           79
                         -------  ----------  ----------    ---------  ----------
      Total revenues....   3,169      11,664      57,694        6,601      28,318
  Income (loss) from op-
   erations.............    (329)     (2,175)    (15,755)      (1,656)     (3,256)
  Net income (loss).....    (298)     (2,145)    (15,643)      (1,653)     (3,107)
  Net income (loss) per
   share................    (.02)       (.13)       (.86)   $    (.10) $     (.15)
  Weighted average num-
   ber of shares used in
   calculation of net
   income (loss) per
   share................  16,569      16,569      18,180       16,569      20,841
OTHER OPERATING DATA:
Telecommunications:
  EBITDA(1).............    (223)        947       3,014          885         829
  International call
   reorigination serv-
   ices
   (at Period End):
    Customers...........   1,420       6,358      19,582        9,150      26,466
    Countries marketed
     in.................      60         110         120          110         130
  Minutes of use during
   period(2)............ 308,000  11,000,000  88,300,000    6,715,000  38,300,000
Internet:
  EBITDA(1).............     --       (2,818)    (16,921)      (2,410)     (2,513)
  Dial up subscribers
   (at Period End):
    Company.............     600      10,759      90,249       19,626      94,900
    Alliance partners
     and PSI Network....     --           80      52,451       13,956      58,200
                         -------  ----------  ----------    ---------  ----------
      Total.............     600      10,839     142,700(3)    33,582     153,100
  POPs (at Period End):
    Company.............       1          15          75           18          89
    Alliance partners
     and PSI Network....     --           91         412          194         398
                         -------  ----------  ----------    ---------  ----------
      Total.............       1         106         487          212         487

                                                  JULY 31, 1996 OCTOBER 31, 1996
                                                  ------------- ----------------
BALANCE SHEET DATA:
  Cash and cash equivalents......................    $14,894         $9,191
  Working capital................................     13,547          6,366
  Total assets...................................     43,797         48,642
  Total stockholders' equity.....................     26,843         23,736

--------
(1) Represents earnings (loss) before depreciation and amortization, interest expense and income tax expense. The Company understands that such information is used by certain investors as one measure of an issuer's historical ability to service debt. EBITDA should not be considered an alternative to, or more meaningful than, income (loss) from operations, net income (loss) or cash flow as defined by generally accepted accounting principles.
(2) Represents the approximate number of minutes of use through the Company's least cost routing ("LCR") telecommunications platform by customers using the international call reorigination services marketed by the Company, and the international long-distance telecommunications services marketed by the Company through carrier sales to other telecommunications carriers.
(3) The July 31, 1996 subscriber members include subscribers of entities acquired after July 31, 1996. The revenue amounts are not presented on a pro forma basis for such acquisitions.

                                 RISK FACTORS

  An investment in the shares being offered hereby involves a high degree of risk. Prospective investors should carefully consider the following risk factors, in addition to the other information contained in this Prospectus, before purchasing the shares of Common Stock offered hereby. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the following "Risk Factors" section.

LIMITED OPERATING HISTORY; OPERATING LOSSES; FLUCTUATIONS IN OPERATING RESULTS

  The Company commenced operations in August 1990 as one of the first providers of international call reorigination services and entered the Internet access business in February 1994. Accordingly, the Company has only a limited operating history upon which an evaluation of it and its prospects can be based. Although the Company has experienced substantial revenue growth since its incorporation, it has incurred losses of approximately $300,000, $2.1 million, $15.6 million and $3.1 million in Fiscal 1994, 1995, 1996 and the three months ended October 31, 1996, respectively. As of October 31, 1996, the Company had an accumulated deficit of approximately $21.2 million. The Company's current focus is on expanding its network and establishing an infrastructure to achieve economies of scale, improve network performance, and enable the Company to expand its geographic reach for potential telecommunications and Internet subscribers. Consequently, the Company continues to make capital expenditures and incur substantial operating costs to hire additional personnel and increase its expenses, including but not limited to those related to product development, marketing, network infrastructure, technical resources and customer support. The pursuit of such objectives can be expected to have an adverse impact on the Company's profit margins for at least the near-term and until the Company can increase its customer bases sufficiently to recover the costs of such expansions. In addition, an acceleration in the growth of the Company's subscriber bases or changes in usage patterns among subscribers may also increase costs as a percentage of revenues. As a result, the Company expects that it will continue to incur net losses at least through Fiscal 1997. There can be no assurance that revenue growth will continue or that the Company will be profitable in Fiscal 1998 or will at any time in the future achieve or sustain profitability.

  The Company's quarterly operating results have fluctuated in the past as the Company's business has evolved and may fluctuate significantly in the future as a result of a variety of factors, some of which are outside of the Company's control. These factors include, but are not limited to, general economic conditions, acceptance and use of the Internet, user demand for long-distance telecommunications services, capital expenditures and other costs relating to the expansion of operations, the timing and costs of any acquisitions of technologies or businesses, government regulation, the timing of new product announcements by the Company or its competitors, changes in pricing strategies by the Company or its competitors, changes in the mix of services sold by the Company, market availability and acceptance of new and enhanced versions of the Company's or its competitors' products and services and the rates of new subscriber acquisition and retention. Any of these factors could have a material adverse effect on the Company's business, financial condition or results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Results of Operations."

NEED FOR ADDITIONAL CAPITAL TO FINANCE GROWTH AND CAPITAL REQUIREMENTS

  The Company believes that it must continue to enhance and expand its network and build out its telecommunications network infrastructure in order to maintain its competitive position and continue to meet the increasing demands for service quality, availability and competitive pricing. The Company's ability to grow depends, in part, on its ability to expand its operations through the establishment of new installed POPs, each of which requires significant advance capital equipment expenditures, as well as advance expenditures and commitments for owned and leased telephone facilities and circuits and advertising. The Company believes that, based upon its present business plan, its existing cash resources and expected cash flow from operating activities will be sufficient to meet its currently anticipated working capital and capital expenditure requirements for at least the next twelve months. If the Company's growth exceeds current expectations or the Company expedites or expands its network expansion or if the Company's cash flow from operations is insufficient to meet its working capital and capital expenditure requirements, the Company will need to raise additional capital from equity or debt sources. There can be no assurance that the Company will be able to raise such capital on favorable terms or at all. In October 1996, the Company announced its intention to conduct an underwritten public offering of Common Stock, which would have provided additional capital for the Company. On November 21, 1996 the Company announced that it was not proceeding with such offering. If the Company is unable to obtain additional capital, the Company may be required to reduce the scope of its presently anticipated expansion, which could adversely affect the Company's business, financial condition and results of operations and its ability to compete.

RISKS OF EXPANSION AND IMPLEMENTATION OF GROWTH STRATEGY

  The Company's rapid growth and expansion into new businesses have placed, and may continue to place, a strain on the Company's management, administrative, operational, financial and technical resources and increased demands on its systems and controls. Demands on the Company's network resources and technical staff and resources have grown rapidly with the Company's expanding customer bases, and the Company has in the past experienced difficulties satisfying the demand for its services and problems in billing its customers. The Company has experienced delays in shipping the Company's software, resulting in billing subscribers in advance of software receipt and, from time to time, subscribers have experienced significant delays both in accessing the Internet through the Company's modems and in contacting, and in receiving responses from, the Company's customer and technical support personnel. Certain of these problems have been the subject of an investigation by state attorneys general. See "Business--Legal Proceedings." In certain situations, these events have created customer relations issues for the Company and resulted in cancellations of subscriptions. There can be no assurance that the Company will not experience similar or additional problems in the future, that additional inquiries or investigations by governmental authorities will not occur or that the Company's attempts to improve its technical staff will be adequate to facilitate the Company's growth. A failure to effectively provide customer and technical support services will adversely affect the Company's ability to attract and maintain its customer base. The Company expects to experience continued strain on its operational systems as it develops, operates and maintains its network. Expected increases in the Company's telecommunications customer base and Internet subscriber base will produce increased demands on its sales, marketing and administrative resources, its engineering and technical resources, and its customer and technical support resources, as well as on its switching and routing capabilities and network infrastructure. As of July 31, 1995 and 1996, and October 31, 1996 the Company had 96, 485 and 481 employees, respectively. The Company believes that it will need, both in the short-term and the long-term, to hire additional sales and marketing and technical personnel as well as qualified administrative and management personnel in the accounting and finance areas to manage its financial control systems. In addition, the Company will need to hire or retrain managerial and support personnel for its new Net2Phone services. Although the Company has hired additional personnel and upgraded certain of its systems, there can be no assurance that the Company's administrative, operating and financial control systems, infrastructure, personnel and facilities will be adequate to support the Company's future operations or maintain and effectively adapt to future growth.

  There can be no assurance that the Company will be able to build-out its telecommunications infrastructure, install additional POPs, add services, expand its customer bases and geographical markets or implement the other features of its business strategy at the rate or to the extent presently planned, or that IDT's business strategy will be successful. The Company's ability to continue to grow may be affected by various factors, many of which are not within the Company's control, including U.S. and foreign regulation of the telecommunications and Internet industries, competition and technological developments. Part of the Company's growth strategy is dependent upon the continued deregulation of foreign telecommunications markets. There can be no assurance that such deregulation will occur when or to the extent anticipated. The effect of foreign deregulation on the Company is also uncertain. While the Company expects that deregulation will give rise to new opportunities, the increase in competition expected to result from deregulation could cause the Company's call reorigination business to suffer and could have other material adverse effects on the business, financial condition or results of operations of the

Company. The inability to continue to upgrade the networking systems or the operating and financial control systems, the inability to recruit and hire necessary personnel or the emergence of unexpected expansion difficulties could have a material adverse effect on the Company's business, financial condition or results of operations.

INCREASING COMPETITION

  The markets in which the Company operates are extremely competitive and can be significantly influenced by the marketing and pricing decisions of the larger industry participants. There are no substantial barriers to entry in either the Internet access or any of the telecommunications markets in which the Company competes. The Company expects competition in these markets to intensify in the future.

  Telecommunications. Currently, the Company competes with (i) IXCs engaged in the provision of long-distance access and other long-distance resellers and providers, including large carriers such as AT&T Corporation ("AT&T"), MCI Communications Corp. ("MCI"), Sprint Corp. ("Sprint") and WorldCom, (ii) foreign government-owned postal, telegraph and telephone monopolies ("PTTs"),
(iii) other marketers of international long-distance and call reorigination services, (iv) wholesale providers of international long-distance services,
(v) alliances for providing carrier services such as "Global One" (Sprint, Deutsche Telekom, and France Telecom), "Concert" (British Telecom Plc ("BT") and MCI) and "Uniworld" (AT&T and "Unisource"--Telecom Netherlands, Telia AB, Swiss Telecom PTT and Telefonica de Espana S.A.), (vi) new entrants to the domestic long-distance market, such as the regional telephone operating companies ("RBOCs") in the United States, who have entered or have announced plans to enter the U.S. interstate long-distance market pursuant to recent legislation authorizing such entry, and new or expected entrants to the international long-distance market such as RWE AG ("RWE") in Germany, and
(vii) small resellers and facility-based IXCs. Moreover, some of the Company's competitors have announced business plans similar to the Company's regarding the expansion of telecommunications networks into Europe. Many of the Company's competitors are significantly larger and have substantially greater market presence and financial, technical, operational, marketing and other resources and experience than the Company. See "Business--Competition."

  Foreign government-owned PTTs, newly-privatized former PTTs and other home country competitors are positioned to pressure the Company directly in their home countries by influencing regulatory authorities to outlaw the provision of call reorigination services or by blocking access to the Company's call reorigination services. Although the Company has not suffered a material adverse effect due to anti-competitive behavior on the part of the PTTs (or former PTTs) to date, there can be no assurance that such behavior will not in the future cause a material adverse effect on the Company's business, financial condition or results of operations. With the increasing privatization and deregulation of international telecommunications in foreign countries, PTTs may increasingly become free to compete more effectively with the Company at competitive rates. Deregulation in foreign countries also could result in competition from other service providers with large, established customer bases and close ties to governmental authorities in their home countries, and in decreased prices for direct-dial international calls such that customers are no longer willing to use the Company's international call reorigination services. The ability of a deregulated PTT or another home country service provider to compete on the basis of greater size and resources, pricing flexibility and long-standing relationships with customers in its own country could have a material adverse effect on the Company's business, financial condition or results of operations.

  In addition, the FCC recently adopted rules granting greater flexibility for U.S. carriers when they negotiate agreements with foreign PTTs for terminating international calls. Agreements negotiated under the new rules may reduce the costs and price of international direct-dial services and reduce or eliminate the disparity between inbound and outbound rates upon which the profitability of call reorigination services depends.

  There can be no assurance that large carriers will not enter the call reorigination industry or seek to offer direct-dial long-distance services to customers in deregulated overseas markets. Because of their ability to compete on the basis of superior financial and technical resources, the entry of AT&T or any other large U.S. long-distance carrier into the international call reorigination business or the direct-dial business in foreign countries could have a material adverse effect on the Company's business, financial condition or results of operations. Also, the Federal Communications Commission's (the "FCC") approval of call reorigination services where no foreign country prohibits it is likely to stimulate additional entry by small carriers who might target the same customer base as the Company does, which could have a material adverse effect on the Company's business, financial condition or results of operations.

  Competition for customers in the telecommunication markets the Company competes in is primarily on the basis of price and, to a lesser extent, on the basis of the type and quality of service offered. Increased competition could force the Company to reduce its prices and profit margins. The Company could also face significant pricing pressure because there can be no assurance that the Company will be able to maintain the volume of domestic and international long-distance traffic necessary to obtain favorable rates and tariffs. The Company is aware that its ability to market its long-distance resale services depends upon the existence of spreads between the rates offered by the Company and those offered by the IXCs with whom it competes as well as those from whom it obtains service. A decrease in such spreads or price competition in the Company's markets could have a material adverse effect on the Company's business, financial condition or results of operations.

  The entity to be created by the proposed acquisition of MCI by BT is expected to be a well-financed, formidable competitor, offering a wide range of integrated telecommunications and Internet services with a global reach. The new entity can be expected to offer international rates significantly below those currently offered by other providers, particularly between the U.S. and the U.K. Such competitive rates may force other carriers to lower their rates significantly, thereby increasing competitive pressure on the Company. Moreover, the expected price reductions may lead to the elimination of the tariffs which currently apply to many international calls and which create spreads between various international telecommunications markets. Any such price reductions or elimination of tariffs and spreads may constrict the Company's margins or significantly affect its ability to execute its business plan successfully. See "Risk Factors-- Dependence on Others" and "Business-- Competition."

  Internet Access. The Company's current and prospective competitors include many large companies that have substantially greater market presence and financial, technical, operational, marketing and other resources and experience than the Company. The Company's Internet access business competes or expects to compete directly or indirectly with the following categories of companies: (i) other national and regional commercial Internet service providers ("ISPs"), such as NETCOM On-Line Communication Services, Inc. ("NETCOM") and PSI; (ii) established on-line services companies that currently offer Internet access, such as America Online, Inc. ("AOL"), CompuServe Corp. ("CompuServe"), and Prodigy Services Company ("Prodigy"); (iii) computer hardware and software and other technology companies, such as Microsoft Corporation ("Microsoft"); (iv) national long-distance telecommunications carriers, such as AT&T (with AT&T WorldNet), MCI (MCI Internet), and Sprint (SprintNet); (v) RBOCs; (vi) cable television system operators, such as Comcast Corporation ("Comcast"), Tele-Communications, Inc. ("TCI"), and Time Warner Inc. ("Time Warner"); (vii) nonprofit or educational ISPs; and (viii) newly-licensed providers of spectrum-based wireless data services. See "Business--Competition."

  Many of the established on-line services companies and telecommunications companies, such as AT&T and the RBOCs, have begun to offer or announced plans to offer expanded Internet access services. The Company expects that all of the major on-line services companies will eventually compete fully in the Internet access market. AOL recently began to offer unlimited Internet access at a competitively-priced flat monthly rate. The Company expects that AOL's new service will compete directly and significantly with IDT's dial-up Internet access services. In addition, the Company believes that new competitors, including large computer hardware and software, cable, media, wireless, and wireline telecommunications companies, will enter the Internet access market, resulting in even greater competition for the Company. The ability of these competitors or others to bundle with Internet access services other services and products not offered by the Company could place the Company at a significant competitive disadvantage. In addition, certain of the Company's competitors that are telecommunications companies may be able to provide customers with reduced communications costs in connection with their Internet access services or other incentives, reducing the overall cost of their Internet access solution and significantly increasing price pressures on the Company. This price competition could result in significant reductions in the average selling price of the Company's services. In addition, increased competition for new subscribers could result in increased sales and marketing expenses and related subscriber acquisition costs, which could materially adversely affect the Company's profitability. There can be no assurance that the Company will be able to offset the effects of any such price reductions or incentives with an increase in the number of its customers, higher revenue from enhanced services, cost reductions or otherwise.

  Moreover, the Company uses LEC networks to connect its Internet customers to its POPs. Under current federal and state regulations, the Company and its Internet customers pay no charges for this use of the LECs' networks other than the flat-rated, monthly service charges that apply to basic telephone service. LECs have asked the FCC to change its rules and require ISPs to pay additional, per minute charges for their use of local networks. The Company currently offers Internet access for a flat monthly fee. Per minute access charges could significantly increase the Company's costs of doing business and could, therefore, have a material adverse effect on the Company's competitive position and on its business, financial condition or results of operations. The FCC has begun a rulemaking to consider changes to federal access charges which may produce new or different charges for Internet services.

  Competition is also expected to focus increasingly on overseas markets, where Internet access services are just beginning to be introduced. The Company does not currently plan to increase its Internet access services outside the United States. To the extent the ability to provide access to locations and services overseas becomes a competitive advantage in the Internet access industry, failure of the Company to penetrate overseas markets or to increase its presence in the few overseas markets it presently serves may result in the Company being at a competitive disadvantage relative to other Internet access providers.

  The Company believes that its ability to compete successfully in the Internet access market depends upon a number of factors, including: market presence; the adequacy of the Company's customer support services; the capacity, reliability and security of its network infrastructure; the ease of access to and navigation of the Internet; the pricing policies of its competitors and suppliers; regulatory price requirements for interconnection to and use of existing LEC networks by Internet services; the timing of introductions of new products and services and pricing policies by the Company and its competitors; the Company's ability to support existing and emerging industry standards; and trends within the industry as well as the general economy. There can be no assurance that the Company will have the financial resources, technical expertise or marketing and support capabilities to continue to compete successfully in the Internet access market.

  Internet Telephony. Numerous companies have entered the Internet telephony market in the past year and a half and have established their Internet telephony products in the marketplace before the Company's August 1996 introduction of its Net2Phone service. Net2Phone is the first commercial telephone service to bridge live calls between personal computers and regular telephones via the Internet, with no requirement of specialized equipment at the receiving telephone and with service charges on a per minute basis. Most of the current Internet telephony products enable voice communications over the Internet between two parties simultaneously connected to the Internet via multimedia-equipped personal computers, where both parties are using identical Internet telephony software products. These products include Internet Phone from VocalTec Ltd. ("VocalTec"), WebPhone from Quarterdeck Corporation ("Quarterdeck") and NetMeeting from Microsoft. Recently, Intel Corporation announced a new technology aimed at standardizing and improving the compatibility of the various Internet telephony software products, enabling customers using different Internet telephony software products to communicate with one another over the Internet. Furthermore, a number of companies including Northern Telecom Limited ("Northern Telecom") and Dialogic Corp. ("Dialogic") have announced server-based products and switches which are expected to allow communications over the Internet between parties using a personal computer and regular telephone and between two parties using telephones where both parties have these specialized servers at both ends of the call. VocalTec recently introduced computer-to-telephone and telephone-to-telephone systems based on Dialogic's technology utilizing the Internet and requiring the customer to install or have access to specialized gateway servers. There can be no assurance that additional companies will not enter the market as suppliers of Internet telephony services or equipment. There can be no assurance that the Company will be able to successfully compete in the developing Internet telephony market or that others will not offer Internet telephony products and services competitive with or superior to those offered by the Company. Although Internet telephony continues to be an area of intense focus of various Internet software providers, traditional telephone service companies and telephone equipment manufacturers, there can be no assurance that Internet telephony will gain market acceptance or prove to be a viable alternative to traditional telephone service. Many international telephone callers, accustomed to the convenience and quality of phone-to-phone international calling, may not switch to Internet telephony services notwithstanding the potential cost savings. See "Business--Competition."

DEPENDENCE ON OTHERS

  The Company is dependent on third-party suppliers of telecommunications and Internet network transmission services for many of its services and generally does not have long-term contracts with its suppliers. The Company's ability to provide quality and reliable telecommunications and local dial-up Internet access services and its ability to expand its network through the timely provisioning of new voice and data lines is dependent upon the services of LECs such as Bell Atlantic, NYNEX and Ameritech. Certain of these LECs and other third party suppliers are or may become competitors of the Company, and such suppliers generally are not subject to restrictions upon their ability to compete with the Company. To the extent that any of these suppliers raise their rates or change their pricing structure, the Company may be materially adversely affected. Also, the Company faces the risk that there will be a disruption in the service provided by these suppliers, and can give no assurance that there will not be a significant disruption in such service in the future, thereby causing a disruption in the services provided by the Company to its customers. The Company is dependent upon WorldCom and MFS Communications Company, Inc. ("MFS"), which are the primary providers to the Company of leased-line network capacity and data communications facilities, and lease to the Company physical space for switches, modems and other equipment. If these suppliers are unable to expand their networks or unwilling to provide or expand their current level of service to the Company in the future, the Company's operations could be materially adversely affected. The Company is also dependent upon the LECs and MFS to provide telecommunications services to the Company's customers. Although certain leased data communications services are currently available from several alternative suppliers, including, for example, AT&T, MCI, and Sprint, there can be no assurance that the Company could obtain substitute services from other suppliers at reasonable or comparable terms and prices or in a timely fashion.

  The Company's ability to compete in the long-distance telecommunications market depends, in part, on its ability to procure advantageous rates from other IXCs, and on the ability of such IXCs to carry the calls the Company routes to their networks. If the Company, as a result of a termination of its relationship with an IXC or an IXC's inability to carry traffic routed to it, routed the traffic to another IXC providing service at a less advantageous rate, or with lesser quality, there could be an adverse effect on the Company's profit margins and network service quality. Such harm to the Company's profit margins and service quality could in turn have an adverse effect on the Company's results of operations and its ability to prevent subscription cancellation. Similarly, if the facility-based providers whose services the Company resells were unable to sell such services to the Company, there could be a material adverse effect on the Company's business, financial condition, or results of operations.

  IDT also depends on other companies to provide Internet access in areas not serviced by the Company's POPs. The Company depends upon the continued viability and financial stability of PSI, other alliance partners and other suppliers as well as on the performance of their networks. If such networks servicing a material number of customers were to suffer operational problems or failure, or were unable to expand to satisfy customer demand, there could be a material adverse effect on the business, financial condition or results of operations of the Company. The Company has from time to time experienced delays in the timely connection of customer accounts to the Internet by alliance partners other than PSI. If PSI or a material number of alliance partners other than PSI fail to serve accounts on a timely basis or are unable to serve accounts generated by the Company's growth, there could be a loss of customers which may have a material adverse effect on the Company's business, financial condition or results of operations.

  The Company is dependent upon its ability to establish and maintain peering relationships with other Internet service providers (ISPs) at peering points to exchange its Internet traffic with the other ISPs who are part of the Internet, and to enable its customers to access Web sites hosted by such ISPs. Currently, even the large ISPs, such as AT&T, MCI and Sprint, enter into peering arrangements on a no-fee basis, agreeing to route the peering traffic over their networks in exchange for a reciprocal accommodation. There is no assurance that these agreements will continue to be on a no-fee basis, and many of the ISPs with which the Company currently has peering arrangements are significantly larger than the Company. The imposition of a fee or other restrictions on the Company's ability to enter into peering agreements could significantly increase the Company's costs of doing business and could, therefore, have a material adverse effect on the Company's competitive position and on its business, financial condition or results of operations.

  The Company currently is dependent on software licensed from Netscape Communications Corp. ("Netscape") for the front end software for its Internet access services. Under its non-exclusive agreement with Netscape (the "Netscape Agreement"), the Company can use and reproduce certain Netscape products, and distribute such products to distributors and end users in conjunction with IDT configuration software. The Company has experienced difficulty in integrating third party software into the Company's Internet software. The occurrence of operating difficulties in connection with Netscape software could deter customers from using the Company's Internet services. If Netscape's market position is challenged by software offered by other companies and the Company is unable to provide such software to its customers or the Company continues to experience difficulty integrating Netscape software into the Company's Internet services, there could be a material adverse effect on the Company's business, financial condition or results of operations.

  The Company is dependent on certain third-party suppliers of equipment and hardware components, including, for example, Northern Telecom, Excel, Inc., and Ascend Communications, Inc. A failure by a supplier to deliver quality services or products on a timely basis, or the inability to develop alternative sources if and as required, could result in delays which could have a material adverse effect on the Company.

  In Fiscal 1996, sales to Interexchange Inc. ("Interexchange"), a carrier sales customer of the Company, exceeded 10% of the Company's consolidated revenues. Loss of the sales of the minutes of use to Interexchange or other large customers could hinder the Company's ability to negotiate favorable rates for its telecommunications services and could have a material adverse effect on the Company's business, financial condition or results of operations.

  In addition, the Company is dependent on its independent sales representatives, particularly in key foreign markets. Most of the Company's independent sales representatives also sell services or products of other companies. There can be no assurance that the Company's sales representatives will devote sufficient efforts to promoting and selling the Company's services.

DEPENDENCE ON KEY PERSONNEL

  The Company is highly dependent on the technical and management skills of its key employees, including technical, sales, marketing, financial and executive personnel, and on its ability to identify, hire and retain qualified personnel. Competition for such personnel is intense and there can be no assurance that the Company will be able to retain existing personnel or identify or hire additional personnel. In particular, the Company is highly dependent on the services of Howard S. Jonas, its Chief Executive Officer, Chairman of the Board and founder, and Howard S. Balter, its Chief Operating Officer and Vice Chairman of the Board. The loss of either Mr. Jonas's or Mr. Balter's services could have a material adverse effect on the Company's business, financial condition or results of operations.

RAPID TECHNOLOGICAL DEVELOPMENT; PROPRIETARY RIGHTS

  The markets the Company services are characterized by rapidly changing technology, evolving industry standards, emerging competition and the frequent introduction of new services, software and other products. The

Company's success is dependent in part upon its ability to enhance existing products, software and services and to develop new products, software and services that meet changing customer requirements on a timely and cost-effective basis. There can be no assurance that the Company can successfully identify new opportunities and develop and bring new products, software and services to market in a timely and cost-effective manner, or that products, software, services or technologies developed by others will not render the Company's products, software, services or technologies noncompetitive or obsolete. In addition, there can be no assurance that any products, software or services developments or enhancements introduced by the Company will achieve or sustain market acceptance or be able to effectively address the compatibility and inoperability issues raised by technological changes or new industry standards.

  There can be no assurance that the Company's patent application relating to the systems and methodology comprising the technologies underlying Net2Phone will result in any patent being issued or that, if issued, any patent will provide adequate protection against competitive technology or will be held valid and enforceable if challenged, or that the Company's competitors would not be able to design around any such patent; nor can there be any assurance that others will not obtain patents that the Company would need to license or circumvent in order to exploit the Company's patent or otherwise conduct its businesses.

  The Company is also at risk to fundamental changes in the technologies for delivering telephone, Internet telephony and Internet access and content services. For example, although Internet services currently are accessed primarily by computers through telephone lines, several companies have recently introduced, on an experimental basis, delivery of Internet access services through cable television lines. If the Internet becomes accessible by other methods or if there are advancements in the delivery of telephone services, the Company will need to develop new technology or modify its existing technology to accommodate these developments. The Company's pursuit of these technological advances may require substantial time and expense, and there can be no assurance that the Company will succeed in adapting its businesses to alternate access devices, conduits or other technological developments.

  The Company relies and expects to continue to rely on a combination of patent, copyright, trademark and trade secret laws and contractual restrictions to establish and protect its technology. The Company does not currently have any issued patents or registered copyrights, although it has registered trademarks in connection with the Genie services and other pending applications for certain trademarks. The Company has a policy to require employees and consultants to execute confidentiality and technology ownership agreements upon the commencement of their relationships with the Company. There can be no assurance that the steps taken by the Company will be adequate to prevent misappropriation of its technology or other proprietary rights, or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology. There can be no assurance that the Company's trademark applications will result in any trademark registrations, or that, if registered, any registered trademark will be held valid and enforceable if challenged. In addition, there can be no assurance that licenses for any intellectual property that might be required for the Company's services or products would be available on reasonable terms if at all. See "Business--Intellectual Property."

  Although the Company does not believe that its products infringe the proprietary rights of any third parties, and no third parties have asserted patent infringement or other such claims against the Company, there can be no assurance that third parties will not assert such claims against the Company in the future or that any such claims will not be successful. The Company is aware that patents have been granted recently to others on fundamental technologies in the communications, multimedia and Internet telephony areas, and patents may issue which relate to fundamental technologies incorporated in the Company's services and products. Since patent applications in the United States are not publicly disclosed until the patent issues, applications may have been filed which, if issued as patents, could relate to the Company's services. The Company could incur substantial costs and diversion of management resources in defending or pursuing any claims relating to proprietary rights, which could have a material adverse effect on the Company's business, financial condition or results of operations. Furthermore, parties making such claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief which could effectively block the Company's ability to provide services in the United States or abroad. Such a judgment could have a material adverse effect on the Company's business, financial condition or results of operations.

RISKS OF NETWORK FAILURE

  The success of the Company is largely dependent on its ability to deliver high quality, uninterrupted access to the Internet and low-cost, uninterrupted domestic and international long-distance telephone services. Any system or network failure that causes interruptions in the Company's operations could have a material adverse effect on the business, financial condition or results of operations of the Company. From time to time, the Company has experienced failures relating to individual POPs and the Company's subscribers have experienced difficulties in accessing, and maintaining connection to, the Internet. The Company at times has experienced failures of its call reorigination switching equipment, which temporarily prevented customers from using IDT's call reorigination services. The Company's operations are dependent on its ability to successfully expand its network and integrate new and emerging technologies and equipment into its network, which are likely to increase the risk of system failure and cause unforeseen strain upon the network. The Company's operations also are dependent on the Company's protection of its hardware and other equipment from damage from natural disasters such as fires, floods, hurricanes, and earthquakes, or other sources of power loss, telecommunications failures or similar occurrences. The Company maintains a substantial portion of its Internet accounts, electronic mail services, and other equipment and systems essential to the Company's service offerings at its primary operational facilities in Hackensack, New Jersey. Significant or prolonged system failures, such as were experienced in 1996 by AOL and NETCOM, or difficulties for subscribers in accessing, and maintaining connection with the Internet could damage the reputation of the Company and result in the loss of subscribers. Similarly, significant or prolonged telephone network failures, or difficulties for customers in completing long-distance telephone calls could damage the reputation of the Company and result in the loss of customers. Such damage or losses could have a material adverse effect on the Company's ability to obtain new subscribers and customers, and on the Company's business, financial condition or results of operation.

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

  In Fiscal 1994, 1995 and 1996, international customers accounted for approximately 59%, 56%, and 23%, respectively, of the Company's total revenues. The Company anticipates that revenues from international customers will continue to account for a significant percentage of its total revenues. In addition, part of the Company's growth strategy is to develop a network switching infrastructure in foreign countries. Therefore, a significant portion of the Company's total revenues as well as a portion of its equipment and other property will be subject to risks associated with international operations, including unexpected changes in legal and regulatory requirements, changes in tariffs, exchange rates and other barriers, political and economic instability, difficulties in accounts receivable collection, longer payment cycles, difficulties in establishing, maintaining and managing independent foreign sales organizations, difficulties in staffing and managing international operations, difficulties in maintaining and repairing equipment abroad, difficulties in protecting the Company's intellectual property overseas, possible confiscation of property and equipment, potentially adverse tax consequences and the regulation of Internet access providers and telecommunications companies by foreign jurisdictions. Although the Company's sales to date have generally been denominated in U.S. dollars, the value of the U.S. dollar in relation to foreign currencies may also adversely affect the Company's marketing and sales to international customers as well as the cost of procuring, installing and maintaining equipment abroad. To the extent the Company expands its international operations or changes its pricing practices to denominate prices in foreign currencies, the Company will be exposed to increased risks of currency fluctuation as the Company does not, and has no plans to, engage in hedging activities designed to manage currency fluctuations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Sales and Marketing."

NEW AND UNCERTAIN MARKETS

  Many of the overseas markets in which the Company currently markets long-distance telephone services are undergoing dramatic changes as a result of privatization and deregulation. The European Union ("EU") has mandated competitive markets for the European telecommunications industry by January 1998 and the various

European countries are at different stages of opening their telecommunications markets. As a result of privatization and deregulation, a new competitive environment is emerging in which major European telephone companies, media companies and utilities are entering the telecommunications market and forming new alliances which are radically changing the landscape for domestic and international telephone services. Open markets for telecommunications services are expected to evolve in other parts of the world as well. While the Company is focused on exploiting the imbalances that may be brought about by the often fragmented nature of deregulation, the Company is entering new and often unknown markets and, therefore, is unable to predict how such deregulating markets will evolve and there can be no assurance that changes in the marketplace and new strategic alliances among companies with greater resources and experience than the Company will not adversely affect the Company's ability to continue to offer and sell call reorigination services, its efforts to increase its overseas telecommunications customer base or its ability to recover the cost of building out its international telecommunications switching infrastructure.

  The markets for Internet connectivity, telephony and content services and related software products are relatively new and current and future competitors are likely to introduce competing Internet connectivity and/or on-line services and products. Therefore, it is difficult to predict either the rates at which the markets will grow (if at all) or at which new or increased competition will result in market saturation, or the direction of development of the Internet and online services. If demand for Internet services fails to grow, grows more slowly than anticipated, or becomes saturated with competitors, the Company's business, financial condition or results of operations could be materially adversely affected. If the development of the Internet as a commercial medium does not continue on its current course, or if alternate systems supplant all or part of the currently anticipated functionality of the Internet and the Company is not able to react in a cost-effective and timely manner, then such changes could have a material adverse effect on the Company's business, financial condition or results of operations. Although the Company intends to support emerging standards in the market for Internet connectivity, there can be no assurance that industry standards will emerge or if they become established, that the Company will be able to conform to these new standards in a timely fashion and maintain a competitive position in the market. See "Business--Research and Development."

SECURITY RISKS

  Despite the implementation of network security measures by the Company, such as limiting physical and network access to its routers, its Internet access systems and Genie entertainment and information services are vulnerable to computer viruses, break-ins and similar disruptive problems caused by its customers or other Internet users. Such problems caused by third parties could lead to interruption, delays or cessation in service to the Company's Internet customers. Furthermore, such inappropriate use of the Internet by third parties could also potentially jeopardize the security of confidential information stored in the computer systems of the Company's customers and other parties connected to the Internet, which may deter potential subscribers. Persistent security problems continue to plague public and private data networks. Recent break-ins reported in the press and otherwise have reached computers connected to the Internet at major corporations and Internet access providers and have involved the theft of information, including incidents in which hackers bypassed firewalls by posing as trusted computers. Alleviating problems caused by computer viruses, break-ins or other problems caused by third parties may require significant expenditures of capital and resources by the Company, which could have a material adverse effect on the Company. Until more comprehensive security technologies are developed, the security and privacy concerns of existing and potential customers may inhibit the growth of the Internet service industry in general and the Company's customer base and revenues in particular. Moreover, if the Company experiences a breach of network security or privacy, there can be no assurance that the Company's customers will not assert or threaten claims against the Company based on or arising out of such breach, or that any such claims will not be upheld, which could have a material adverse effect on the Company's business, financial condition or results of operations.

POTENTIAL LIABILITY FOR INFORMATION DISSEMINATED THROUGH NETWORK

  Internet access and content providers face potential liability of uncertain scope for the actions of subscribers and others using their systems, including liability for infringement of intellectual property rights, rights of publicity, defamation, libel and criminal activity under the laws of the U.S. and foreign jurisdictions. For example, an action against Prodigy alleging libel and negligence in connection with an electronic message posted by a Prodigy subscriber through Prodigy's Internet access system attempted to impose liability upon Internet service providers for information, messages and other materials disseminated across and through their systems. Prodigy lost a summary judgment motion related to the scope of its potential liability exposure. While the parties subsequently settled their dispute, the court refused to vacate its opinion on the summary judgment motion, which still stands as precedent. Another action is currently pending against NETCOM relating to NETCOM's potential liability for vicarious copyright infringement arising out of electronic messages posted by a subscriber. NETCOM lost a summary judgment motion related to the scope of its potential vicarious copyright liability exposure, but this case has yet to come to trial. Recently, a Hong Kong court permitted a local company to sue a California Internet access provider for copyright violation based on content included by a subscriber on a Web site.

  The Company carries a limited amount of errors and omissions insurance. However, such insurance may not be adequate to compensate the Company for all liability that may be imposed. Any imposition of liability in excess of the Company's coverage could have a material adverse effect on the Company. In addition, recent legislative enactments and pending legislative proposals aimed at limiting the use of the Internet to transmit indecent or pornographic materials could, depending upon their interpretation and application, result in significant potential liability to Internet access and service providers including the Company, as well as additional costs and technological challenges in complying with any statutory or regulatory requirements imposed by such legislation. For example, the Communications Decency Act of 1996 (amending 47 U.S.C. 223), which is part of the Telecommunications Act of 1996 (the "1996 Telecommunications Act"), became effective on February 8, 1996. The 1996 Telecommunications Act would impose criminal liability on persons sending or displaying in a manner available to minors indecent material on an interactive computer service such as the Internet, and on an entity knowingly permitting facilities under its control to be used for such activities. While the constitutionality of these provisions has been successfully challenged in federal appellate court, the U.S. Department of Justice has appealed to the U.S. Supreme Court and there can be no assurance as to the final result regarding the constitutionality of the 1996 Telecommunications Act, or as to the scope and content of any substitute legislation or other legislation in the U.S. or foreign jurisdictions restricting the type of content being provided over the Internet. If these provisions or related legislation are upheld, the effect on the Internet industry could have a material adverse effect on the Company's business, financial condition or results of operation. In addition, CompuServe faced action by German authorities in response to which CompuServe temporarily restricted the scope of the Internet access it provides to all subscribers, both in the U.S. and internationally. A number of countries are considering content restrictions based on such factors as political or religious views expressed, and pornography or indecency. The recent acquisition of the Genie on-line service and the launch of Genie Interactive service has increased the Company's exposure to such legislation, and to libel and defamation suits, primarily because of the increased level of content being provided by or through the Company.

GOVERNMENT REGULATORY POLICY RISKS

  Telecommunications. United States domestic interstate long-distance telecommunications services are subject to limited regulation by the FCC. Intrastate long-distance services are regulated by state commissions, which have varying requirements. International call reorigination services are subject to regulation by both U.S. and foreign regulators. The FCC requires international call reorigination providers such as the Company to provide service without violating the laws of the countries in which they operate. Local laws and regulations differ among the jurisdictions in which the Company operates, and the interpretation and enforcement of such laws and regulations vary and are often based on the informal views of the local government ministries which, in some cases, are subject to influence by the local PTTs. In certain of the Company's principal existing and target markets, there are laws and regulations that either prohibit or limit, or could be used to prohibit or limit, certain of the Company's services. There can be no assurance that the Company has accurately predicted or will accurately predict the interpretation or enforcement of foreign laws and regulations or regulatory and enforcement trends or will be found to be in compliance with all such laws and regulations. Accordingly, the

Company could lose, or be unable to obtain, regulatory approvals necessary for it to provide services in such jurisdictions and monetary penalties imposed against the Company could be significant. Moreover, if the FCC finds that the Company has not provided services "in a manner that is consistent with the laws of the countries in which [it] operates," the FCC could impose a variety of sanctions, including fines or the revocation of the Company's license (the "Section 214 License") under Section 214 of the Communications Act of 1934 ("Section 214") to provide international service to U.S. points. There can be no assurance that the Company's international services will continue to be permitted in its current and proposed markets. Depending upon the countries involved, there could be a material adverse effect on the Company's business, financial condition or results of operations if the Company's services are prohibited. Furthermore, if the FCC or state regulators found that the Company was engaging in activities that required certain licenses which the Company currently does not hold, or that required compliance with tariffing or other regulatory requirements which the Company has not satisfied, the FCC or state regulators could impose financial penalties or prohibit service, which could have a material adverse effect on the Company's business, financial condition or results of operations. See "Business--Regulation." In addition, the FCC recently announced a change in its policy regarding the charges that facility-based carriers pay to interconnect with foreign networks. The new policy could allow the Company's facility-based competitors to negotiate interconnection agreements that reduce or eliminate the rate disparity between inbound and outbound calls. Reduction or elimination of that disparity could allow competitors to compete more effectively with the Company and could eliminate the pricing advantage of call reorigination services.

  The 1996 Telecommunications Act substantially altered the regulatory framework for the telecommunications industry for domestic and U.S. international telecommunications services. The 1996 Telecommunications Act directs the FCC to conduct a variety of rulemakings to implement the Act's requirements. The Company cannot predict the ultimate effects of this legislation or the outcome of the FCC rulemakings required by this Act. The legislation does not impose substantial regulatory burdens on the Company's international call reorigination, Internet access or domestic telecommunications operations. However, the rulemakings required by the 1996 Telecommunications Act could produce additional regulatory requirements, including a requirement that the Company contribute some portion of its revenues to subsidy mechanisms for universal service. In addition, the legislation could increase competition and affect interconnections and costs. If the Company cannot provide the services it is presently providing or intends to provide, due to existing or future regulations that affect such services, or due to its inability to receive or retain formal or informal approvals for such services, or for whatever other reason related to regulatory compliance or the lack thereof, the Company's business, financial condition or results of operations could be materially adversely affected.

  Internet. Data network access providers are generally not regulated under the laws and regulations governing common carrier providers of telecommunications. Accordingly, except for general laws governing consumer protection and regulations governing the ability of the Company to disclose the contents of communications by its customers, no state or federal regulations exist currently pertaining to the pricing, service characteristics or capabilities, geographic distribution or quality control features of Internet access services. The Company cannot predict the impact that future regulation or regulatory changes, if any, may have on its Internet access business.

  The 1996 Telecommunications Act would impose criminal liability on persons sending or displaying in a manner available to minors indecent material on an interactive computer service such as the Internet, and on an entity knowingly permitting facilities under its control to be used for such activities. Entities solely providing access to facilities not under their control are exempted from liability, as are service providers that take good faith, reasonable, effective and appropriate actions to restrict access by minors to the prohibited communications. However, the Genie on-line service and Genie Interactive are not likely to fall within such exception. The constitutionality of these provisions has been successfully challenged in federal appellate court, and the interpretation and enforcement of them are uncertain. This legislation, as well as lawsuits against Internet service providers, may decrease demand for Internet access, chill the development of Internet content, or have other adverse effects on Internet access and content providers such as the Company. In addition, in light of the uncertainty attached to interpretation and application of this law, there can be no assurance that the Company would not have to modify its operations to comply with the statute, including prohibiting users from maintaining home pages on the Web, and increasing its control over the Genie Interactive content. See "Risk Factors--Potential Liability for Information Disseminated Through Network."

  Internet Telephony. The FCC and State regulatory commissions have not made any formal determinations regarding the regulatory status of voice telephony services provided through use of the Internet. However, America's Carriers Telecommunications Association, an association of domestic phone carriers, filed a petition (the "Petition") on March 4, 1996 with the FCC alleging that providers of Internet telephone software are operating as telecommunications carriers and, as such, should be subject to the FCC regulatory framework applicable to traditional telecommunications companies. The Petition seeks a declaratory ruling establishing the FCC's authority over interstate and international communications using the Internet and an order directing that persons providing Internet phone software comply with the regulatory requirements of the Communication Act of 1934. Finally, the Petition urges the FCC to initiate a rulemaking proceeding to consider rules governing the use of the Internet for the provision of telecommunication services.The FCC has not yet taken any action in response. The Act authorizes the FCC to forebear from regulating any provider of telecommunications services and the FCC has proposed doing so, but has not taken final action. If the FCC or one or more state commissions decide to regulate Internet telephony, there can be no assurance that any such regulation will not adversely affect the Company's business, financial condition or results of operations.

CONTROL BY PRINCIPAL STOCKHOLDER

  Howard S. Jonas, the Company's Chief Executive Officer, Chairman of the Board and founder, owns beneficially all of the Company's outstanding shares of Class A Stock and thereby holds 77.6% of the combined voting power of the Company's outstanding capital stock. As a result, Mr. Jonas is able to control matters requiring approval by the stockholders of the Company, including the election of all of the directors and the approval of significant corporate matters, including any merger, consolidation or sale of all or substantially all of the Company's assets. See "Management," "Security Ownership of Certain Beneficial Owners and Management" and "Description of Capital Stock."

VOLATILITY OF STOCK PRICE

  Since the initial public offering of the Company's Common Stock in March 1996, the market price of the Company's Common Stock has fluctuated significantly, and it is likely that the price of the Company's Common Stock will fluctuate in the future. Factors such as variations in the Company's revenue, earnings and cash flow from quarter-to-quarter and announcements of new service offerings, technological innovations or price reductions by the Company, its competitors or providers of alternative services could cause the market price of the Common Stock to fluctuate substantially. In addition, the stock markets recently have experienced significant price and volume fluctuations that particularly have affected companies in the technology sector and resulted in changes in the market price of the stocks of many companies, which have not been directly related to the operating performance of those companies. Such broad market fluctuations may adversely affect the market price of the Common Stock in the future.

ANTITAKEOVER PROVISIONS

  The Company's restated certificate of incorporation (the "Certificate of Incorporation") contains certain provisions that may discourage bids for the Company, including disparate voting rights and a provision providing for classification of the Company's Board of Directors. This could limit the price that certain investors might be willing to pay in the future for shares of Common Stock. See "Description of Capital Stock."

SHARES ELIGIBLE FOR FUTURE SALE

  Sales of (or the availability for sale of) a substantial number of shares of Common Stock in the public market during or following this offering could adversely affect the market price for the Common Stock. See "Shares Eligible For Future Sale."

                                USE OF PROCEEDS

  All of the shares offered hereby are being registered for resale for the account of the Selling Stockholder and, accordingly, the Company will not receive any of the proceeds from the sale of the shares offered hereby.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

  The Common Stock is traded publicly on the Nasdaq National Market under the symbol "IDTC." The table below sets forth for the periods indicated commencing on March 15, 1996, the date that the Common Stock was first offered to the public, the high and low sales prices for the Common Stock as reported by the Nasdaq National Market.

                                                                   HIGH   LOW
                                                                  ------ ------
FISCAL YEAR ENDED JULY 31, 1996
  Third Quarter (from March 15, 1996)............................ $11.75 $ 6.75
  Fourth Quarter.................................................  16.00   8.50
FISCAL YEAR ENDING JULY 31, 1997
  First Quarter..................................................  17.50  10.25
  Second Quarter (through January 3, 1997).......................  15.75  10.25

  On January 3, 1997, the last sale price reported on the Nasdaq National Market for the Common Stock was $10.75 per share. On the same date, there were approximately 77 holders of record of the Common Stock.

  The Company has never declared or paid any dividends on its Common Stock. The Company intends to retain any earnings for use in the operation and expansion of its business and, therefore, does not anticipate declaring or paying any cash dividends in the foreseeable future.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The selected consolidated financial data presented below for each of the four years in the period ended July 31, 1996 have been derived from the Company's consolidated financial statements, which have been audited by Ernst & Young LLP, independent auditors. The selected consolidated financial data presented below for the year ended July 31, 1992 have been derived from the Company's unaudited consolidated financial statements. The selected consolidated financial data for the three months ended October 31, 1995 and October 31, 1996 are derived from the unaudited financial statements of the Company for such periods and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods. Results for the three months ended October 31, 1996 are not necessarily indicative of results for Fiscal 1997 or for any other period. The selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements and the Notes thereto and other financial information appearing elsewhere in this Prospectus.

                                                                        THREE MONTHS
                                                                       ENDED OCTOBER
                                   YEAR ENDED JULY 31,                      31,
                         -------------------------------------------  -----------------
                          1992    1993     1994     1995      1996     1995      1996
                         ------  -------  -------  -------  --------  -------  --------
                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
  Revenues:
    Telecommunications.. $  270  $ 1,675  $ 3,169  $10,789  $ 35,708  $ 4,808  $ 18,102
    Internet............    --       --       --       875    21,986    1,793    10,137
    Net2Phone...........    --       --       --       --        --       --         79
                         ------  -------  -------  -------  --------  -------  --------
      Total revenues....    270    1,675    3,169   11,664    57,694    6,601    28,318
  Costs and expenses:
    Direct cost of
     revenues...........    254      272      990    7,544    36,438    4,173    18,013
    Selling, general and
     administrative.....    277    1,019    2,402    5,992    35,799    3,953    12,598
    Depreciation and
     amortization.......     62       79      106      303     1,212      131       963
                         ------  -------  -------  -------  --------  -------  --------
      Total costs and
       expenses.........    593    1,370    3,498   13,839    73,449    8,257    31,574
                         ------  -------  -------  -------  --------  -------  --------
  Income (loss) from
   operations...........   (323)     305     (329)  (2,175)  (15,755)  (1,656)   (3,256)
                         ------  -------  -------  -------  --------  -------  --------
  Other, net (1)........    (16)      (3)      31       30       112        3       149
                         ------  -------  -------  -------  --------  -------  --------
      Net income
       (loss)........... $ (339) $   302  $  (298) $(2,145) $(15,643) $(1,653) $ (3,107)
                         ======  =======  =======  =======  ========  =======  ========
  Net income (loss) per
   share................ $ (.02) $   .02  $  (.02) $  (.13) $   (.86) $  (.10) $   (.15)
                         ======  =======  =======  =======  ========  =======  ========
  Weighted average
   number of shares used
   in calculation of net
   income (loss) per
   share................ 16,569   16,569   16,569   16,569    18,180   16,569    20,841
                         ======  =======  =======  =======  ========  =======  ========

                                              JULY 31,
                                   --------------------------------- OCTOBER 31,
                                   1992   1993  1994  1995    1996      1996
                                   -----  ----- ----- -----  ------- -----------
BALANCE SHEET DATA
  Cash and cash equivalents....... $ 331  $ 302 $ 754 $ 232  $14,894   $ 9,191
  Working capital (deficit).......  (151)   826 1,289  (884)  13,547     6,366
  Total assets....................   671  1,302 2,795 4,197   43,797    48,642
  Total stockholders' equity......   109  1,045 2,062   911   26,843    23,736

--------
(1) For the year ended July 31, 1996, includes an extraordinary loss on retirement of debt of $234.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following "Management's Discussion and Analysis of Financial Condition and Results of Operations" section contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors."

OVERVIEW

  IDT is a rapidly growing international telecommunications company offering a broad range of competitively priced long-distance telephone and Internet access services in the U.S. and overseas, and recently began offering Internet telephony services.

  The Company entered the international call reorigination business in 1990 to capitalize on the opportunity created by the differential between U.S. and foreign-originated international long-distance telephone rates. IDT leveraged the expertise derived from, and calling volume generated by, its call reorigination business to enter the domestic long-distance business in late 1993, by reselling long-distance telecommunications services of other carriers. As a value-added service for its domestic long-distance customers, the Company began offering Internet access in early 1994, eventually offering dial-up and dedicated Internet access to individuals and businesses as stand-alone services. In 1995, IDT began reselling long-distance minutes to other long-distance carriers, making available the favorable telephone rates and special tariffs the Company receives because of the calling volume generated by its call reorigination customers. In August 1996, IDT entered the Internet telephony market with its introduction of Net2Phone.

  Revenues from the Company's telecommunications operations are derived primarily from the following activities: (i) international long-distance call reorigination services; (ii) international long-distance direct-dial services for individuals and businesses; (iii) resale of long-distance minutes to other carriers ("carrier sales"); and (iv) resale of domestic long-distance services provided by WorldCom to individuals and businesses. Revenues from the Company's Internet operations are derived primarily from providing Internet access services to individuals and businesses.

  Initially, the Company relied on the third party carriers to route the Company's customers' international call reorigination traffic, bear the cost of providing services, and bill the customers directly. Under these arrangements, the Company derived substantially all its revenues from line fees paid by customers and commissions paid to the Company by third party carriers. In early 1994, the Company began to migrate existing customers to, as well as provision new customers on, its least cost routing ("LCR") platform. Accordingly, the Company provided the underlying transmission and switching services to its customers and began to direct bill its customers for minutes of use. For customers billed by the Company on a minutes of use basis, the Company recognizes all revenues and direct costs associated with their calls. This fundamental change in the operating structure of the Company has resulted in significant increases in IDT's revenues as well as direct costs in Fiscal 1995 and 1996. In January 1995, the Company began utilizing its LCR platform for the resale of telecommunications services to other telecommunications carriers. The Company expects that its revenues and earnings from these telecommunications operations will depend primarily upon the number of subscribers using these services, the number of minutes of use, and the revenue per minute charged by the Company. The following table illustrates the growth in the number of call reorigination and carrier customers and the total number of minutes routed through the Company's LCR platform:

                                                                 THREE MONTHS
                                    FISCAL YEAR ENDED JULY 31,      ENDED
                                   ----------------------------- OCTOBER 31,
                                    1994      1995       1996        1996
                                   ------- ---------- ---------- ------------
  Number of call reorigination
   customers (at end of period)...   1,420      6,358     19,582      26,466
    Minutes trafficked............ 308,000  8,500,000 24,800,000  15,300,000
  Number of carrier sales
   customers (at end of period)...       0          2         15          23
    Minutes trafficked............       0  2,500,000 63,500,000  23,000,000
  Total minutes trafficked........ 308,000 11,000,000 88,300,000  38,300,000

  In late 1993, the Company began to resell the domestic long-distance services of facilities-based carriers. Currently, the Company resells to individuals and businesses the domestic long-distance services provided by WorldCom. WorldCom bills the Company's customers at a competitive per minute rate and is responsible for processing receipts from customers. The Company receives a net check from WorldCom based on total collections less costs of services provided. The Company is responsible for all bad debts. IDT had more than 9,000 domestic long-distance customers as of July 31, 1995, more than 13,000 customers as of July 31, 1996, and more than 24,500 as of October 31, 1996.

  Revenues from the Company's Internet access services depend primarily on the number of subscribers to the Company's services and the types of accounts subscribed for. Revenues from monthly subscribers have substantially increased over the last year as a result of significant increases in the Company's subscriber base. The Company believes this growth has resulted from greater public awareness and acceptance of the Internet in general, an increase in the number of POPs servicing the Company's clients, increased marketing and advertising and an attractive Internet access package offered by the Company. The Company's alliance partners program has facilitated its rapid POP expansion, which allows the Company to offer local access in more geographic areas, thereby enhancing its ability to expand its subscriber base.

  The Company also has a direct-connect Internet access service that is marketed to businesses that typically require high-speed dedicated circuits from customer premises to a Company-owned or alliance partner POP. The Company charges subscribers using 56Kbps lines approximately $350 per month and subscribers utilizing full T1 lines approximately $1,400 per month for direct connect service. As of October 31, 1996, the Company had 267 direct connect subscribers.

  The Company began offering premium Internet access services to its subscribers in April 1996, and has experienced a trend towards an increase in the percentage of new customers subscribing for premium accounts. However, there can be no assurance that this trend will continue. As the Company has expanded and continues to expand its nationwide network of POPs and leased lines, it expects to maintain an increasingly greater percentage of its customer base on Company-owned POPs, while reducing its dependence on alliance partners. However, there can be no assurance that this trend will continue.

  The Company's ability to achieve revenue growth and profitability is dependent upon its ability to acquire and retain customers. To continue to realize subscriber growth, the Company must continue to attract additional subscribers and replace terminating subscribers. The sales and marketing expenses and subscriber acquisition costs associated with attracting new subscribers, however, are substantial. Accordingly, the Company's ability to improve operating margins will depend in part on its ability to retain its subscribers and there can be no assurances that the Company's investments in telecommunications infrastructure, customer support capabilities and software releases will improve subscriber retention. The Company has expanded both the personnel and operating hours of technical support and customer service staffs, hired experienced managers and has made additional expenditures to enhance customer and technical support systems. These strategies and commitments have required substantial up-front expenditures for additional personnel, marketing, facilities, infrastructure, product development and capital equipment and have and may continue to adversely affect short-term operating results. There can be no assurance that revenue growth will continue or that the Company will in the future achieve or sustain profitability or positive cash flow from operations on either a quarterly or annual basis.

RESULTS OF OPERATIONS

  The following table sets forth the percentage of revenues represented by certain items in the Company's statement of operations:

                                                          THREE MONTHS
                            YEAR ENDED JULY 31,        ENDED OCTOBER 31,
                            ------------------------   ----------------------
                             1994     1995     1996     1995     1996
                            ------   ------   ------   -------  -------
   Revenues:
     Telecommunications....  100.0 %   92.5 %   61.9 %   72.8 %   63.9 %
     Internet..............    --       7.5     38.1     27.2     35.8
     Net2Phone.............    --       --       --       --       0.3
                            ------   ------   ------   ------   ------
       Total revenues......  100.0    100.0    100.0    100.0    100.0
   Costs and expenses:
     Direct cost of
      revenues.............   31.2     64.7     63.2     63.2     63.6
     Selling, general and
      administrative.......   75.8     51.4     62.0     59.9     44.5
     Depreciation and
      amortization.........    3.4      2.5      2.1      2.0      3.4
                            ------   ------   ------   ------   ------
       Total costs and
        expenses...........  110.4    118.6    127.3    125.1    111.5
                            ------   ------   ------   ------   ------
   Income (loss) from
    operations.............  (10.4)   (18.6)   (27.3)   (25.1)   (11.5)
                            ------   ------   ------   ------   ------
   Other (net)(1)..........    1.0      0.2      0.2      0.1      0.5
                            ------   ------   ------   ------   ------
       Net income (loss)...   (9.4)%  (18.4)%  (27.1)%  (25.0)%  (11.0)%
                            ======   ======   ======   ======   ======

--------
(1) For the year ended July 31, 1996, includes an extraordinary loss on retirement of debt of $234,000

THREE MONTHS ENDED OCTOBER 31, 1996 COMPARED TO THREE MONTHS ENDED OCTOBER 31, 1995

RESULTS OF OPERATIONS

  Revenues. Revenues increased 329% from approximately $6.6 million for the three months ended October 31, 1995 to approximately $28.3 million for the three months ended October 31, 1996. Revenues from the Company's telecommunications operations increased 277% from approximately $4.8 million for the three months ended October 31, 1995 to approximately $18.1 million for the three months ended October 31, 1996. Revenues from the Company's Internet operations increased 461% from approximately $1.8 million for the three months ended October 31, 1995 to approximately $10.1 million for the three months ended October 31, 1996. The increase in telecommunications revenues was due primarily to a 472% increase in rebilled long-distance minutes from 6.7 million minutes to approximately 38.3 million minutes. The increase in rebilled long-distance minutes was due to a substantial increase in international call reorigination customers, and the addition of wholesale carrier sales clients. The number of international call reorigination customers increased from approximately 9,150 at October 31, 1995 to 26,500 customers at October 31, 1996. The addition of wholesale carrier sales clients resulted in an increase in long-distance arbitrage revenues of 592% from approximately $1.4 million for the three months ended October 31, 1995 to approximately $9.7 million for the three months ended October 31, 1996. As a percentage of telecommunications revenues and overall revenues, long-distance arbitrage revenues increased from approximately 29.7% to 53.6% and 21.6% to 34.3%, respectively. As a percentage of total revenues, Internet revenues increased from approximately 27.3% for the three months ended October 31, 1995 to approximately 35.8% for the three months ended October 31, 1996. The increase in Internet revenues both in dollar terms and as a percentage of revenues was due primarily to an increase in dial-up subscribers from approximately 33,600 as of October 31, 1995 to approximately 153,100 as of October 31, 1996. Internet revenues also included approximately $1.3 million of online service revenues for the three months ended October 31, 1996 and no such revenues for the three months ended October 31, 1995. Net2Phone revenues for the three months ended October 31, 1996 were approximately $79,000, compared to no such revenues for the three months ended October 31, 1995.

  Direct Cost of Revenues. Direct cost of revenues consists primarily of the costs paid to carriers for the transmission and termination of switched minutes through IDT's facilities, and to a lesser extent, fees paid to alliance partners, leased circuits and network processing costs. The Company's direct cost of revenues increased by 327% from approximately $4.2 million in the three months ended October 31, 1995 to approximately $18.0 million in the three months ended October 31, 1996. As a percentage of revenues, these costs increased from 63.2% to 63.6% in the three months ended October 31, 1995 and 1996, respectively. The increase in absolute dollars is primarily due to increases in underlying carrier costs as the Company's telecommunications minutes of use, and associated revenue, grew substantially. To a lesser extent, the increase is due to the increase in fees paid to alliance partners, the costs of leased circuits and networks and of access lines and network connectivity to support subscriber growth in both Internet access and international call reorigination and the Online network processing costs. The Company expects that direct cost of revenues will continue to increase in absolute dollar terms as the Company expects to expand its telecommunications and Internet subscriber bases by implementing its growth strategy.

  Selling, General and Administrative. Selling, general and administrative costs increased 223% from approximately $3.9 million in the three months ended October 31, 1995 to approximately $12.6 million in the three months ended October 31, 1996. As a percentage of revenues, these costs decreased from 59.8% to 44.5% in Fiscal 1995 and 1996, respectively. The increase in these costs in dollar terms was due primarily to the addition of sales, marketing and technical and customer support personnel hired to support the growth of the Company's Internet access business, the increased advertising to attract Internet dial-up subscribers and costs incurred in developing and marketing Net2Phone. The Company anticipates selling, general and administrative costs in dollar terms will continue to increase as the Company implements its growth strategy.

  Depreciation and Amortization. Depreciation and amortization costs increased 635% from approximately $131,000 in the three months ended October 31, 1995 to approximately $963,000 in the three months ended October 31, 1996. As a percentage of revenues, these costs increased from 2.0% to 3.4% in the three months ended October 31, 1995 and 1996, respectively. These costs increased in absolute terms primarily as a result of the Company's higher fixed asset base during Fiscal 1996 as compared with Fiscal 1995 due to the Company's efforts to install additional Company-owned POPs, enhance its network infrastructure and expand its facilities. The Company anticipates depreciation and amortization costs will continue to increase as the Company implements its growth strategy.

  Income (loss) from Operations. Income from operations for the telecommunications business decreased to approximately $621,000 in the three months ended October 31, 1996 from $849,000 in the three months ended October 31, 1995 and as a percentage of telecommunications revenues to 3.4% from 17.8%. The decrease in dollars resulted principally from increased selling, general and administrative expenses generated by the expansion of operations. The decrease as a percentage of telecommunications revenues resulted from increased selling, general and administrative expenses as well as the increased percentage of long-distance arbitrage revenues which typically carry lower margins. Loss from operations for the Internet access business increased to $3.2 million in the three months ended October 31, 1996 from approximately $2.5 million in the three months ended October 31, 1995. The loss from operations from the Internet access business was principally due to the initial costs of acquiring customers, increased personnel and facilities costs to sustain growth and substantial marketing expenses to create customer awareness. The increased loss of the Internet access business is largely due to the growth in Internet customer base as the initial costs of acquiring customers exceeds the initial revenue received from such customers. The loss generated from the development and marketing of Net2Phone was approximately $632,000 for the three months ended October 31, 1996, compared to no income on loss for the three months ended October 31, 1995.

  Income Taxes. The Company records income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). The Company did not record an income tax benefit in the three months ended October 31, 1995 or 1996, as the realization of available tax losses was not probable.

FISCAL 1996 COMPARED TO FISCAL 1995

  Revenues. Revenues increased 390% from approximately $11.7 million in Fiscal 1995 to approximately $57.7 million in Fiscal 1996. Revenues from the Company's telecommunications operations increased 230% from approximately $10.8 million in Fiscal 1995 to approximately $35.7 million in Fiscal 1996. Revenues from Internet operations increased from $875,000 in Fiscal 1995 to approximately $22 million in Fiscal 1996. The increase in telecommunications revenues was due primarily to an increase in rebilled long-distance minutes of use from approximately 11 million minutes of use to approximately 88 million minutes of use. The increase in rebilled long-distance minutes of use was due to a substantial increase in international call reorigination customers, migration of existing customers to the Company's own LCR platform and the addition of carrier sales clients. During this period, the number of international call reorigination customers increased 208% from approximately 6,358 at July 31, 1995 to approximately 19,582 customers at July 31, 1996. As a percentage of telecommunications revenues and overall revenues in Fiscal 1995 and 1996, call reorigination revenues decreased from approximately 55.8% to 36.5% and from 51.6% to 22.2%, respectively. The addition of carrier sales clients resulted in an increase in carrier sales revenues from approximately $1.1 million in Fiscal 1995 to approximately $18.6 million in Fiscal 1996. As a percentage of telecommunications revenues and overall revenues, carrier sales revenues increased from approximately 10.3% to 52.1% and from 12.1% to 31.8%, respectively. As a percentage of total revenues, Internet revenues increased from approximately 7.5% in Fiscal 1995 to approximately 38.1% in Fiscal 1996. The increase in Internet revenues both in dollar terms and as a percentage of revenues was due primarily to an increase in dial-up subscribers from 10,839 as of July 31, 1995 to approximately 142,700 as of July 31, 1996.

  Direct Cost of Revenues. Direct cost of revenues consists primarily of the costs paid to carriers for the transmission and termination of switched minutes through IDT's facilities and, to a lesser extent, fees paid to alliance partners, leased circuit and local access costs, and switch maintenance fees. The Company's direct cost of revenues increased by 383% from approximately $7.5 million in Fiscal 1995 to approximately $36.4 million in Fiscal 1996. As a percentage of revenues, these costs decreased from 64.7% to 63.2% in Fiscal 1995 and 1996, respectively. The increase in absolute dollars is primarily due to increases in underlying switched carrier costs as the Company's telecommunications minutes of use, and associated revenue, grew substantially. To a lesser extent, the increase is due to the increase in fees paid to alliance partners and leased circuit and local access costs to support subscriber growth in both Internet access and international call reorigination.

  Selling, General and Administrative. Selling, general and administrative costs increased 497% from approximately $6.0 million in Fiscal 1995 to approximately $35.8 million in Fiscal 1996. As a percentage of revenues, these costs increased from 51.4% to 62.0% in Fiscal 1995 and 1996, respectively. The increase in these costs both in dollar terms and as a percentage of revenues was due primarily to the addition of sales, marketing and technical and customer support personnel hired to support the growth of the Company's Internet access business, the increased advertising to attract Internet dial-up subscribers, the license fees paid to Netscape under the Netscape Agreement, and costs incurred in developing and marketing Net2Phone. During Fiscal 1995, the Company recorded a non-cash compensation expense of approximately $1.0 million as compared to $70,000 in Fiscal 1996 due to the grant of options to employees and consultants.

  Depreciation and Amortization. Depreciation and amortization costs increased 299% from approximately $304,000 in Fiscal 1995 to approximately $1.2 million in Fiscal 1996. As a percentage of revenues, these costs decreased from 2.5% to 2.1% in Fiscal 1995 and Fiscal 1996, respectively. These costs increased in absolute terms primarily as a result of the Company's higher fixed asset base during Fiscal 1996 as compared with Fiscal 1995 due to the Company's aggressive efforts to install additional Company-owned POPs, enhance its network infrastructure and expand its facilities.

  Income (loss) from Operations. Income from operations for the telecommunications segment increased to approximately $2.8 million in Fiscal 1996 from $830,000 in Fiscal 1995 and as a percentage of telecommunications revenues to 7.72% from 7.69%. The increase resulted principally from increased volume. Loss from operations for the Internet access segment increased to $17.9 million in Fiscal 1996 from approximately $3.0 million in Fiscal 1995 and as a percentage of Internet revenues to 81.2% from 343%. The loss from operations from the Internet access segment was principally due to the initial costs of acquiring customers, increased personnel and facilities costs to sustain growth and substantial marketing expenses to create customer awareness. The increased loss of the Internet access segment is largely due to the growth in Internet customer base as the initial costs of acquiring customers exceeds the initial revenue received from such customers. The customer base increased from 10,839 to 142,700 customers during Fiscal 1996. The loss generated from the development and marketing of Net2Phone was approximately $660,000 for the year ended July 31, 1996.

  Income Taxes. The Company records income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). The Company did not record an income tax benefit in the periods ended July 31, 1995 or 1996, as the realization of available tax losses was not probable. As of July 31, 1996, the Company had Federal net operating loss carryforwards of approximately $18.4 million. The amount of these carryforwards that can be used in any given year may be limited in the event of certain changes in the ownership of the Company. The Company believes that neither the prior ownership changes nor the change in ownership of the Company that may result from the Offerings will significantly limit the Company's ability to use its net operating loss carryforwards.

FISCAL 1995 COMPARED TO FISCAL 1994

  Revenues. Revenues increased 268.1% from $3.2 million in Fiscal 1994 to $11.7 million in Fiscal 1995. This increase was primarily due to an increase in the number of international call reorigination customers and the minutes of use and the migration of these customers onto the Company's own billing system. In addition, the Company began marketing long-distance telecommunications services through carrier sales in Fiscal 1995, which resulted in $1.4 million of additional revenues. The number of international call reorigination customers increased 347.7% from 1,420 customers to 6,358 customers from July 31, 1994 to July 31, 1995. Minutes of use on the Company's LCR platform increased from approximately 308,000 minutes of use in Fiscal 1994 to approximately 11 million minutes in Fiscal 1995. In addition, revenues from carrier sales increased from approximately $22,000 to approximately $2.4 million from Fiscal 1994 to Fiscal 1995. Revenues from Internet access services increased from approximately $57,000 in Fiscal 1994 to approximately $875,000 in Fiscal 1995 primarily as the result of an increase in the Company's Internet subscriber base from approximately 600 subscribers at the end of Fiscal 1994 to approximately 10,800 subscribers at the end of Fiscal 1995.

  Direct Cost of Revenues. Direct cost of revenues increased 662.1% from $1.0 million in Fiscal 1994 to $7.5 million in Fiscal 1995 and as a percentage of revenues from 31.2% to 64.7%. These increases resulted primarily from the migration of clients onto IDT's own LCR platform and the resultant revenue shift from line fees and commissions, which involve little or no direct costs, to rebilled minutes of use. In addition, the Company invested in leased circuits, local access lines and additional connectivity to accommodate growth in customer demand for its services.

  Selling, General and Administrative. Selling, general and administrative costs increased 149.4%, from $2.4 million in Fiscal 1994 to $6.0 million in Fiscal 1995. This increase was due primarily to an increase in advertising to attract individual Internet subscribers and the hiring of additional sales, customer support, technical support and administrative personnel to support the Company's expanding Internet customer base. During Fiscal 1995, the Company recorded a non-cash compensation expense of approximately $1.0 million due to the grant of fully vested options to employees and consultants. As a percentage of revenues, selling, general and administrative costs decreased from 75.8% to 51.4% from Fiscal 1994 to Fiscal 1995, primarily due to revenues increasing without commensurate increases in these costs.

  Depreciation and Amortization. Depreciation and amortization expenses increased 186.8% from approximately $106,000 in Fiscal 1994 to approximately $304,000 in Fiscal 1995. These expenses increased primarily as a result of the Company's higher fixed asset base in Fiscal 1995 which was due principally to Company-owned POP expansion, investments in telecommunications switches and infrastructure and facility expansion.

  Income (loss) from Operations. Loss from operations increased to $2.2 million in Fiscal 1995 from $329,000 in Fiscal 1994. In Fiscal 1994, the Company operated principally in one segment, telecommunications, and in Fiscal 1995, the Company operated in both the telecommunications and Internet access businesses. In Fiscal 1995, the telecommunications segment had income from operations of approximately $830,000 while the Internet access segment had a loss from operations of approximately $3.0 million. The increase in the income from telecommunications operations resulted principally from increased volume. The loss from operations from the Internet access segment was principally due to the initial costs of acquiring customers, increased personnel and facilities costs to sustain growth and substantial marketing expenses to create customer awareness. General corporate expenses of $1.6 million for the year ended July 31, 1995 was allocated to the two segments in the above analysis.

  Income Taxes. The Company did not record an income tax benefit in either Fiscal 1994 or 1995, as the realization of available tax losses was not probable.

QUARTERLY RESULTS OF OPERATIONS

  The following tables set forth certain quarterly financial data for the nine quarters ended October 31, 1996. This quarterly information is unaudited, has been prepared on the same basis as the annual financial statements and, in the opinion of the Company's management, reflects all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the information for periods presented. Operating results for any quarter are not necessarily indicative of results for any future period.

                                                               THREE MONTHS ENDED
                        ------------------------------------------------------------------------------------------------------
                        OCTOBER 31, JANUARY 31, APRIL 30,  JULY 31,  OCTOBER 31, JANUARY 31, APRIL 30,  JULY 31,   OCTOBER 31,
                           1994        1995       1995       1995       1995        1996       1996       1996        1996
                        ----------- ----------- ---------  --------  ----------- ----------- ---------  --------   -----------
                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
 Telecommunications...    $1,601      $1,985     $3,003     $4,200     $ 4,808     $ 5,852    $11,338   $13,710      $18,102
 Internet.............        47          76        252        500       1,793       3,862      6,888     9,443       10,137
 Net2Phone............       --          --         --         --          --          --         --        --            79
                          ------      ------     ------     ------     -------     -------    -------   -------      -------
 Total revenues.......     1,648       2,061      3,255      4,700       6,601       9,714     18,226    23,153       28,318
Costs and expenses:
 Direct cost of
  revenues............       703       1,167      2,136      3,538       4,173       5,926     12,289    14,050       18,013
 Selling, general and
  administrative......     1,757         930      1,407      1,898       3,953       8,506     10,135    13,205       12,598
 Depreciation and
  amortization........        49          57         78        119         131         175        264       642          963
                          ------      ------     ------     ------     -------     -------    -------   -------      -------
 Total costs and
  expenses............     2,509       2,154      3,621      5,555       8,257      14,607     22,688    27,897       31,574
                          ------      ------     ------     ------     -------     -------    -------   -------      -------
 Income (loss) from
  operations..........      (861)        (93)      (366)      (855)     (1,656)     (4,893)    (4,462)   (4,744)      (3,256)
 Other (net)(1).......         5           4         18          3           3         (32)      (175)      316          149
                          ------      ------     ------     ------     -------     -------    -------   -------      -------
 Net income (loss)....    $ (856)     $  (89)    $ (348)    $ (852)    $(1,653)    $(4,925)   $(4,637)  $(4,428)     $(3,107)
                          ======      ======     ======     ======     =======     =======    =======   =======      =======
 Net income (loss) per
  share...............    $ (.05)     $(0.01)    $(0.02)    $(0.05)    $ (0.10)    $ (0.30)   $ (0.25)  $ (0.21)     $ (0.15)
                          ======      ======     ======     ======     =======     =======    =======   =======      =======
                                               PERCENTAGE OF TOTAL REVENUES FOR THREE MONTHS ENDED
                        ------------------------------------------------------------------------------------------------------
                        OCTOBER 31, JANUARY 31, APRIL 30,  JULY 31,  OCTOBER 31, JANUARY 31, APRIL 30,  JULY 31,   OCTOBER 31,
                           1994        1995       1995       1995       1995        1996       1996       1996        1996
                        ----------- ----------- ---------  --------  ----------- ----------- ---------  --------   -----------
Revenues:
 Telecommunications...      97.2%       96.3%      92.3%      89.3%       72.8%       60.2%      62.2%     59.2%        63.9%
 Internet.............       2.8         3.7        7.7       10.7        27.2        39.8       37.8      40.8         35.8
 Net2Phone............       --          --         --         --          --          --         --        --            .3
                          ------      ------     ------     ------     -------     -------    -------   -------      -------
 Total revenues.......     100.0       100.0      100.0      100.0       100.0       100.0      100.0     100.0        100.0
Costs and expenses:
 Direct cost of
  revenues............      42.7        56.6       65.6       75.3        63.2        61.0       67.4      60.7         63.6
 Selling, general and
  administrative......     106.6        45.1       43.2       40.4        59.9        87.6       55.6      57.0         44.5
 Depreciation and
  amortization........       3.0         2.8        2.4        2.5         2.0         1.8        1.5       2.8          3.4
                          ------      ------     ------     ------     -------     -------    -------   -------      -------
 Total costs and
  expenses............     152.3       104.5      111.2      118.2       125.1       150.4      124.5     120.5        111.5
                          ------      ------     ------     ------     -------     -------    -------   -------      -------
 Income (loss) from
  operations..........     (52.3)       (4.5)     (11.2)     (18.2)      (25.1)      (50.4)     (24.5)    (20.5)       (11.5)
 Other, net (1).......       0.4         0.2        0.5        0.1         0.1        (0.3)      (1.0)      1.4           .5
                          ------      ------     ------     ------     -------     -------    -------   -------      -------
 Net income (loss)....     (51.9)%      (4.3)%    (10.7)%    (18.1)%     (25.0)%     (50.7)%    (25.5)%   (19.1)%      (11.0)%
                          ======      ======     ======     ======     =======     =======    =======   =======      =======

-------
(1) For the three months ended April 30, 1996, includes an extraordinary loss on retirement of debt of $234 or 1.3%.

  The Company's quarterly operating results have fluctuated in the past and may fluctuate significantly in the future as a result of a variety of factors, some of which are outside of the Company's control. These factors include general economic conditions, user demand for long-distance telecommunications services, acceptance and use of the Internet, capital expenditures and other costs relating to the expansion of operations, the timing of new product introductions by the Company or its competitors, changes in pricing strategies by the Company or its competitors, market availability and acceptance of new and enhanced versions of the Company's or its competitors' products and services, and the rates of new subscriber acquisition and retention.

LIQUIDITY AND CAPITAL RESOURCES

  Historically, the Company has satisfied its cash requirements principally through a combination of cash flow from operations, sales of equity securities and borrowings from third parties (including its stockholders). During Fiscal 1994, the Company issued capital stock for an aggregate of $1.3 million. During the first three quarters of Fiscal 1996, the Company raised $3,477,000 through the issuance of notes. The proceeds from the issuance of the notes were used for general corporate purposes, including working capital. In March 1996, the Company completed an initial public offering of 4,600,000 shares of Common Stock for $10 per share. The Company realized approximately $41.5 million of net proceeds from this offering. A portion of the proceeds were used to repay the $3,477,000, the principal amount of short-term notes previously issued during Fiscal 1996. In connection with the repayment of such notes the Company incurred a prepayment penalty of $233,500. Such prepayment penalty has been classified as an extraordinary loss on retirement of debt in the accompanying statement of operations. The Company used the remaining net proceeds from the offering for general corporate purposes, capital expenditures and working capital, including to (i) expand and improve the Company's Internet network infrastructure, (ii) increase the Company's sales and marketing efforts, (iii) expand and improve the Company's customer support and fulfillment capabilities, (iv) intensify the Company's research and development activities, (v) develop new Internet applications and content, and
(vi) expand the Company's telecommunications operations. At October 31, 1996, the Company had cash and cash equivalents of approximately $9.2 million and working capital of approximately $6.4 million.

  The Company generated negative cash flow from operating activities of approximately $4.8 million during the three months ended October 31, 1996, compared to a positive cash flow from operating activities of approximately $240,000 during the three months ended October 31, 1995. The changes in operating cash flows from the three months ended October 31, 1996 to the three months ended October 31, 1995 were primarily due to increases in accounts receivable and prepaid and other assets in relation to accounts payable and other current liabilities. Cash flow from operations varied significantly from quarter to quarter, depending upon the timing of operating cash receipts and payments, especially accounts receivable and accounts payable. Accounts and commissions receivable (net of allowances) were approximately $2.2 million and $12.6 million at October 31, 1995 and 1996, respectively. Accounts receivable, accounts payable and accrued expenses have increased period to period as the Company's businesses have grown. Because of the nature of the Company's Internet access business and the rapid increase in the number of subscribers, allowance for doubtful accounts has also grown from period to period.

  The Company generated negative cash flow from operating activities of approximately $15.0 million during Fiscal 1996, compared to positive cash flow from operating activities of approximately $521,000 during Fiscal 1995, compared to negative cash flow from operating activities of approximately $235,000 during Fiscal 1994. The changes in operating cash flows from Fiscal 1995 to Fiscal 1996 and from Fiscal 1994 to Fiscal 1995 were primarily due to increases in accounts payable and deferred revenues in relation to accounts receivable. Cash flow from operations varied significantly from quarter to quarter, depending upon the timing of operating cash receipts and payments, especially accounts receivable and accounts payable. Accounts receivable (net of allowances) were approximately $925,000, $2.0 million and $11.5 million at July 31, 1994, 1995 and 1996, respectively. Accounts receivable, accounts payable and accrued expenses have increased period-to-period as the Company's businesses have grown. Because of the nature of the Company's Internet access business and the rapid increase in the number of subscribers, allowance for doubtful accounts has also grown from period to period.

  Purchases of fixed assets increased from approximately $835,000 in three months ended October 31, 1995 to approximately $4.1 million in three months ended October 31, 1996. Purchases of fixed assets increased from approximately $717,000 in Fiscal 1994 to approximately $1.3 million in Fiscal 1995 and approximately $11.9 million in Fiscal 1996. The purchases were primarily as a result of purchases of equipment to support expansion of the Company's network infrastructure, and expansion of the Company's facilities. The Company is upgrading and expanding its existing network infrastructure by building a new, higher capacity, frame-relay based network backbone and by adding Company owned POPs. See "Business--Network Infrastructure."

  The Company experiences intense competition in both its telecommunications and Internet access businesses. See "Risk Factors--Competition." If additional competition were to lead to significant price reductions or loss of customers, especially in the Company's expanding Internet services, cash flows from operations would be materially adversely affected.

  The Company intends to, where appropriate, make strategic acquisitions to increase its telecommunications customer base. The Company may also make strategic acquisitions related to its Internet business. From time to time, the Company evaluates potential acquisitions of companies, technologies, products and customer accounts that complement the Company's businesses. In the three months ended October 31, 1996, the Company purchased the equipment and networks of two of its alliance partners for approximately $4.4 million. The purchase price includes cash of $2,250,000, which was financed by a four year note, assumption of trade liabilities of approximately $280,000, (excluding $429,000 due to the Company) and the issuance of promissory notes totaling approximately $1,440,000 of which $690,000 is a two year note at 8.25% interest per annum, and $750,000 is a four year note at 10% per annum. No additional acquisitions are currently contemplated.

  The Company believes that, based upon its present business plan, its existing cash resources and expected cash flow from operating activities will be sufficient to meet its currently anticipated working capital and capital expenditure requirements for at least the next twelve months. If the Company's growth exceeds current expectations or the Company expedites or expands its network expansion or if the Company's cash flow from operations is insufficient to meet its working capital and capital expenditure requirements, the Company will need to raise additional capital from equity or debt sources. There can be no assurance that the Company will be able to raise such capital on favorable terms or at all. If the Company is unable to obtain such additional capital, the Company may be required to reduce the scope of its presently anticipated expansion, which could adversely affect the Company's business and results of operations and its ability to compete.

                                   BUSINESS

  The following "Business" section contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences, include, but are not limited to, those discussed in "Risk Factors."

BACKGROUND

  IDT is a rapidly growing international telecommunications company which offers a broad range of competitively priced long-distance telephone and Internet access services in the U.S. and overseas, and recently began offering Internet telephony services. The Company commenced operations in 1990 as a pioneer in the international call reorigination business and continues as an innovator in the international telecommunications industry with its August 1996 introduction of Net2Phone--the first commercial telephone service to bridge live calls between personal computers and telephones via the Internet. As of October 31, 1996, IDT provided international and domestic long-distance telephone services to over 51,000 individuals, businesses, and other telephone carriers in more than 130 countries, as compared with approximately 12,500 customers as of July 31, 1995. As of October 31, 1996, the Company provided dial-up and dedicated Internet access and on-line services to an estimate of over 153,100 individual and business customers, an increase over the Company's almost 11,000 customers as of July 31, 1995. The Company's revenues also have grown considerably in recent years, increasing to $57.7 million for Fiscal 1996 from $11.7 million for Fiscal 1995.

  The Company operates a growing telecommunications network of Company-owned switches and dedicated leased fiber optic lines in the United States, resold switched services and leased capacity between the United States and London, and existing and in-process leased interconnections with interexchange carriers ("IXCs"), local exchange carriers ("LECs") and foreign carriers. As a result of continuing industry deregulation, increasing traffic volume, and a base of international customers sufficient to cost-justify network expansion, the Company is planning to build-out a telephone switching infrastructure, in selected international locations. The Company also operates a national Internet network of leased lines connecting over 480 points of presence ("POPs"), including 89 Company-owned POPs supplemented by third-party POPs through the Company's alliances with other Internet service providers (the "alliance partners"), including PSINet Inc. ("PSI").

  The Company entered the international call reorigination business in 1990 to capitalize on the opportunity created by the differential between U.S. and foreign-originated international long-distance telephone rates. IDT leveraged the expertise derived from, and calling volume generated by, its call reorigination business to enter the domestic long-distance business in late 1993, by reselling long-distance telecommunications services of other carriers to IDT's domestic customers. As a value-added service for its domestic long-distance customers, the Company began offering Internet access in early 1994, eventually offering dial-up and dedicated Internet access to individuals and businesses as stand-alone services. Throughout 1994, the Company focused on developing and marketing its Internet services and offerings. In 1995, IDT began reselling to other long-distance carriers access to the favorable international and domestic long-distance telephone rates the Company obtains as a result of the calling volume generated by its call reorigination customers. In August 1996, IDT entered the Internet telephony market with its introduction of Net2Phone.

  The Company was founded in August 1990 and originally incorporated in New York as International Discount Telecommunications Corp. The Company was renamed IDT Corporation and incorporated in the State of Delaware in December 1995. The Company's principal executive offices are located at 294 State Street, Hackensack, New Jersey 07601, its main telephone number is (201) 928-1000 and its electronic mail address is invrels@idt.net.

INDUSTRY OVERVIEW

 Telecommunications

  The telecommunications industry is undergoing changes both domestically and overseas. The Company believes the growth in international telephone traffic is being driven by increased capacity and lower operating

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

costs resulting from technological improvements, but more importantly, by continuing government deregulation of telecommunications markets around the world and the privatization of government-owned postal, telegraph and telephone monopolies ("PTTs"). Historically, PTTs have had monopolies on the provision of telephone services in their respective countries and international callers have had no choice of service provider and paid the generally higher prices charged by their local PTTs. As a result, the cost of making international telephone calls from outside the United States has generally been higher than making similar calls originating within the United States. The high rates charged by many overseas carriers result in a pricing imbalance between U.S.-originated and foreign-originated international telephone calls and have created significant market opportunities for providers of competitively priced communications alternatives such as call reorigination services.

  Today, one of the driving forces of change in international telecommunications is the current mandate by the European Union to liberalize and deregulate the European telephone industry by January 1998. As a result, several European nations have taken, or are in the process of taking, significant steps towards liberalization of their national telecommunications industries. The breaking down of competitive barriers is resulting in new opportunities for telephone companies capable of establishing direct-dial and enhanced dialing services in these newly liberalized markets. Furthermore, as deregulation and privatization within Europe leads to increased competition among the PTTs and other newly formed competitive carriers, the Company believes that the fragmented deregulatory environment can create increased opportunities to provide carrier sales.

  The U.S. domestic telecommunications market has also experienced significant changes as a result of the 1996 Telecommunications Act. Long-distance providers will be permitted to provide local phone services and the regional telephone operating companies ("RBOCs") will be permitted to provide long-distance phone services. The 1996 Telecommunications Act has also created significant opportunities for second and third-tier phone companies to compete with the larger telephone companies. As more of these companies enter the marketplace and look for advantageous rates to terminate traffic overseas, opportunities are being created to offer carrier services to new market entrants who do not have established overseas telephone traffic flow nor the ability to procure beneficial rates through quantity commitments.

  Privatization, deregulation, and evolving price competition have coincided with technological innovation in the telephone industry, including new technologies such as fiber optic cable and improvements in computer software and processing technology. The improved quality, capacity, speed and flexibility of these new telephone lines have resulted in new companies entering the market, facilitated the development of global voicemail and faxmail, and enhanced data communication. In addition, international debiting and charge networks now allow customers to pay for long-distance calls made from any telephone using a single home account, and callers can now access national phone systems in order to benefit from lower long-distance tariffs.

  As various countries deregulate and/or privatize their respective telephone industries, IDT has positioned itself to reinforce and expand its overseas presence in certain of these newly liberalized countries to provide a broad range of international long-distance telephone services. The Company believes that because of its continued focus on and ability to (i) exploit telephone pricing imbalances, (ii) increase the efficient use of network capacity within the framework of a cost-justified, expanding infrastructure and (iii) leverage existing relationships with carriers, clients and sales organizations around the world, it is well positioned to take advantage of the opportunities expected to emerge in the dynamic international telecommunications arena.

 Internet

  The Internet is a global network of computer networks cooperating to enable public and private organizations, educational institutions, government agencies and individuals to communicate electronically, access and share information and conduct business. Unlike other public and private telecommunications networks that are managed by businesses, government agencies and other entities, the Internet is currently a cooperative interconnection of many such public and private networks. Industry sources estimate that the number of Internet users was 38 million at the end of 1994, over 56 million at the end of 1995, and is projected to be approximately 200 million by the end of 1999. The rapid growth in the popularity of the Internet is due primarily to the increasing use of personal computers and modems by individuals as well as the growth of entertainment, information and commercial resources available on the Internet.

  While undergoing a gradual but noticeable consolidation, the Internet access market remains highly fragmented. A number of the major on-line service providers, such as AOL and Prodigy, currently offer access to the Internet through a host computer controlled by the service provider. Under this type of architecture, the on-line service provider determines which Internet applications are available to its customers. Recent studies indicate that personal computer users are increasingly accessing the Internet directly, rather than through on-line service providers offering such an architecture, thus enabling users to access a full range of Internet resources. With the growth and increasing commercialization of the Internet, a number of companies, including IDT, have emerged to provide a variety of Internet access services to individual and business subscribers.

  In recent months, the competitive landscape for Internet services has changed as the RBOCs and other long-distance companies have entered the Internet access market in order to provide their customers a full range of communications services. While the entry of providers such as the RBOCs increases the competition for new customer acquisitions, the Company believes that it also creates new opportunities for private-branded Internet services as the new entrants to the marketplace may seek out established national networks for provisioning their dial-up customers.

  Finally, the Internet is increasingly being used as an alternative medium for voice communications. While still in its infancy, Internet telephony applications are being used more frequently by individuals and businesses in order to reduce the costs of traditional long-distance communications.

  The Company believes that its status as one of the country's leading Internet service providers ("ISPs") should position it to develop strategic ties with telephone companies seeking to offer complete communications services to their regional and national customer bases. The Company also believes that, with its expertise and infrastructure in both the telecommunications and Internet arenas, and with its innovative Net2Phone technology, it is well positioned to exploit the expected continuing convergence of voice and data technologies, earn recurring revenues via application of a traditional telephone company service model, and become an industry leader in the growing Internet telephony marketplace.

IDT STRATEGY

  The Company's strategic objective is to become an international carrier's carrier and a leading provider of integrated telecommunications services in the U.S. and abroad, offering international long-distance, Internet, and Internet telephony services. The Company intends to exploit the ongoing deregulation in the international telecommunications marketplace, and to benefit from the convergence of voice and data technologies. The key elements of the Company's strategy are as follows:

 . CONTINUE TO FOCUS ON CORE TELECOMMUNICATIONS SERVICES. The Company will continue to focus on its call reorigination and other international long-distance services and seek to identify and enter new markets which offer high growth and profit potential. The Company believes that by continuing to develop and expand its business in call reorigination and other international long-distance services it will be able to (i) enhance its reputation as an alternative, competitively priced long-distance service provider, (ii) establish comprehensive distribution channels, and (iii) capture an increased customer base, all of which should position the Company to more rapidly and cost-effectively build-out its own network of switches and leased lines when and where regulations permit.

 . EXPAND AND LEVERAGE ITS NETWORK. The Company plans to build-out an international telecommunications network initially in selected countries to enable the Company to broaden the range of services it offers and to improve operating efficiencies. The Company plans to install Company-owned switching equipment in the United Kingdom, France, Italy and Germany. In addition, the Company plans to deploy certain technologies which the Company believes can enable its existing national Internet backbone to carry domestic telephone traffic. The Company expects that this use of its Internet backbone will lower its operating costs for domestic telephone services and increase its ability to terminate international voice traffic in the United States at competitive rates.

 . EXPAND AND IMPROVE EFFICIENCIES OF INTERNET BUSINESS. The Company, through increasingly integrating its sales, marketing and promotional efforts to offer bundled telephone, Internet and Internet telephony services, seeks (i) to realize marketing and distribution efficiencies in its Internet access business, and (ii) further to differentiate itself from competitors who do not offer the same breadth of telecommunications services. In addition, the Company seeks to decrease its Internet subscriber acquisition costs by (i) entering into third party original equipment manufacturers ("OEM") and software distribution agreements such as those recently entered into with GTI and Macromedia, and (ii) offering its Internet network on a private branding basis to national and regional telephone companies seeking to enter the Internet access services market.

 . ESTABLISH THE COMPANY AS A CARRIER'S CARRIER. The Company has a presence in the carrier sales market. The Company seeks to become a carrier's carrier offering quality, cost-competitive services to other carriers, through obtaining transit and operating agreements with international providers. The Company believes that the full breadth of the Company's telecommunications, Internet, and Internet telephony services will enhance its ability to enter into such agreements. The Company believes that these agreements can enable it to become a primary carrier in the subject countries and, together with the Company's carrier sales, they can strengthen IDT's position as an international "clearinghouse" for competitively priced telephone rates.

 .  DEVELOP NET2PHONE AND EXPLOIT OPPORTUNITIES FROM PACKET SWITCHING
   TECHNOLOGY. By continuing to exploit its new Net2Phone Internet-to-telephone technology and develop the associated Net2Phone Direct technology, which is being developed to enable international telephone-to-telephone calling via the Internet, the Company believes it can (i) become a leader in the emerging Internet telephony marketplace, (ii) expand the market for competitively priced international communications, and (iii) position itself to exploit the opportunities and economic efficiencies in international communications believed to be offered by the use of the packet switch technologies common in Internet applications, rather than traditional telephone circuit switch technologies.

  There can be no assurance that the Company will successfully implement its growth strategy.

SERVICES

  IDT offers its customers a wide array of domestic and international telecommunications and Internet services.

 TELECOMMUNICATIONS SERVICES

  The Company's three primary telecommunications services are: (i) international long-distance services for individuals and businesses via call reorigination services and international long-distance direct-dial services;
(ii) resale of long-distance minutes to other carriers ("carrier sales"); and
(iii) resale of domestic long-distance services provided by WorldCom to individuals and businesses. As of October 31, 1996, IDT provided international and domestic long-distance telephone service to over 51,000 customers in 130 countries worldwide.

  International Long-Distance Services

  Call Reorigination. The Company offers customers outside of the United States international call reorigination services. Through this service, the Company enables customers to access a U.S. dial tone from overseas and place international calls reoriginated in the U.S., thereby benefiting from attractive U.S. outbound international long-distance rates, transmission quality, and enhanced services. In a typical call reorigination scenario, an overseas customer dials a U.S. phone number and, after one ring, contact is made and the customer hangs up, with no charge for the inbound call. The Company's switch then calls back a pre-set number and provides a U.S. dial tone for the customer to connect and complete the call.

  The Company also provides its call reorigination customers with access to enhanced U.S. telecommunications service options at U.S. long-distance rates. These options include: voicemail; itemized billing; speed dial codes that allow customers convenient access to the call reorigination service; personalized voice prompts that allow customers to be called back at extensions where the party being dialed must be requested by name; remote programmable service that allows customers the flexibility of selecting the number called back instead of receiving the call at a pre-programmed number; access to U.S. toll-free 888 and 800 numbers; and one-leg billing that combines the cost of the call back to the customer and the cost of the customer's outbound call from the United States in one item for convenience and orderly presentation. The Company primarily markets its call reorigination service to overseas businesses and individuals for use from their permanent locations. As of October 31, 1996, the Company had more than 26,000 international call reorigination customers in 130 countries.

  International Direct-Dial. As an alternative service, the Company provides international long-distance services to customers in the United Kingdom through standard international direct-dial network services. Through this service, the Company offers an overseas customer the ability to place a direct call to an international destination over the Company's leased network at competitive rates without the need for a call reorigination. The Company also offers enhanced calling services to its international direct-dial customers, to allow them, for example to access the Company's network services and beneficial rates through its debit card platform. Where the Company offers both call reorigination and international direct-dial and where the operating environment warrants, the Company's strategy over time is to migrate its call reorigination customers to international direct-dial service. The Company intends to deploy its own switches on a country-by-country basis in a phased roll-out of direct-dial services. The timing for the provision of services in any country is dependent upon the Company either obtaining switched services from a third party or deploying a Company-owned switch and obtaining a connection to the local telephone system. The Company expects to offer international direct-dial services in France, Italy and Germany by July 31, 1997. However, there can be no assurance that the Company will be able to offer this service in these countries, or continue to offer this service in the United Kingdom on favorable terms. See "Risk Factors--Competition."

  Carrier Sales

  The Company resells its competitive long-distance domestic and international rates to third party IXCs. In offering this service, the Company leverages the rates that it is able to obtain through (i) its high volume of minutes of use, which enables the Company to negotiate for favorable rates, and (ii) the Company's relationships within and increasing international exposure and recognition throughout the long-distance industry. The Company enhances its ability to resell such rates by using its least cost routing ("LCR") platform to minimize the per-minute resale cost to the third party IXC. Service is provided by routing the IXC customer's minutes of use through the Company's LCR switching platform, enabling the carrier customer to benefit from the competitive rates offered by the Company. In some instances, rather than route a call directly between two overseas points, the Company may "back-haul" an overseas carrier's minutes of use using resold switched services to the Company's U.S.-based switch in order to terminate the traffic in a third country while taking advantage of the Company's competitive U.S.-based international long-distance rates.

  The Company has increased significantly the amount of telephone traffic routed by other domestic and international carriers through IDT's telecommunications switching infrastructure, routing over 23 million minutes of use in the quarter ended October 31, 1996 compared to over 63 million minutes of use in the year ended July 31, 1996, as compared with approximately
2.5 million minutes of use in the year ended July 31, 1995. As of October 31, 1996, the Company was reselling long-distance minutes of use to 23 domestic and international carriers.

  Domestic Long-Distance Services

  The Company markets certain long-distance services directly to customers in the United States. Under its agreement with WorldCom, a facilities-based U.S. long-distance carrier, the Company markets WorldCom's domestic and international long-distance services directly to U.S. retail customers at competitive rates. The Company markets the long-distance service as a value-added bundled service with its dial-up Internet access, and offers customers who maintain minimum monthly long-distance billing levels of $40, a savings, on average, of 10%-50% off the rates for domestic long-distance service generally charged by the major facilities-based carriers and savings of approximately 20% off the rates for dial-up Internet access generally charged by the major national Internet service providers. In addition, the Company provides long-distance services to a small number of domestic customers through direct connections between the customer location and the Company's telephone switches. As of October 31, 1996, the Company had over 24,500 domestic long-distance customers.

 INTERNET AND ON-LINE SERVICES

  The Company's two primary Internet services are dial-up Internet access for individuals and businesses and direct-connect dedicated Internet services for corporate customers IDT has become one of the nation's largest Internet access providers, providing local dial-up access to an estimate of over 153,100 customers and providing dedicated access to over 267 corporate customers as of October 31, 1996. Through the build-out of its own infrastructure and the recent agreement to utilize the PSI network as well the local networks of its alliance partners, IDT as of October 31, 1996, operates one of the nation's largest networks providing local dial-up Internet access through over 480 POPs, of which the Company owns approximately 89 POPs.

  Dial-Up Access Services

  The Company markets a dial-up service that allows individuals to obtain unrestricted Internet access with an easy-to-use point-and-click graphical user interface for a fixed monthly fee. IDT provides its customers with access to a full range of Internet applications, including electronic mail functions, Web sites, USENET news groups, databases and public domain software, as well as a full graphics package and either Netscape or Microsoft browser software.

  The Company provides its individual customer base with various pricing options. Currently, the Company offers basic accounts for $19.95 per month, and premium accounts for $29.95 per month. Each is a fully graphical account bundled with an Internet browser, unlimited dial-up Internet access, an electronic mail ("e-mail") account, and customer service. Premium account customers are entitled to the Reuters news service, a second e-mail address, 8MB of personal Web space storage, and special customer support services. The Company also offers basic Internet access accounts for $15.95 per month for those customers who sign up for IDT's long-distance telephone service and maintain their monthly telephone billings at or above $40 per month. The Company offers free basic accounts for those customers who sign up for IDT's long-distance telephone service and maintain their monthly telephone billings at or above $150 per month.

  The Company provides local access to its dial-up Internet access subscribers through a network of its own installed POPs and the POPs of 69 alliance partners. With its installed POPs, IDT acquires and installs the equipment and access lines and is responsible for all one-time and recurring costs associated with operating the POP. Under the alliance program, the alliance partner is responsible for installing, operating and maintaining the POP, in exchange for a monthly fee of approximately $10.00 per subscriber. Of the total subscribers, as of October 31, 1996, approximately 62% are maintained on Company-owned POPs, with the remaining approximately 38% on those of alliance partners. As the customer base reaches an appropriate level in an alliance partner region, the Company expects to consider the feasibility of installing its own POP and migrating its customers onto its own network.

  Direct-Connect Dedicated Services

  The Company offers a variety of Internet access options and applications specifically designed to address the unique needs of corporations, as well as business professionals. These direct-connect clients typically require high-speed dedicated circuits because (i) they desire to put up a Web site, (ii) the nature of their business requires the transfer of large data files, or
(iii) it is more economically efficient and provides an improved quality of service than would be obtained from maintaining separate dial-up accounts for all their employees who require Internet access. IDT employs both frame relay technology and dedicated connections to connect its clients' computers to the Internet through local area networks ("LANs") and both 56Kbps and T1 lines. Currently, the Company maintains a corporate client base comprised principally of medium-sized to large businesses. The Company currently charges clients using 56Kbps lines approximately $350 per month for direct-connect service and clients utilizing full T1s approximately $1,400 per month for direct connect service. As of October 31, 1996, the Company had approximately 267 direct connect subscribers.

 Internet Telephony

  In August 1996, the Company began offering the first commercial telephone service to bridge live calls between personal computers and regular telephones via the Internet, and to charge on a per minute basis. Through the Company's Net2Phone service, customers can place calls from sound-equipped computers and have the calls terminate at regular telephones, with no requirement of specialized equipment at the receiving telephone. The Company distributes the necessary software by making it available from the Company's Net2Phone Web site for consumers to download free of charge. All telephone calls made with Net2Phone are routed over the Company's switches. The Company takes advantage of its existing LCR routing to increase the savings realized by international callers using Net2Phone. For calls originating overseas, the cost of placing and terminating the call with Net2Phone can be as much as 95% below the rates often charged by traditional foreign carriers to place and terminate standard international telephone calls.

  The Company has announced its intention to develop, and is in the process of developing, Net2Phone Direct, a commercial telephone service that will allow for international phone-to-phone calling via the Internet. Net2Phone Direct is expected to enable phone-to-phone calling between two parties using regular telephones while using the Internet to transport the long-haul component of the call. Through such use of the Internet, the Company expects to reduce significantly the cost of international calling while extending the benefits of placing Internet telephone calls to customers with access to a regular telephone without requiring the use of personal computers or individual Internet access. To begin providing Net2Phone Direct Services, the Company must deploy switches and servers in each local calling area to which the Company wishes to provide local access to Net2Phone Direct. Once the switches and servers are deployed in a single location, any customer in any area could access Net2Phone Direct through a toll call. Accordingly, the Company has announced its intention ultimately to develop a global network of switches and servers, which will expand the Company's reach for providing competitively priced Internet telephony solutions.

  Any delays in the development of Net2Phone Direct or in the deployment of Net2Phone and Net2Phone Direct switches and servers could delay final product introduction. There can be no assurance that Net2Phone or Net2Phone Direct technology or call quality will gain market acceptance. The Company believes that Internet telephony applications are an important emerging niche in the Internet industry and that other companies will enter the market to offer additional Internet telephony products. However, because of the Company's extensive experience in both the Internet access and telecommunications industries, the Company believes that it is well-positioned to gain a competitive advantage in offering personal computer-to-telephone and telephone-to-telephone Internet telephony solutions.

NETWORK INFRASTRUCTURE

  The Company maintains an international telecommunications switching infrastructure and U.S. domestic network of leased lines that enable it to provide an array of telecommunications and Internet services to its customers. IDT believes it may enjoy competitive advantages by utilizing this network to carry both voice and Internet traffic, resulting in the more efficient use of its network capacity and associated capital.

 Telecommunications Network

  The Company operates a growing telephone network of Company-owned switches and dedicated leased fiber optic lines in the United States, resold switched services and leased capacity between the United States and

London, and existing and in-process interconnections with IXCs, LECs, and foreign carriers. IDT's major switching facilities are located in Piscataway, New Jersey, Westfield, New Jersey and New York, New York. All of these locations are linked with the dominant LEC as well as at least one of the competitive LECs, allowing the Company to interconnect with all major IXCs to switch traffic via the Company's leased private line DS3 network. Furthermore, all of the Company's locations are interconnected via leased lines to enhance network reliability and redundancy as each location interconnects with the various carriers from diverse POPs.

  In addition, the Company obtains switched services to connect its U.S. facilities and London. These services are used for the origination of traffic from IDT's customer base in the United Kingdom and to terminate existing carrier and call reorigination traffic to the United Kingdom. The Company has recently entered into negotiations with foreign carriers in Italy and the Dominican Republic and plans to obtain leased lines and/or acquire facilities to these destinations which will result in reduced costs for termination to these countries. The Company has also targeted countries such as France, Italy, and Germany for network expansion due to the large number of minutes the Company presently terminates to these countries and the Company's existing base of telecommunications customers within these countries.

  The Company utilizes two major switching platforms for different tasks. The Excel LNX is a smart switch which the Company uses for its application-based products such as call reorigination, direct dial, debit cards, and value added services such as voice prompts, speed dialing, voice mail, and conferencing. The other platform is the Nortel DMS250-300, which serves as an international gateway and generic carrier switch.

  The Company's Excel LNX switch incorporates Company-developed software which performs all the applications the Company requires to provide value added services as well as billing functions and traffic analysis. The software enables the Excel to route all calls via the Company's LCR platform. LCR is a process by which the Company optimizes the routing of calls over the least cost route on its switch for over 230 countries. In the event that traffic cannot be handled over the least cost route due to overflow, the LCR system is designed to transmit the traffic over the next least cost route. The LCR system analyzes the following variables that may effect the cost of a long-distance call: different suppliers, different time zones, and multiple choices of terminating carrier per country. The LCR system is continually reviewed in light of rates available from different suppliers to different countries to determine whether the Company should add new suppliers to its switch to further reduce the cost of routing traffic to a specific country and to maintain redundancy, diversity, and quality within the switching network. The Excel is flexible and programmable, designed to implement network based intelligence quickly and efficiently. All the Company's switches are modular, scaleable, and equipped to signal in such protocols as ISDN or SS7 so as to be compatible with either domestic or foreign networks.

 Internet Network

  IDT operates a national Internet network comprised of a leased DS3 45 mbps backbone of high speed fiber optic lines connecting 8 major cities across the United States, and leased dedicated T1 fiber optic lines connecting smaller cities to the network. The network backbone uses state-of-the-art routing platforms including Cisco series 7000 routers and Northern Telecom ERS Magellan switches. The DS3 backbone drains traffic at four major Internet "meet" points where the Company maintains switching and routing equipment and has peering arrangements to exchange Internet traffic with over twenty other Internet backbone providers. To minimize the potential detrimental effects of single points of failure, the Company deploys a minimum of two dedicated leased data lines to each backbone node and remotely positions secondary servers for all configuration and authentication hosts. Multiple data segments are used in high traffic areas to minimize packet loss and collision. Also, major IDT backbone nodes employ routing switches for directing network traffic. To further enhance network performance, the "Open Shortest Path First" protocol is employed to optimize the configuration of Internet routing tables and to allow data traffic to be routed more efficiently.

  The Company utilizes the local dial-up network of 69 alliance partners across the country to supplement the Company's owned and operated local dial-up infrastructure. The alliance partners, which are independently owned ISPs, employ routing and modem equipment which meet the Company's standards for providing dial-up access services. The Company offers the alliance partners a monthly fee for each customer account funneled through their local access networks. The Company also provides the billing, advertising, marketing and customer acquisition services, in exchange for which the alliance partners provide local Internet access. The agreements with alliance partners generally have one year terms and do not prohibit the Company from constructing its own local installed POP where warranted.The Company entered into an agreement with PSI in June 1996 to use PSI as the primary alliance partner for the Company's dial-up Internet access customers in areas where PSI has POPs and where there are no pre-existing alliance partners. The Company leases and operates a dedicated T3 connection to the PSI network in order to maintain control of the Company's provisioning of customers and to provide customers with access to electronic mail and newsfeeds. The Company's Internet network includes approximately 400 POPs owned by PSI and the alliance partners and 89 Company owned POPs.

  IDT's network is monitored on a continuous basis, 24 hours a day, 7 days a week, 365 days a year basis by its Network Operations Center. The entire network is centrally managed from IDT's control center through the use of a standardized communications protocol. In addition, two proprietary monitoring systems are used to manage modem pools.

 Network Strategy

  Having achieved a sufficient critical mass of international telephone customers to cost-justify network expansion, the Company plans to build-out its global telephone infrastructure in order to reduce its operating costs, widen its potential customer base, and broaden the range of services offered. The Company is currently in the process of deploying overseas switching equipment in the United Kingdom, France and Italy and plans to connect the overseas switches to the Company's U.S.-based switching facilities through dedicated, leased fiber optic lines. By deploying switches in key markets and expanding its international network of dedicated leased lines, the Company expects to be able to (i) lower its costs for providing international call reorigination services, (ii) increase its ability to offer direct-dial network and value-added services to end-users and (iii) migrate more of its call reorigination customer base to the Company's own network. The Company believes it can enjoy certain competitive advantages in building out its network infrastructure because the cost of the build-out can be justified by the transfer of the Company's existing customer base and international traffic on to the IDT facilities-based network.

  The Company also plans to use certain technologies, such as Northern Telecom ERS switches, which allow for the dynamic allocation of voice and data traffic, to enable the Company's Internet network to be used for the transmission of traditional voice traffic. If successfully developed, this leveraging of IDT's Internet network could provide considerable economic efficiencies for transporting much of the Company's domestic voice traffic.

 Application of Technology

  The Company believes it may enjoy certain competitive advantages because of its focus on developing innovative applications for existing and emerging technologies. As evidenced by its application of certain telephone technologies to pioneer the offering of international call reorigination services in 1990, and as evidenced by the Company's recent use of certain Internet, voice compression, and voice signal conversion technologies in order to introduce its Net2Phone service, the Company believes that its focus on the innovative applications of technology will help position it as an innovative provider in the international telecommunications industry.

  Furthermore, the Company is committed to the application of technologies as a means to grow the telecommunications marketplace and expand the reach of low-cost communications solutions to people with access to computers and/or standard telephone technology. By focusing on the emergence of packet-switch technology as a viable alternative to traditional circuit-switch technology and by applying a traditional telephone company service model to the transmission of voice over the Internet, the Company believes it can enjoy certain competitive advantages over other Internet telephony and traditional telephone service providers while using a new transport medium for the economically efficient transportation of voice communications.

RESEARCH AND DEVELOPMENT

  The Company deploys its research and development personnel in three primary teams, one for each of telecommunications, Internet telephony, and general Internet services. The Company has recently introduced Net2Phone and announced its intentions to introduce Net2Phone Direct. Net2Phone is an Internet service based on proprietary technology which allows persons using sound-equipped personal computers to initiate telephone calls from a sound-equipped computer, transmit the calls over the Internet to a gateway switch, which in turn routes the call over voice telecommunications lines to a second party using a traditional telephone. Net2Phone Direct is being developed to allow phone-to-phone communications over the Internet where both parties are using regular telephones connected to the public switch telephone networks and where the call is being transmitted over the Internet by Company-owned switch servers in the countries in which each party is connected. By allowing long-distance calling over the Internet, Net2Phone and Net2Phone Direct both expand the role of the Internet as a communications medium and allow substantial long-distance telecommunications savings.

  The Company employs a technical staff that is devoted to the improvement and enhancement of the Company's existing Internet and telecommunications products and services, including switching technologies and the development of new technologies and products, such as Net2Phone and Net2Phone Direct. The Company believes that the ability to improve existing technology and to develop new technologies in response to, and in anticipation of, customers' changing demands is necessary to compete in the rapidly changing Internet and telecommunications industries. There can be no assurance that the Company will be able to successfully develop new technologies or effectively respond to technological changes or new industry standards or developments on a timely basis, if at all. See "Risk Factors--Rapid Technological Development; Proprietary Rights."

SALES, MARKETING AND DISTRIBUTION

  The Company's overall marketing strategy is to leverage its promotional and advertising resources to sell the Company's full range of telecommunications and Internet services. By marketing its telephone and Internet services as bundled and integrated solutions, the Company believes it can gain a competitive advantage while enhancing its recognition as a comprehensive provider of competitively priced communications services.

 Telecommunications

  The Company primarily markets its international call reorigination services through its overseas network of independent sales representatives. The foreign sales representatives, who are overseen by the Company's U.S.-based sales managers, provide the Company with access to local business clientele and residential customers and emerging opportunities in the local markets they serve. The Company pays its foreign sales representatives on a commission basis. As of October 31, 1996, the Company was represented by over 300 foreign sales representatives in 130 countries. In recent months, the Company also has commenced direct sales efforts, primarily through overseas advertising in international print media, to penetrate particular market segments not currently served.

  The Company's internal international carrier sales staff obtains and remarkets competitive rates to other IXCs. The staff primarily relies on, and benefits from, (i) the Company's high volume of minutes of use, which enables the Company to negotiate for favorable rates, and (ii) the Company's relationships within and increasing international exposure and recognition throughout the long-distance industry for marketing its carrier services.

  In Fiscal 1996, sales to Interexchange, a carrier sales customer of the Company, exceeded 10% of the Company's consolidated revenues. Loss of the sales of the minutes of use to Interexchange or other larger customers could hinder the Company's ability to negotiate favorable rates.

 Internet

  The Company established itself as a leading national provider of Internet access services primarily through extensive broadcast print advertising to the consumer market. In recent months, the Company has refocused the marketing efforts of its Internet operations. While the Company intends to continue various means of broadcast advertising in select markets, the Company's sales and marketing efforts now are focused increasingly on building its Internet customer base through (i) third party original equipment manufacturer ("OEM") transactions, including hardware, software and operating system bundling, which bring the Company's services into additional channels of trade, (ii) retail channel distribution agreements and (iii) bundling Internet access with long-distance telephone service. By applying the above strategies, the Company believes it will increase its exposure to the millions of computer users who are potential customers of the Company's Internet access services, while reducing its customer acquisition costs as compared to traditional broadcast and print advertising. The Company has entered into third-party bundling agreements with companies such as Macromedia Inc., a leading developer of multimedia software, which is distributing the Company's Internet access software as part of its Showcase CD product. Also, GT Interactive Software Corporation, a leading retail software distributor, is marketing the Company's Internet access software in retail outlets under the brand name "Easy Surf." The Company intends to market its Genie Interactive service through on-line and Internet-based advertising venues and use print media focused on interactive computer gaming and entertainment. The Company also will continue to market the existing Genie on-line service, and cross-sell its Internet access service to the Genie customer base. As of October 31, 1996, the Internet sales force consisted of approximately 70 salespersons. The Company's Internet sales staff is closely supervised and undergoes customized and ongoing training.

 Internet/Long-Distance Bundling

  The Company bundles its Internet access services with its domestic long-distance telephone services to realize marketing and distribution efficiencies in its Internet access business, while allowing for the acquisition of telephone customers. By bundling its long-distance phone service with its $15.95 per month discounted dial-up Internet access, the Company is currently able to compete with many major national providers of Internet access by offering rates that are, on average 20% lower, and at the same time differentiate itself from its competitors in the Internet access market who do not offer the same breadth of telecommunications services, and do not offer their customers significant savings on their monthly long-distance bills. The Company leverages its existing Internet telecommunications sales group for the sale of its bundled long-distance and Internet access service.

 Internet Telephony

  The Company is currently marketing its Net2Phone Internet telephony service by distributing its Net2Phone software for free via the Internet and acquiring commercial Net2Phone customers through its pre-paid, virtual debit-card system, in which the customers pre-pay for units of usage in a manner similar to that used for pre-paid calling cards. IDT currently promotes its Net2Phone service through on-line and Internet-based advertising venues, traditional print advertising in international publications, and electronic media. The Company is currently seeking to bundle the Net2Phone software as a value-added component with leading OEMs and software developers. The Company is also seeking to sell its Net2Phone Direct switch servers to third parties in strategic markets world-wide by using its existing international network of independent sales representatives.

CUSTOMER SUPPORT AND BILLING

  The Company provides customer support for its call reorigination customers to deal with both technical problems and billing issues. The customer support staff focuses on responding swiftly to customers and is generally capable of activating call reorigination service for new customers in 24 to 48 hours from the time of subscription.

  The Company believes that, in order to successfully compete in the international call reorigination business, effective billing and collection procedures and policies are necessary because the geographic dispersal of call reorigination clients creates the potential for billing and collection difficulties. Call reorigination customers have the option of either providing the Company with a credit card or giving a security deposit or advance payment. The Company reviews all account usage on a daily basis, regardless of the payment mechanism. The Company charges credit card customers throughout the month, whenever accumulated usage equals $250, and provides detailed billing statements once a month. For cash customers, the Company generally accepts either a two-month deposit or a prepayment. Via the daily monitoring system, the Company attempts to prevent such customers from exceeding their balance on hand at the Company. If a charge or credit card is declined or if the customer has inadequate funds on deposit, the Company suspends the account to minimize the Company's exposure to unauthorized usage. In addition, the Company is developing a real-time billing platform for its call reorigination customers. The Company expects this service to both provide more efficient customer service and allow the Company to further limit its exposure to bad debt.

  The Company's Internet customer support division has grown from three persons in May 1995 to 129 at October 31, 1996. The Company believes that its ability to provide adequate customer support services is a crucial component of its ability to retain customers. While the Company has experienced difficulty in the provision of support services in the past, it has focused on improving such service through measures including the addition of support personnel and the monitoring of customer waiting time. The customer support staff provides 24-hour technical assistance in addition to general service assistance. Customer support personnel communicate with subscribers via telephone, e-mail and fax. The Company requires that each customer support staff member field a minimum number of calls and e-mails each day. The Company also employs liaisons between the customer support and technical staffs to ensure maximum responsiveness to changing customer demands.

COMPETITION

  The markets in which the Company operates are extremely competitive and can be significantly influenced by the marketing and pricing decisions of the larger industry participants. There are no substantial barriers to entry in either the Internet access or any of the telecommunications markets in which the Company competes. The Company expects competition in these markets to intensify in the future.

 Telecommunications

  Currently, the Company competes with (i) IXCs engaged in the provision of long-distance access and other long-distance resellers and providers including large carriers such as AT&T, MCI, Sprint, and WorldCom, (ii) foreign PTTs,
(iii) other marketers of international long-distance and call reorigination services, (iv) wholesale providers of international long-distance services,
(v) alliances for providing carrier services such as "Global One" (Sprint, Deutsche Telekom AG, and France Telecom S.A.) and "Concert" (BT and MCI), and Uniworld (AT&T and Unisource -- Telecom Netherlands, Telia AB, Swiss Telecom PTT and Telefonica de Espana S.A.), (vi) new entrants to the domestic long-distance market, such as the RBOCs in the United States, who have entered or have announced plans to enter the U.S. interstate long-distance market pursuant to recent legislation authorizing such entry, and new or expected entrants to the international long-distance market such as RWE Germany, and
(vii) small resellers and facility-based IXCs. Moreover, some of the Company's competitors have announced business plans similar to the Company's regarding the expansion of telecommunications networks into Europe. Many of the Company's competitors are significantly larger and have substantially greater market presence and financial, technical, operational, marketing and other resources and experience than the Company.

  Because of their close ties to their national regulatory authorities, foreign PTTs and newly-privatized versions thereof can directly pressure the Company in their home countries by influencing regulatory authorities to outlaw the provision of call reorigination services or by blocking access to the call reorigination services the Company markets. There can be no assurance that such behavior will not have a material adverse effect on the Company's business, financial condition or results of operations. With the increasing privatization of international telecommunications in foreign countries, it is also possible that new foreign service providers, with close ties to their national regulatory authorities and customer bases, will enter the call reorigination services market in competition with the Company, or that PTTs will become deregulated and gain the pricing flexibility to compete more effectively with the Company. The ability of a deregulated PTT to compete on the basis of greater size and resources, pricing flexibility, and long-standing relationships with customers in its own country could have a material adverse effect on the Company's business, financial condition or results of operations.

  There can be no assurance that large carriers will not enter the call reorigination industry or seek to offer direct-dial long-distance services to customers in deregulated overseas markets. Because of their ability to compete on the basis of superior financial and technical resources, the entry of AT&T or any other large U.S. long-distance carrier into the international call reorigination business or the direct-dial business in foreign countries could have a material adverse effect on the Company's business, financial condition or results of operations. Also, the FCC's approval of call reorigination services where no foreign country prohibits it is likely to stimulate additional entry by small carriers who might target the same customer base as the Company does, which could have a material adverse effect on the Company's business, financial condition or results of operations. The FCC has also authorized U.S. carriers to negotiate alternative interconnection agreements with foreign PTTs that may reduce or eliminate the disparity between U.S. and foreign countries' rates for international service, upon which the profitability of reorigination service depends.

  Competition for customers in the telecommunication markets the Company competes in is primarily on the basis of price and, to a lesser extent, on the basis of the type and quality of service offered. Increased competition could force the Company to reduce its prices and profit margins if the Company's competitors are able to procure rates or enter into service agreements comparable to or better than those the Company obtains, or to offer other incentives to existing and potential customers. Similarly, the Company has no control over the prices set by its competitors in the long-distance resale carrier-to-carrier market. The Company could also face significant pricing pressure if it experiences a decrease in its market share of international long-distance traffic, as the Company's ability to obtain favorable rates and tariffs depends, in large part, on the volume of international long-distance call traffic the Company can generate for third-party IXCs. There can be no assurance that the Company will be able to maintain the volume of domestic and international long-distance traffic necessary to obtain favorable rates and tariffs. Although the Company has no reason to believe that its competitors will pursue directly aggressive pricing policies that could adversely affect the Company, there can be no assurance that such price competition will not occur or that the Company will be able to compete successfully in the future. In addition, the Company is aware that its ability to market its carrier services depends upon the existence of spreads between the rates offered by the Company and those offered by the IXCs with whom it competes as well as those from whom it obtains service. A decrease in such spreads could have a material adverse effect on the Company's business, financial condition or results of operations.

  The entity to be created by the proposed acquisition of MCI by BT is expected to be a well-financed, formidable competitor, offering a wide range of integrated telecommunications and Internet services with a global reach. The new entity can be expected to offer international rates significantly below those currently offered by other providers, particularly between the U.S. and the U.K. Such competitive rates may force other carriers to lower their rates significantly, thereby increasing competitive pressure on the Company. Moreover, the expected price reductions may lead to the elimination of the tariffs which currently apply to many international calls and which create spreads between various international telecommunications markets. Any such price reductions or elimination of tariffs and spreads may constrict the Company's margins or significantly affect its ability to execute its business plan successfully.

 Internet Access

  The Company's current and prospective competitors include many large companies that have substantially greater market presence and financial, technical, operational, marketing and other resources and experience than the Company. The Company's Internet access business competes or expects to compete directly or indirectly with the following categories of companies: (i) other national and regional commercial ISPs, such as NETCOM, and PSI; (ii) established on-line services companies that currently offer Internet access, such as AOL, CompuServe, and Prodigy; (iii) computer hardware and software and other technology companies such as Microsoft; (iv) national long-distance telecommunications carriers, such as AT&T (with AT&T WorldNet), MCI (MCI Internet), and Sprint (SprintNet); (v) RBOCs; (vi) cable television operators, such as Comcast, TCI, and

Time Warner; (vii) nonprofit or educational ISPs; and (viii) newly licensed providers of spectrum-based wireless data services.

  Many of the established on-line services companies and telecommunications companies, such as AT&T and RBOCs, have begun to offer or announced plans to offer expanded Internet access services. The Company expects that all of the major on-line services companies will eventually compete fully in the Internet access market. AOL recently began to offer unlimited Internet access at a competitively-priced flat monthly rate. The Company expects that AOL's new service will compete directly with IDT's dial-up Internet access services currently offered for a flat monthly fee. In addition, the Company believes that new competitors, including large computer hardware and software, cable, media, wireless, and wireline telecommunications companies such as the RBOCs, will enter the Internet access market, resulting in even greater competition for the Company. The ability of these competitors or others to bundle services and products not offered by the Company with Internet access services could place the Company at a significant competitive disadvantage. In addition, certain of the Company's competitors that are telecommunications companies may be able to offer customers reduced communications charges in connection with their Internet access services or other incentives, reducing the overall cost of their Internet access solution and increasing price pressures on the Company. This price competition could reduce the average selling price of the Company's services. In addition, increased competition for new subscribers could result in increased sales and marketing expenses and related subscriber acquisition costs, which could materially adversely affect the Company's profitability. There can be no assurance that the Company will be able to offset the effects of any such price reductions or incentives with an increase in the number of its customers, higher revenue from enhanced services, cost reductions or otherwise.

  Competition is also expected to increase in overseas markets, where Internet access services are just beginning to be introduced. There can be no assurance that the Company will be able to increase its presence in the overseas markets it presently serves, or to enter other overseas markets. There can be no assurance that the Company will be able to obtain the capital required to finance such continued expansion. In addition, there can be no assurance that the Company will be able to obtain the permits and operating licenses required for it to operate, hire and train employees or market, sell and deliver services in foreign countries. Further, entry into foreign markets will result in competition from companies that may have long-standing relationships with or possess a better understanding of their local markets, regulatory authorities, customers and suppliers. There can be no assurance that the Company can obtain similar levels of local knowledge, and failure to obtain that knowledge could place the Company at a serious competitive disadvantage. To the extent the ability to provide access to locations and services overseas becomes a competitive advantage in the Internet access industry, failure of the Company to penetrate overseas markets or to increase its presence in the overseas markets it presently serves may result in the Company being at a competitive disadvantage relative to other Internet access providers.

  The Company believes that its ability to compete successfully in the Internet access market depends upon a number of factors, including: market presence; the adequacy of the Company's customer support services; the capacity, reliability and security of its network infrastructure; the ease of access to and navigation of the Internet; the pricing policies of its competitors and suppliers; regulatory price requirements for interconnection to and use of existing LEC networks by Internet services; the timing of introductions of new products and services by the Company and its competitors; the Company's ability to support existing and emerging industry standards; and trends within the industry as well as the general economy. There can be no assurance that the Company will have the financial resources, technical expertise or marketing and support capabilities to continue to compete successfully in the Internet access market.

  INTERNET TELEPHONY

  Numerous companies have entered the Internet telephony market in the past year and a half and have established their Internet telephony products in the marketplace before the Company's August 1996 introduction of its Net2Phone service and imminent release of Net2Phone Direct. Most of the current Internet telephony products enable voice communications over the Internet between two parties simultaneously connected to the Internet via multimedia-equipped personal computers, where both parties are using identical Internet telephony software products. These products include Internet Phone form VocalTec, WebPhone from Quarterdeck and NetMeeting from Microsoft. Recently, Intel Corporation announced a new technology aimed at standardizing and improving the compatibility of the various Internet telephony software products, enabling customers of different Internet telephony software products to communicate with one another over the Internet. Furthermore, a number of companies including Northern Telecom Limited ("Northern Telecom") and Dialogic Corp. ("Dialogic") have announced server-based products and switches which are expected to allow communications over the Internet between parties using a personal computer and regular telephone and between two parties using telephones where both parties have these specialized servers at both ends of the call. There can be no assurance that additional large companies will not enter the market as suppliers of Internet telephony services or equipment. There can be no assurance that the Company will be able to successfully compete in the developing Internet telephony market or that others will not offer Internet telephony products and services competitive with or superior to those offered by the Company. VocalTec recently introduced computer-to-telephone and telephone-to-telephone systems utilizing the Internet and requiring the customer to install or have access to specialized gateway servers. Although Internet telephony continues to be an area of intense focus of various Internet software providers, traditional telephone service companies and telephone equipment manufacturers, there can be no assurance that Internet telephony will gain market acceptance or prove to be a viable alternative to traditional telephone service. Many international telephone callers, accustomed to the convenience and quality of phone-to-phone international calling, may not switch to Internet telephony services notwithstanding the potential cost savings.

REGULATION

 Telecommunications

  While the domestic interstate long-distance business is generally not subject to substantial regulation, domestic intrastate service is subject to regulation that varies by state and can be substantial. The call reorigination business, by virtue of its international nature, is subject to the jurisdiction of foreign governments, some of which limit or prohibit the Company's services. The FCC has imposed certain restrictions on international call reorigination providers such as IDT, including the requirement that licensees provide service in a manner consistent with the laws of the countries in which they operate. Local laws and regulations differ significantly among the foreign jurisdictions in which the Company operates, and the interpretation and enforcement of such laws and regulations vary and are often based on the informal views of the local government ministries which, in some cases, are subject to influence by the local PTTs. Accordingly, in certain of the Company's principal existing and target markets, there are laws and regulations that either prohibit or limit, or could be used to prohibit or limit, certain services the Company markets. The Company provides its services to the maximum extent it believes permissible under applicable local laws and regulations. Where such services are found to be not in compliance with local laws and regulations, the Company seeks to comply with such laws and regulations or ceases to market such services.

  There can be no assurance that a portion of the services the Company markets and provides will not be or will not continue to be prohibited in certain jurisdictions. There can be no assurance that the Company has accurately predicted or will accurately predict the interpretation of applicable laws and regulations or regulatory and enforcement trends in state, federal and foreign jurisdictions or will be found to be in compliance with all such laws and regulations. Failure to predict accurately the enforcement of applicable laws and regulations in particular jurisdictions, or incorrect interpretation of applicable laws and regulations, could cause IDT to lose, or be unable to obtain, regulatory approvals necessary for it to be able to provide certain of its services in such jurisdictions or to use certain of its transmission methods and could have monetary penalties imposed against the Company that could be significant. In addition, IDT's Section 214 License requires the Company to comply with the laws of the countries in which it operates. If the Company is found to have violated the laws of a country in which it operates, the FCC may impose monetary fines and penalties, including the rescission of the Company's Section 214 License. Although FCC rescission of IDT's grant of authority is unlikely, such action would have a material adverse effect on the Company's business.

  The 1996 Telecommunications Act substantially alters the regulatory framework for the telecommunications industry for domestic and U.S. international telecommunications services. The Company cannot predict the ultimate effects of this legislation or the outcome of the FCC rulemakings required by the 1996 Telecommunications Act. The legislation does not impose substantial regulatory burdens on the Company's international call reorigination, Internet access or domestic interstate telecommunications operations. However, depending on the outcome of FCC rulemakings required by the 1996 Telecommunications Act, the Company could be subjected to additional regulatory requirements, including that it contribute some portion of its telecommunications revenues to subsidy mechanisms for universal service. In addition, the legislation could result in increased competition and affect interconnections and costs. If the Company cannot provide the services it is presently providing or intends to provide due to existing or future regulations that affect such services or due to its inability to receive or retain formal or informal approvals for such services or for whatever other reason related to regulatory compliance or the lack thereof, the Company's business, financial condition or results of operation could be materially adversely affected. There can be no assurance that any number of the services or transmission methods the Company markets and supports will not be prohibited in its current and proposed markets. Depending upon the countries in which such prohibition occurs, there could be a material adverse effect on the Company's business, financial condition or results of operations.

  The regulatory framework in certain geographic regions in which the Company operates is briefly discussed below.

  EUROPE.

  In June 1990, the European Commission issued a Directive on Competition in the Markets for Telecommunications Services (the "Directive") which required EU Member States by 1991 to open their markets for all telecommunications services with the exception of mobile, satellite, telex and "voice telephony" services. The effect of the Directive was to permit competitive entry into markets for the value-added services and voice services to closed user groups that fall outside the Directive's definition of "voice telephony." Differing interpretations of the Directive and the delayed enactment of implementation legislation in Italy and Greece have created regulatory uncertainty regarding entry into these markets.

  In July 1993, the Council of Telecommunications Ministers of the EU (the "Council") adopted a resolution supporting open markets for all public voice telephony services in the EU by January 1, 1998. Extensions of up to five years beyond that date are available for Spain, Ireland, Greece and Portugal. Spain has since confirmed its commitment to the 1998 timetable. In December 1994, the Council adopted a second resolution expanding the principle of general liberalization by January 1, 1998 to cover infrastructure. These two resolutions have no legally binding effect without country-specific legislation to liberalize voice telephone services within the deadlines envisioned.

  The European Commission (the "Commission") issued a report on April 4, 1995 concerning the status and implementation of the Directive and taking a narrow view of the services which can remain closed to competition. In the report, the Commission states that where negotiation with a member state does not lead to implementation of the Directive within a reasonable period, the Commission is obliged to resort to the use of formal procedures under the Treaty of Rome to compel implementation. At present, the Commission has brought formal procedures against Italy and Greece for failing to notify details of all necessary national legislation to implement the Directive, and Germany and Spain for failing to correctly apply the requirements of the Directive.

  UNITED STATES.

  The U.S. telecommunications industry is subject to regulation by the FCC and various state regulatory agencies. Pursuant to Section 214 of the Communications Act ("Section 214"), the FCC requires a company to make application to, and receive authorization from, the FCC to provide international service to U.S. points. The FCC requires a 214 licensee to provide services "in a manner that is consistent with the laws of countries in which [it] operates." If the FCC finds that the Company has violated the terms of its Section 214 License, it could impose a variety of sanctions on the Company, including fines or the revocation of its Section 214 License, the latter of which is usually imposed only in the case of serious violations. Such sanctions could have a material adverse effect on the Company's business, financial condition or results of operations.

  IDT's ability to provide international switched service to points in the U.S. is limited by the terms of the Section 214 License granted to the company by the FCC. The Company's current authorization is limited to (i) the provision of international switched service via the resale of other carriers' international switched service; (ii) the provision of international private line service via the resale of other carriers' international private line services; and (iii) the provision of international switched service via the resale of international private line services, but only to countries which the FCC finds offer "equivalent" resale opportunities to U.S. carriers. Currently the FCC has approved only the United Kingdom, Canada and Sweden as "equivalent." The Company can use its international leased lines to provide call reorigination or other switched international services to countries other than the UK, Canada and Sweden only when the FCC finds other countries "equivalent" or if customers in other countries are members of closed user groups. There can be no assurance that the FCC will find equivalence in other countries or when such determinations will be made, nor can there be any assurance that the FCC or foreign governments will find that the Company's user groups meet the relevant standard to qualify as closed user groups.

  The Company's services between U.S. points are regulated by the FCC and state commissions. If the FCC or state regulators find that the Company was engaging in activities that required authorizations which the Company currently does not hold or violated the regulatory requirements established by the relevant commissions, the FCC or state regulators could impose financial penalties and order the Company to comply with the applicable regulations or cease doing business. Such penalties or action could have a material adverse effect on the Company's business, financial condition or results of operations.

  Moreover, the Company uses LEC networks to connect its Internet customers to its POPs. Under current federal and state regulations, the Company and its Internet customers pay no charges for this use of the LECs' networks other than the flat-rate, monthly service charges that apply to basic telephone service. The LECs have asked the FCC to change its rules and require Internet access providers to pay additional, per minute charges for their use of local networks. Per minute access charges could significantly increase the Company's costs of doing business and could, therefore, have a material adverse effect on the Company's business, financial condition or results of operations. The FCC is considering whether to propose such rule changes in a formal rulemaking proceeding scheduled to begin November 26, 1996.

  OTHER OVERSEAS MARKETS.

  The Company is subject to the regulatory regimes in each of the countries in which it conducts business. Local regulations range from permissive to restrictive, depending upon the country. In the past, the Company has experienced problems in certain countries and has, in certain instances, modified or terminated its services to comply with local regulatory requirements.

 Internet

  Data network access providers are generally not regulated under the laws and regulations governing the telecommunications industry. Accordingly, except for regulations governing the ability of the Company to disclose the contents of communications by its customers, no state or federal regulations currently exists pertaining to the pricing, service characteristics or capabilities, geographic distribution or quality control features of Internet access services. The Company cannot predict the impact that future regulation or regulatory changes, if any, may have on its Internet access business.

  The 1996 Telecommunications Act imposes criminal liability on persons sending or displaying in a manner available to minors indecent material on an interactive computer service such as the Internet. The 1996 Telecommunications Act also imposes criminal liability on an entity knowingly permitting facilities under its control to be used for such activities. Entities solely providing access to facilities not under their control are exempted from liability, as are service providers that take good faith, reasonable, effective and appropriate actions to restrict access by minors to the prohibited communications. The constitutionality of these provisions has been successfully challenged in federal appellate court, and the interpretation and enforcement of them is uncertain. The Act may decrease demand for Internet access, chill the development of Internet content, or have other adverse effects on Internet access providers such as the Company. In addition, in light of the uncertainty attached to interpretation and application of this law, there can be no assurances that the Company would not have to modify its operations to comply with the statute, including prohibiting users from maintaining home pages on the WWW, and increasing its control over the Genie Interactive content.

 Internet Telephony

  The Company knows of no U.S. or foreign laws or regulations specifically regulating voice communications over the Internet. However, America's Carriers Telecommunications Association (ACTA), an association of domestic phone carriers filed a petition (the "Petition") on March 4, 1996 with the FCC alleging that providers of Internet telephone software are operating as telecommunications carriers and, as such, should be subject to the FCC regulatory framework applicable to traditional telecommunications companies. The Petition seeks a declaratory ruling establishing the FCC's authority over interstate and international communications using the Internet and an order directing that persons providing Internet phone software comply with the regulatory requirements of The Communications Act of 1934. Finally, the Petition urges the FCC to initiate a rulemaking proceeding to consider rules governing the use of the Internet for the provision of telecommunications services. The FCC has not yet taken any action in response. However, the State Commissions and the FCC could conclude that Internet telephony providers are subject to the same regulatory requirements as telephony providers who use more traditional network services. If the FCC or one or more state commissions decide to regulate Internet telephony, there can be no assurance that any such regulation will not adversely affect the Company's business, financial condition or results of operations.

INTELLECTUAL PROPERTY

  The Company's success and ability to compete is dependent in part upon its technology, although the Company believes that its success is more dependent upon its technical expertise than its proprietary rights. The Company relies on a combination of patent, copyright, trademark and trade secret laws and contractual restrictions to establish and protect its technology. The Company does not have any issued patents or registered copyrights, although it has registered trademarks in connection with the Genie services and other pending applications for a patent and certain trademarks. The Company requires employees and consultants to execute confidentiality agreements upon the commencement of their relationships with the Company. These agreements provide that confidential information developed or made known during the course of a relationship with the Company is to be kept confidential and not disclosed to third parties except in specific circumstances. There can be no assurance that the steps taken by the Company will be adequate to prevent misappropriation of its technology or other proprietary rights or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology. In addition, there can be no assurance that licenses for any intellectual property that might be required by the Company for it to provide its services or products would be available on reasonable terms, if at all.

  The Company owns trademark registrations in the United States and certain other jurisdictions for the mark GENIE. In addition, the Company has applications pending with respect to the registration of the service marks IDT, IDT together with the Company's logo, INTERNET NEWS NETWORK, PHONE BACK, NET2PHONE, N2P, KIDZWEB, BIZWEB and SUPERWEB. In addition, the Company has applied for a patent in connection with its development of the systems and methodology comprising the technologies underlying Net2Phone. In addition, there can be no assurance that the Company's patent application relating to the systems and methodology comprising the technologies underlying Net2Phone will result in any patent being issued or that, if issued, any patent will provide protection against competitive technology or will be held valid and enforceable if challenged, or that the Company's competitors would not be able to design around such patent; nor can there be any assurance that others will not obtain patents that the Company would need to license or circumvent to practice its patent. See "Risk Factors-Dependence on Technological Development."

EMPLOYEES

  As of October 31, 1996, the Company had 481 full-time employees, including approximately 129 in technical support and customer service, 122 in sales and marketing, 57 on the technical staff, 118 in general operations and 55 in management and finance. The Company believes that its relations with its employees are good. None of the Company's employees is represented by a labor union or covered by a collective bargaining agreement and the Company has never experienced a work stoppage.

PROPERTIES

  The Company's principal facilities total approximately 35,300 square feet of leased space located in three buildings in Hackensack, New Jersey. The Company also leases space (typically less than 500 square feet) in various geographic locations to house the telecommunications equipment for each of its POPs. The Company occupies one building under a lease which expires on June 30, 1997, with a renewal option for the Company. The Company leases this facility from an entity in which Howard S. Jonas, the Company's Chairman and Chief Executive Officer, is the sole stockholder. See "Certain Transactions." The Company occupies facilities in a second building pursuant to a lease which expires on September 30, 1998 and facilities in a third building pursuant to two leases, both of which expired on September 30, 1996, but which allow the Company to renew such leases for two six month terms.

LEGAL PROCEEDINGS

  In October 1995, an investigation was instituted by the Attorneys General of Iowa, New Jersey, New York, Tennessee and Texas (collectively, the "A.G.") into certain business practices of the Company as a result of complaints by residents of those states. Michigan thereafter entered the investigation in September 1996. The focus of the A.G.'s investigation concerns advertising practices that the Company voluntarily terminated prior to the notice of investigation from the A.G. The majority of the advertising in question concerns the sale of a service that the Company now sells only in limited circumstances. The A.G. has indicated its desire to settle the matter with a consent order, the content of which is being presently negotiated with the Company.

  On December 29, 1995, DRTV, Inc. a/k/a Surfers Unlimited, L.L.C. ("Surfers") filed a breach of contract action in the New Jersey Superior Court, Bergen County. The suit names the Company as defendant and seeks restitutional and consequential damages in an unspecified amount for licensing the sale of a product in the retail market to a third party allegedly in violation of the agreement between the Company and Surfers. The Company has filed a counterclaim. The Company and Surfers have had settlement discussions; however, the Company does not believe that a settlement of this matter is imminent. There can be no assurances to the outcome of this matter.

  On June 19, 1996, the Business Software Alliance ("BSA") in correspondence with the Company alleged that the Company has made unlincensed internal use of certain third party software. The Company has agreed to conduct an internal software audit and is in negotiations with BSA to settle this matter. Although there can be no assurance, the Company believes that the outcome will not have a material adverse effect on the ongoing business of the Company.

  The Company recently has been served with a third party complaint in a pending action between The New York Times Company and Independent Media Services, Inc. ("IMS"). In the third party complaint, IMS alleges non-payment of media services fees and print advertisement fees. The claim against the Company is for approximately $300,000. An answer has not yet been filed and an assessment of potential liability is not possible at this time.

  The Company has received correspondence from the Selling Stockholder concerning his right to require the Company to register his shares for sale in a public offering. The Company had asserted its right to delay or suspend such registration for a limited time under specified circumstances. The stockholder has stated his belief that the Company has no such right and that the Company and Howard Jonas, its Chairman and Chief Executive Officer, will be held responsible for any loss suffered by such stockholder from a decline in the market price of the stock or other losses resulting from the delay in registering his shares. The Company has filed this registration statement to register 400,000 of the Selling Stockholder's 575,000 shares, as he has requested. Although the Company believes it has valid defenses to the Selling Stockholder's claims, there can be no assurance as to the outcome of this matter.

  The Company is (and expects to continue to be) subject to other legal proceedings and claims which have arisen (or may arise) in the ordinary course of its business and have not been finally adjudicated. Although there can be no assurance, the opinion of management is that settlement of these pending actions, when ultimately concluded, will not have a material adverse effect on results of operations, cash flows or the financial condition of the Company.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The directors and executive officers of the Company are as follows:

             NAME              AGE                   POSITION
             ----              ---                   --------
 Howard S. Jonas.............  40  Chief Executive Officer, Chairman of the
                                   Board and Treasurer
 Howard S. Balter............  35  Chief Operating Officer and Vice Chairman of
                                   the Board
 James Courter...............  55  President and Director
 Stephen R. Brown............  40  Chief Financial Officer
 Eric L. Raab................  36  Chief Technical Officer
 Kenneth Scharf..............  46  Chief Information Officer
 Joyce J. Mason..............  37  Secretary and Director
 Marc E. Knoller.............  36  Vice President and Director
 Meyer A. Berman.............  62  Director
 J. Warren Blaker............  62  Director
 David S. Steiner............  67  Director
 Bert W. Wasserman...........  63  Director
 Elmo R. Zumwalt, Jr. .......  76  Director Nominee

  HOWARD S. JONAS founded IDT in August 1990 and has served as Chairman of the Board and Treasurer since its inception and as Chief Executive Officer since December 1991. He served as President of the Company from December 1991 through September 1996. Mr. Jonas is also the founder and has been President of Jonas Publishing Corp. ("Jonas Publishing"), a publisher of trade directories, since its inception in 1979. Mr. Jonas received a B.A. in Economics from Harvard University.

  HOWARD S. BALTER has served as Chief Operating Officer of the Company since 1993 and served as the Company's Chief Financial Officer from 1993 to May 1995. Mr. Balter has been a director of the Company since December 1995 and became Vice Chairman of the Board in October 1996. From 1985 to 1993, Mr. Balter operated his own real estate development firm. Mr. Balter holds a B.A. in Mathematics and Computers from Yeshiva University and attended New York University School of Business.

  JAMES COURTER joined the Company as President in October 1996 and has been a director of the Company since March 1996. Mr. Courter has been a senior partner in the New Jersey law firm of Courter, Kobert, Laufer & Cohen since 1972. He was also a partner in the Washington, D.C. law firm of Verner, Liipfert, Bernhard, McPherson & Hand from January 1994 to September 1996. Mr. Courter was a member of the U.S. House of Representatives for 12 years, retiring in January 1991. From 1991 to 1994, Mr. Courter was Chairman of the President's Defense Base Closure and Realignment Commission. Mr. Courter also serves on the Board of Directors of Envirogen, Inc. He received a B.A. from Colgate University and a J.D. from Duke University Law School.

  STEPHEN R. BROWN joined the Company as its Chief Financial Officer in May 1995. From 1985 to May 1995, Mr. Brown operated his own public accounting practice servicing medium-sized corporations as well as high net worth individuals. Mr. Brown received a B.A. in Economics from Yeshiva University and a B.B.A. in Business and Accounting from Baruch College.

  ERIC L. RAAB joined the Company as its Chief Technical Officer in April 1995. From March 1988 to March 1995, Mr. Raab worked for AT&T Bell Labs in their semiconductor research division, most recently as a member of the technical staff developing new technologies for integrated circuit production. Mr. Raab received a Ph.D. in Physics from the Massachusetts Institute of Technology and an A.B. in Physics and Mathematics from Columbia College.

  KENNETH SCHARF joined the Company as its Chief Information Officer in December 1995. From February 1995 to August 1995, Mr. Scharf served as a senior manager in Ernst & Young LLP's consulting practice. From

1983 to 1994, Mr. Scharf was the Senior Vice President of Information Systems for Nine West Group, Inc. Mr. Scharf received a B.B.A. from Pace University and an M.B.A. from Fordham University.

  JOYCE J. MASON has been a director of the Company since March 1996. Ms. Mason has served as Secretary of the Company since its inception and as a director of the Company's predecessor since its inception to March 1996. Ms. Mason has been in private legal practice since August 1990. Ms. Mason received a B.A. from the City University of New York and a J.D. from New York Law School. Ms. Mason is Mr. Jonas's sister.

  MARC E. KNOLLER has been a director of the Company since March 1996. Mr. Knoller joined the Company as its Vice President in March 1991 and also served as a director of its predecessor since such time. From 1988 until March 1991, Mr. Knoller was director of national sales for Jonas Publishing. Mr. Knoller received a B.B.A. from Baruch College.

  MEYER A. BERMAN has been a director of the Company since March 1996. Mr. Berman founded M.A. Berman Co. in 1981, a broker-dealer that services high net worth individuals and institutions, and has served as its President from its inception. Prior to such time Mr. Berman held various positions in the stock brokerage business.

  J. WARREN BLAKER has been a director of the Company since March 1996. Dr. Blaker has been Professor of Physics and Director of the Center for Lightwave Science and Technology at Fairleigh Dickinson University since 1987. Prior to such time he worked in various capacities in the optics industry, including serving as Chief Executive Officer of University Optical Products, Inc., a wholly-owned subsidiary of University Patents, Inc., from 1982 to 1985. Dr. Blaker received a B.S. from Wilkes University and a Ph.D. from the Massachusetts Institute of Technology.

  DAVID S. STEINER has been a director of the Company since March 1996. Mr. Steiner served as a director of the Company's predecessor since 1992. Mr. Steiner has also been Chairman and Manager at the Steiner Equities Group, developers of industrial and office parks and commercial facilities, since May 1996. Prior to such time, Mr. Steiner served as President and Chief Executive Officer of The Sudler Companies, developers of industrial and office parks and commercial facilities, since 1955. Mr. Steiner received a B.S. from the Carnegie Institute of Technology.

  BERT W. WASSERMAN has been a director of the Company since March 1996. Mr. Wasserman was Executive Vice President and Chief Financial Officer of Time Warner from January 1990 to December 1994 and was also a director of Time Warner from January 1990 to March 1993. Mr. Wasserman was a member of the Office of the President and was also a director of Warner Communications, Inc. ("Warner Communications") from 1981 to 1990, when that company merged to form Time Warner, and had served Warner Communications in various capacities beginning in 1966. Mr. Wasserman serves as a member of various boards, including: several investment companies in the Dreyfus Family of Funds; Lillian Vernon Corp., a catalog seller of home products; Winstar Communications, Inc., a wireless communications company; Mountasia Entertainment International, Inc., an operator of family recreation centers; and The New German Fund, a New York Stock Exchange listed mutual fund operated by Deutsche Bank AG. Mr. Wasserman is a graduate of Baruch College and Brooklyn Law School.

  ELMO R. ZUMWALT, JR., age 76, has been nominated to become a director of the Company, effective January 1997. He is a retired United States Navy Admiral and served as Chief of Naval Operations and a member of the Joint Chiefs of Staff from 1970 to 1974. He has been President of Admiral Zumwalt & Consultants, Inc., a Washington-based consulting firm, since prior to 1991. Admiral Zumwalt is a director of Magellan Aerospace Corporation, Dallas Semiconductor Corporation and NL Industries Inc. He is also a member of the President's Foreign Intelligence Advisory Board, Chairman of the International Consortium for Research on the Health Effects of Radiation, Chairman of the Marrow Foundation and Chairman of the Ethics and Public Policy Center.

  Each director holds office until that director's successor has been duly elected and qualified. The Company's Board of Directors is divided into three classes with Messrs. Blaker, Courter and Knoller constituting Class I,

Messrs. Balter, Berman and Wasserman constituting Class II and Messrs. Jonas and Steiner and Ms. Mason constituting Class III. Upon the expiration of the term of each class of directors, directors comprising such class of directors will be elected for a three-year term at the next succeeding annual meeting of stockholders. Executive officers of the Company are elected by the Board of Directors on an annual basis and serve until their successors are duly elected and qualified.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Board of Directors has established a Compensation Committee consisting of Messrs. Berman, Blaker and Steiner and an Audit Committee consisting of Messrs. Berman, Blaker and Wasserman. The Compensation Committee will make recommendations concerning the salaries and incentive compensation of employees of and consultants to the Company and will administer the Company's Plan (as defined below). The Audit Committee is responsible for reviewing the results and scope of audits and other services provided by the Company's independent auditors.

COMPENSATION OF DIRECTORS

  Commencing January 1, 1997, directors will receive compensation of $15,000 per year. Options to purchase 25,000 shares of Common Stock for $10.00 per share were granted to Bert W. Wasserman in March 1996. Such options were immediately exercisable and have a term of ten years. In addition, each non-employee director (including Mr. Wasserman) received as of March 15, 1996 grants exercisable for 10,000 shares of Common Stock at an exercise price of $10.00 per share, and will annually receive grants of options exercisable for 10,000 shares of Common Stock on the date of the Annual Meeting of Stockholders under the Company's Plan. See "Management--1996 Stock Option and Incentive Plan."

EXECUTIVE COMPENSATION

  The following table sets forth certain information for the Company's last completed fiscal year concerning the compensation of the Company's Chief Executive Officer and the Company's most highly compensated executive officers (whose salary and bonus exceeded $100,000), other than the Chief Executive Officer, who were serving as executive officers as of July 31, 1996 (the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM
                                                                           COMPENSATION
                                     ANNUAL COMPENSATION                    AWARDS(2)
                                     --------------------                  ------------
                                                               OTHER        SECURITIES
                                                               ANNUAL       UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR(1) SALARY ($) BONUS ($) COMPENSATION ($) OPTIONS (#)  COMPENSATION ($)
---------------------------  ------- ---------- --------- ---------------- ------------ ----------------
Howard S. Jonas(3)......      1996     65,000         0           0              0              0
 Chairman of The Board
 and Chief Executive
 Officer
Howard S. Balter(3).....      1996    175,000    64,000           0              0              0
 Chief Operating Officer
 and Vice Chairman

--------
(1) Information with respect to prior fiscal years is not presented because the Company was not a reporting Company pursuant to the Securities Exchange Act of 1934, as amended, prior to Fiscal 1996.
(2) The Company does not have executive long-term compensation plans.
(3) The Company has entered into employment agreements with Mr. Jonas and Mr. Balter. See "Management--Employment Agreements."

STOCK OPTIONS GRANTED IN LAST FISCAL YEAR

  There were no grants of options to purchase shares of Common Stock made during Fiscal 1996 to the Named Executive Officers.

OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END VALUES

  The following table provides certain information concerning the number of shares of Common Stock underlying unexercised stock options held by each of the Named Executive Officers and the value of such officers' unexercised stock options at July 31, 1996. No stock options were exercised by the Named Executive Officers during Fiscal 1996.

                                                     NUMBER OF SECURITIES
                                                    UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                            SHARES                        OPTIONS AT          IN-THE-MONEY OPTIONS AT
                           ACQUIRED                   FISCAL YEAR-END(#)      FISCAL YEAR-END ($) (1)
                              ON         VALUE     ------------------------- -------------------------
NAME                     EXERCISE (#) REALIZED ($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     ------------ ------------ ----------- ------------- ----------- -------------
Howard S. Jonas.........       0            0              0          0               0         0
Howard S. Balter........       0            0        552,920          0       6,115,786         0

--------
(1) The closing price of the Common Stock on July 31, 1996, as reported by the Nasdaq National Market, was $11.50 per share.

EMPLOYMENT AGREEMENTS

  The Company has entered into employment agreements with Messrs. Jonas, Balter, Scharf, Raab and Courter. Mr. Jonas's employment agreement, dated as of January 1, 1996, provides for a base salary of a minimum of $200,000 which may be increased, but not decreased, during the term of the agreement. Such salary began upon the Company's initial public offering. The Company may terminate Mr. Jonas's employment only for cause (as defined in the agreement). If the agreement is terminated without cause, the Company is obligated to pay to Mr. Jonas an amount equal to twice his base salary as then in effect. The agreement has a three year term but is automatically extendable for one year periods unless the Board of Directors or Mr. Jonas notifies the other, within ninety days of the anniversary of such period, that the agreement will not be extended. Pursuant to the agreement, Mr. Jonas has agreed to not compete with the Company for a period of one year following termination of the agreement.

  Mr. Balter's employment agreement, dated as of January 1, 1996, provides for a base salary of a minimum of $175,000 which may be increased, but not decreased, during the term of the agreement. The Company may terminate Mr. Balter's employment only for cause (as defined in the agreement). If the agreement is terminated without cause, the Company is obligated to pay to Mr. Balter an amount equal to twice his base salary as then in effect. The agreement has a three year term but is automatically extendable for one year periods unless the Board of Directors or Mr. Balter notifies the other, within 90 days of the anniversary of such period, that the agreement will not be extended. Pursuant to the agreement, Mr. Balter has agreed to not compete with the Company for a period of one year following termination of the agreement.

  The Company entered into an employment agreement with Kenneth Scharf, its Chief Information Officer, dated as of September 1, 1996. The agreement provides for an annual base salary of $200,000. In the event of termination, Mr. Scharf will receive six months severance in the amount of $100,000 from the Company.

  The Company entered into an employment agreement with Eric L. Raab, its Chief Technology Officer, dated as of April 3, 1995, which agreement was amended on December 28, 1995. Mr. Raab's employment agreement has a term of three years from the date of his original agreement and automatically extends for terms of one year thereafter, unless Mr. Raab provides written notice of his decision to not renew the agreement. The agreement also provides for termination for cause (as defined in the agreement) upon six months' written notice. The agreement provides for a base salary of $75,000 for the first year of the agreement and for increases in such amount for each additional year the agreement is in effect. In addition, pursuant to the agreement, Mr. Raab was granted options to purchase 184,000 shares of Common Stock at an exercise price of $10 per share, to vest on a pro rata basis annually over six years. Pursuant to the agreement, Mr. Raab may continue his involvement with certain business opportunities he had become involved with prior to joining the Company.

  Mr. Courter's employment agreement, dated as of October 28, 1996, is effective as of October 1, 1996, and provides for a base salary of a minimum of $200,000 which may be increased, but not decreased, during the term of the agreement. The agreement also provides for a grant of options to purchase 100,000 shares of Common Stock at an exercise price of $10 per share, to vest on a pro rata basis quarterly for the first quarter and then monthly for the remainder of the first year of his employment. In addition, the agreement provides for grants of options to purchase 100,000 shares of Common Stock on or about each of the dates of October 1, 1997 and October 1, 1998 vesting on a pro rata basis quarterly in the year of each such grant at a purchase price of approximately $2 per share below the market price. The Company may terminate Mr. Courter's employment only for cause (as defined in the agreement). If the agreement is terminated without cause, the Company is obligated to pay to Mr. Courter an amount equal to twice his base salary as then in effect. The agreement has a three year term but is automatically extendable for one year periods unless the Board of Directors or Mr. Courter notifies the other, within ninety days of the anniversary of such period, that the agreement will not be extended. Pursuant to the agreement, Mr. Courter has agreed to not compete with the Company for a period of one year following termination of the agreement.

EMPLOYEE STOCK OPTION PROGRAM

  The Company had an informal stock option program whereby selected key employees were granted options to purchase shares of Common Stock. The primary purpose of this program was to provide long-term incentives to the Company's key employees and to further align their interests with those of the Company. Options granted under such program have a term of ten years and are subject to all other reasonable terms and conditions as the Company deems necessary and appropriate. The selection of the participants and the determination of the number of options to be granted to each participant were made by the Company's Board of Directors. Under such program, options to purchase an aggregate of 2,158,770 shares of Common Stock have been granted as of October 31, 1996. See "Certain Transactions."

1996 STOCK OPTION AND INCENTIVE PLAN

  The Company has adopted the IDT Corporation 1996 Stock Option and Incentive Plan (the "Plan"). The description in this Registration Statement of the principal terms of the Plan is a summary, does not purport to be complete, and is qualified in its entirety by the full text of the Plan which is incorporated by reference as an exhibit to the Registration Statement of which this Prospectus forms a part.

  Pursuant to the Plan, key employees, directors and consultants of the Company are eligible to receive awards of stock options, stock appreciation rights, limited stock appreciation rights and restricted stock. Options granted under the Plan may be "incentive stock options" ("ISOs"), within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonqualified stock options ("NQSOs"). Stock appreciation rights ("SARs") and limited stock appreciation rights ("LSARs") may be granted simultaneously with the grant of an option or (in the case of NQSOs), at any time during the term of the Plan. Restricted stock may be granted in addition to or in lieu of any other award granted under the Plan. The Company has authorized 2,300,000 shares of Common Stock for issuance of awards under the Plan (subject to antidilution and similar adjustments).

  The Plan is administered by the Compensation Committee (the "Committee") appointed by the Board of Directors of the Company (the "Board"). Subject to the provisions of the Plan, the Committee will determine the type of award, when and to whom awards will be granted, the number of shares covered by each award and the terms, provisions and kind of consideration payable (if any), with respect to awards. The Committee may interpret the Plan and may at any time adopt such rules and regulations for the Plan as it deems advisable. In determining the persons to whom awards shall be granted and the number of shares covered by each award, the Committee shall take into account the duties of the respective persons, their present and potential contribution to the success of the Company and such other factors as the Committee shall deem relevant.


  An option may be granted on such terms and conditions as the Committee may approve, and generally may be exercised for a period of up to 10 years from the date of grant. Generally, ISOs will be granted with an exercise price equal to the "Fair Market Value" (as defined in the Plan) on the date of grant. In the case of ISOs, certain limitations will apply with respect to the aggregate value of option shares which can become exercisable for the first time during any one calendar year, and certain additional limitations will apply to ISOs granted to "Ten Percent Stockholders" (as defined in the Plan) of the Company. The Committee may provide for the payment of the option price in cash, by delivery of Common Stock or Class A Stock having a Fair Market Value equal to such option price, by a combination thereof or by any other method. Options granted under the

Plan will become exercisable at such times and under such conditions as the Committee shall determine, subject to acceleration of the exercisability of options in the event of, among other things, a "Change in Control" (as defined in the Plan).

  The Plan provides for automatic formula option grants to eligible non-employee directors of the Company. Options to purchase 10,000 shares of Common Stock were granted to each non-employee director upon the consummation of the Company's initial public offering in March 1996 and options to purchase 10,000 shares of Common Stock will be granted to each new non-employee director upon such director's initial election and qualification for the Board. In addition, options to purchase 10,000 shares of Common Stock will be granted annually to each non-employee director on the day of each annual stockholder meeting. Each option will have an exercise price equal to the Fair Market Value of a share of Common Stock on the date of grant. All such options granted to non-employee directors will be immediately exercisable. All options held by non-employee directors, to the extent not exercised, expire on the earliest of (i) the tenth anniversary of the date of grant, (ii) one year following the optionee's termination of his directorship on account of death or disability or (iii) three months following the optionee's termination of his directorship with the Company for any other reason.

  The Plan also permits the Committee to grant SARs and/or LSARs with respect to all or any portion of the shares of Common Stock covered by options. Generally, SARs may be exercised only at such time as the related option is exercisable and LSARs may be exercised only during the 90 days immediately following an "Acceleration Date" (as defined in the Plan) except that, in the case of an "Insider" (as defined in the Plan), (i) an SAR and an LSAR must be held for at least six months before it becomes exercisable and (ii) an LSAR must automatically be paid out in cash. LSARs will be exercisable only if, and to the extent, that the option to which the LSARs relate is then exercisable, and if such option is an ISO, only to the extent the Fair Market Value per share of Common Stock exceeds the option price.

  Upon exercise of an SAR, a grantee will receive for each share for which an SAR is exercised, an amount in cash or Common Stock, as determined by the Committee, equal to the excess, if any, of (i) the Fair Market Value of a share of Common Stock on the date the SAR is exercised over (ii) the exercise price per share of the option to which the SAR relates.

  Upon exercise of an LSAR, a grantee will receive for each share for which an LSAR is exercised, an amount in cash equal to the excess, if any, of (i) the greater of (x) the highest Fair Market Value of a share of Common Stock during the 90-day period ending on the date the LSAR is exercised, and (y) whichever of the following is applicable: (1) the highest per share price paid in any tender or exchange offer which is in effect at any time during the 90 days ending on the date of exercise of the LSAR; (2) the fixed or formula price for the acquisition of shares of Common Stock in a merger in which the Company will not continue as the surviving corporation, or upon a consolidation, or a sale, exchange or disposition of all or substantially all of the Company's assets, approved by the Company's stockholders (if such price is determinable on the date of exercise); and (3) the highest price per share of Common Stock shown on Schedule 13D, or any amendment thereto, filed by the holder of the specified percentage of Common Stock, the acquisition of which gives rise to the exercisability of the LSAR over (ii) the exercise price per share of the option to which the LSAR relates. In no event, however, may the holder of an LSAR granted in connection with an ISO receive an amount in excess of the maximum amount which will enable the option to continue to qualify as an ISO.

  When an SAR or LSAR is exercised, the option to which it relates will cease to be exercisable to the extent of the number of shares with respect to which the SAR or LSAR is exercised, but will be deemed to have been exercised for purposes of determining the number of shares available for the future grant of awards under the Plan.

  The Plan further provides for the granting of restricted stock awards, which are awards of Common Stock which may not be disposed of, except by will or the laws of descent and distribution, for such period as the Committee determines (the "restricted period"). The Committee may also impose such other conditions and restrictions, if any, on the shares as it deems appropriate, including the satisfaction of performance criteria. All restrictions affecting the awarded shares lapse in the event of a Change in Control.

  During the restricted period, the grantee will be entitled to receive dividends with respect to, and to vote the shares awarded to him. If, during the restricted period, the grantee's service with the Company terminates for any reason, any shares remaining subject to restrictions will be forfeited. The Committee has the authority to cancel any or all outstanding restrictions prior to the end of the restricted period, including cancellation of restrictions in connection with certain types of termination of service.

  The Board may at any time and from time to time suspend, amend, modify or terminate the Plan; provided however, that, to the extent required by Rule 16b-3 ("Rule 16b-3") promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any other law, regulation or stock exchange rule, no such change shall be effective without the requisite approval of the Company's stockholders. In addition, no such change may adversely affect any award previously granted, except with the written consent of the grantee.

  No awards may be granted under the Plan after ten years after its adoption.

401(K) PLAN

  The Company has established a plan, effective September 1, 1996, pursuant to
Section 401(k) of the Internal Revenue Code of 1986, as amended (the "401(k) Plan"), for non-union employees. The non-union employees of the Company and its subsidiaries are eligible to participate in the 401(k) Plan after completion of one year of employment with the Company. Under the 401(k) Plan, eligible employees may elect to defer a portion of their salary each year (subject to limits imposed by the Internal Revenue Service). The portion deferred will be paid by the Company to the trustee under the 401(k) Plan. The Company makes a matching contribution to the 401(k) Plan each month on behalf of each participant in an amount equal to 20% of such participant's salary deferral contribution. Matching contributions become vested under the 401(k) Plan at a rate of 20% for each full year of employment. Matching contributions do not begin vesting until the second year of employment.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During Fiscal 1996, the Compensation committee was comprised of Messrs. Berman, Blaker and Courter and the Audit committee was comprised of Messrs. Berman, Blaker and Wasserman. Each of the members of the Compensation Committee and the Audit Committee were not employees of the Company during such period. During Fiscal 1995, the Company did not have a Compensation Committee or an Audit Committee. Messrs. Jonas and Balter each participated in the determination of officers' compensation during Fiscal 1995.

                             CERTAIN TRANSACTIONS

  Simon L. Lermer, who served as a director of the Company from December 1992 to December 1995, is the sole stockholder of Lermer Overseas Telecommunications, Inc. ("Lermer"). Mr. Lermer and Marc Knoller, a director of the Company, are the two directors of Lermer. Under an agreement between Lermer and the Company in effect from April 1994 until May 1996, Lermer provided long-distance telecommunications services to the Company's customers and the Company marketed Lermer's long-distance services and also provided Lermer with marketing, technical support, billing and collection and rate procurement services. Payments made to Lermer by the Company in Fiscal 1994 (from the inception of Lermer in April 1994 until July 31, 1994), Fiscal 1995 and Fiscal 1996 were $181,160, $2,416,534 and $2,142,718, respectively.

  The Company currently leases one of its three headquarters facilities in Hackensack, New Jersey from a corporation which is wholly-owned by Howard Jonas, the Company's Chief Executive Officer and Chairman of the Board of Directors. Aggregate lease payments under such lease were $24,000 for each of Fiscal 1994, 1995 and 1996.

  In September 1995, the Company borrowed $75,000 at 12% per annum from Meyer
A. Berman, a stockholder and, as of March 1996, a director, of the Company. The principal amount of, and accrued interest on, this loan was payable in September 1996. In October 1995, the Company issued promissory notes in the principal amount of $100,000 to each of David
S. Steiner, a stockholder and, as of March 1996, a director of the Company, and Peter D. Sudler, a stockholder and former director of the Company. These notes bore interest, due in monthly installments, at the rate of 12% per annum and matured one year from issuance. The Company issued promissory notes in the principal amount of $250,000 in January 1996 and in February 1996 to Mr. Steiner. Such notes also bore interest, due in monthly installments, at the rate of 12% per annum and matured one year from issuance. In November 1995, the Company issued a promissory note in the principal amount $100,000 to Mr. Lermer, which note bore interest at the rate of 12% per annum and was due in November 1996. This note required the Company to redeem the note for an amount equal to its principal amount plus accrued interest and a redemption premium in the amount of 10% of the principal amount of the note upon completion of an initial public offering by the Company. All such loans and notes were repaid in full in March 1996 with proceeds from the Company's initial public offering. In the first three quarters of Fiscal 1996, the Company also borrowed an aggregate of $760,000 from Jonas Publishing Corp., a corporation which is wholly-owned by Mr. Jonas. Such borrowings did not bear interest. Of such borrowings, $400,000 was repaid before the initial public offering and $360,000 was repaid with the proceeds of the initial public offering.

  In August 1994, the Company granted options to purchase 552,920 shares of Common Stock to Howard S. Balter, the Chief Operating Officer and a director of the Company, at a weighted average exercise price of approximately $0.44 per share, options to purchase 46,000 shares of Common Stock to Joyce J. Mason, its Secretary and, as of March 1996, a director of the Company, at an exercise price of approximately $0.21 per share and options to purchase 230,000 shares of Common Stock to Mr. Knoller, the Vice President and, as of March 1996, a director of the Company, at an exercise price of approximately $0.21 per share. In April 1995, the Company granted options to purchase 69,920 shares of Common Stock to Stephen R. Brown, the Chief Financial Officer of the Company, at an exercise price of $0.372 per share and options to purchase 124,440 shares of Common Stock to Eric L. Raab, the Chief Technical Officer of the Company, at a weighted average exercise price of $1.09 per share. Such options have terms of ten years, are subject to all other reasonable terms and conditions and became exercisable as of July 31, 1995. In addition, the Company granted as of March 15, 1996 options to purchase 184,000 shares of Common Stock at an exercise price of $10.00 per share to Mr. Raab pursuant to the Plan. In March 1996, the Company granted options to purchase 25,000 shares of Common Stock to Bert W. Wasserman, a director of the Company, at an exercise price of $10.00 per share and have a term of ten years. The Company also granted options to purchase 10,000 shares of Common Stock at an exercise price of $10.00 per share to each of the non-employee directors as of March 15, 1996. See "Executive Compensation--Compensation of Directors."

  In January 1996, Howard S. Jonas, the Company's Chief Executive Officer and Chairman of the Board of Directors, loaned $500,000 to Yovelle Renaissance Corporation ("Yovelle"), the owner of the Genie on-line service. In consideration for such loan, Yovelle issued a promissory note in the principal amount of $500,000 to Mr. Jonas. Such note bore interest at a rate of 12% per annum and was due in June 1996. The Company acquired all of the stock of Yovelle in August 1996. Prior to such acquisition, Mr. Jonas's loan was repaid in full by Yovelle. During Fiscal 1996, revenue to the Company under a consulting agreement between the Company and Yovelle amounted to $1,200,000.

  The Company has not and will not extend or guarantee loans to officers or directors of the Company, unless such loans are approved by a majority of the directors and a majority of the independent, disinterested, outside directors of the Company, are for bona fide business purposes and may be reasonably expected to benefit the Company.

  James Courter, the President and a Director of the Company, was a partner of the law firm of Verner, Liipfert, Bernhard, McPherson & Hand until September 1996. The firm has served as counsel to the Company since January 1996. Mr. Courter is a partner of the law firm Courter, Kobert, Laufer & Cohen which has served as counsel to the Company since July 1996. Fees paid to each of the firms by the Company were less than 5% of the firms' gross revenues for each fiscal year in which they represented the Company. In addition, in connection with his employment by the Company, Mr. Courter received grants of options to purchase shares of the Company's Common Stock. See "Management--Employment Agreements."

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information regarding the beneficial ownership of Common Stock (and Class A Stock, assuming conversion of all shares of Class A Stock into Common Stock) as of October 31, 1996, by (i) all persons known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock (and Class A Stock, on an as-converted basis), (ii) each of the Company's directors and the Named Executive Officers and (iii) all directors and officers of the Company as a group. Unless otherwise noted in the footnotes to the table, the persons named in the table have sole voting and investing power with respect to all shares of Common Stock (or Class A Stock) indicated as being beneficially owned by them.

                                                     SHARES BENEFICIALLY OWNED
                                                         PRIOR TO OFFERING
 NAE AND ADDRESS OFM                                 ------------------------------
  BNEFICIAL OWNER+E                                     NUMBER        PERCENTAGE
-------------------                                  --------------- --------------
   FIVE PERCENT STOCKHOLDERS
   Howard S. Jonas(1)...............................      11,174,330         53.6%
    294 State Street
    Hackensack, NJ 97068
   David S. Steiner(2) .............................       1,252,000          6.0
    c/o Steiner Equities Group, L.L.C.
    75 Eisenhower Parkway
    Roseland, NJ 07068
   NAMED EXECUTIVE OFFICERS AND DIRECTORS
   Howard S. Balter(3)..............................         552,920          2.6
   James Courter(4).................................         247,000          1.2
   Joyce J. Mason(3)................................          46,000        *
   Meyer A. Berman(4)...............................         113,500        *
   J. Warren Blaker(3)..............................          10,000        *
   Bert W. Wasserman(3).............................          35,000        *
   Elmo R. Zumwalt, Jr.(5)..........................               0        *
   All directors and officers as a group
    (12 persons)....................................      13,885,110         66.6

--------
 +Address provided for beneficial owners of more than 5% of Common Stock.
 * Less than 1%.
(1) Shares of Class A Stock which are convertible on a share-for-share basis into Common Stock at the option of the holder. Class A Stock has different rights than Common Stock. See "Description of Capital Stock."
(2) Served as a director of the Company's predecessor between 1992 and 1996 and is a director of the Company. Includes 621,000 shares of Common Stock transferred by Mr. Steiner to irrevocable trusts over which Mr. Steiner shares voting power with one individual and 10,000 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of the date of this offering.
(3) Common Stock beneficially owned pursuant to stock options exercisable within 60 days of the date of this offering.
(4) Includes 10,000 shares beneficially owned pursuant to stock options exercisable within 60 days of the date of this offering.

(5) Director Nominee.

                              SELLING STOCKHOLDER

  Alan M. Grayson, the Selling Stockholder hereunder, owns 575,000 shares of Common Stock, including the 400,000 Shares being offered pursuant to this Prospectus. Because the Selling Stockholder may offer all or some part of the Shares which he holds from time to time pursuant to the offering contemplated by this Prospectus, and because this offering is not being underwritten on a firm commitment basis, no estimate can be given as to the number of shares that will be held by the Selling Stockholder upon termination of this offering. See "Plan of Distribution."

  The Shares are being registered for resale solely for the account of the Selling Stockholder. The Selling Stockholder has not had any material relationships with the Company within the past three years. The Selling Stockholder has threatened to hold the Company liable for losses resulting from delays in registering the Shares for sale hereunder. See "Business--Legal Proceedings."

  It is anticipated that the Selling Stockholder will offer and sell the Shares hereunder from time to time in ordinary transactions through one or more brokers or dealers on NASDAQ, in the over-the-counter market or in private transactions at such prices as may be obtainable at any such time.

                         DESCRIPTION OF CAPITAL STOCK

  The following brief description of the Company's capital stock does not purport to be complete and is subject in all respects to applicable Delaware law and to the provisions of the Company's Certificate of Incorporation and by-laws (the "By-Laws").

  The Company's authorized capital stock consists of 100,000,000 shares of Common Stock, $.01 par value, 35,000,000 shares of Class A Stock, $.01 par value, and 10,000,000 shares of Preferred Stock, $.01 par value (the "Preferred Stock").

COMMON STOCK AND CLASS A STOCK

 General

  The rights of holders of Common Stock and holders of Class A Stock are identical except for voting and conversion rights and restrictions on transferability. As of October 31, 1996, there were 9,666,900 shares of Common Stock outstanding held of record by 77 stockholders and 11,174,330 shares of Class A Stock outstanding held of record by one stockholder.

 Voting Rights

  The holders of Class A Stock are entitled to three votes per share and the holders of Common Stock are entitled to one vote per share. Except as otherwise required by law or as described below, holders of Class A Stock and Common Stock will vote together as a single class on all matters presented to the stockholders for their vote or approval, including the election of directors. Stockholders are not entitled to vote cumulatively for the election of directors, and no class of outstanding common stock acting alone is entitled to elect any directors. Howard S. Jonas, the Chairman of the Board and Chief Executive Officer of the Company, holds the 11,174,330 outstanding shares of Class A Stock and will retain effective control of the Company through holding approximately 77.6% of the combined voting power of the Company's outstanding capital stock. Therefore, Mr. Jonas has the ability to elect all of the directors of the Company and to effect or prevent certain corporate transactions which require majority approval of the combined classes, including mergers and other business combinations.

 Transfer Restrictions

  Class A Stock is subject to certain limitations on transferability that do not apply to the Common Stock. The Certificate of Incorporation provides that shares of Class A Stock automatically convert into an equal number of shares of Common Stock if there is a Transfer (as defined therein) of shares of Class A Stock to a person other than a Permitted Transferee (as hereinafter defined), other than when such shares are pledged to a person other than a Permitted Transferee (in which instance such shares convert to Common Stock on the 30th day after receipt of notice given by the Company to the transferor, unless the shares are reconveyed to the transferor or any other Permitted Transferee prior to the expiration of such 30-day period). Thereafter, such shares of Common Stock may be freely transferred, subject to restrictions imposed under applicable securities laws. "Permitted Transferee" means, (A) with respect to each holder of shares of Class A Stock, the Company, and (B) with respect to each holder who is a natural person, (i) a Family Member (as defined therein), (ii) the trustee of a trust exclusively for the benefit of such holder, any Family Member, or certain charitable organizations, (iii) a charitable organization established solely by one or more of such holders or Family Members, (iv) any IRA or 401(k) employee benefit plan of such holder, (v) the estate or any appointed guardian or custodian of such holder, and (vi) any corporation or partnership controlled by such holder. Shares of Class A Stock acquired by the Company will be canceled and may not be reissued. This provision may not be amended without the affirmative vote of holders of the majority of the shares of Class A Stock and the affirmative vote of holders of a majority of the shares of Common Stock, each voting separately as a class.

 Dividends and Liquidation

  Holders of Class A Stock and holders of Common Stock have an equal right to receive dividends when and if declared by the Company's Board of Directors out of funds legally available therefor. If a dividend or distribution payable in Class A Stock is made on the Class A Stock, the Company must also make a pro rata and simultaneous dividend or distribution on the Common Stock payable in shares of Common Stock. Conversely, if a dividend or distribution payable in Common Stock is made on the Common Stock, the Company must also make a pro rata and simultaneous dividend or distribution on the Class A Stock payable in shares of Class A Stock. In the event of the liquidation, dissolution, or winding up of the Company, holders of the shares of Class A Stock and Common Stock are entitled to share equally, share-for-share, in the assets available for distribution after payment of all creditors and the liquidation preferences of the Preferred Stock of the Company.

 Optional Conversion Rights

  Each share of Class A Stock may, at any time and at the option of the holder, be converted into one fully paid and non-assessable share of Common Stock. Upon conversion, such shares of Common Stock would not be subject to restrictions on transfer that applied to the shares of Class A Stock prior to conversion except to the extent such restrictions are imposed under applicable securities laws.

  The shares of Common Stock are not convertible into or exchangeable for shares of Class A Stock or any other shares or securities of the Company.

 Other Provisions

  Holders of Class A Stock and Common Stock have no preemptive rights to subscribe to any additional securities of any class which the Company may issue and there are no redemption provisions or sinking fund provisions applicable to either such class, nor is the Class A Stock or the Common Stock subject to calls or assessments by the Company. The rights, preferences, and privileges of the holders of Common Stock and Class A Stock are subject to and may be adversely affected by, the rights of the holders of any series of Preferred Stock which the Company may designate and issue in the future. As of the date of this Prospectus, there are no shares of Preferred Stock outstanding.

PREFERRED STOCK

  The Company's Certificate of Incorporation provides that the Company may issue up to 10,000,000 shares of Preferred Stock in one or more series and as may be determined by the Company's Board of Directors who may establish from time to time the number of shares to be included in each such series, to fix the designation, powers, preference and rights of the shares of each such series and any qualifications, limitations, or restrictions thereof, and to increase or decrease the number of shares of any such series without any further vote or action by the stockholders. The Board of Directors of the Company may authorize, without stockholder approval, the issuance of Preferred Stock with voting and conversion rights that could adversely affect the voting power and other rights of holders of Common Stock. Preferred Stock could thus be issued quickly with terms designed to delay or prevent a change in control of the Company or to make the removal of management more difficult. In certain circumstances, this could have the effect of decreasing the market price of the Common Stock.

CERTAIN PROVISIONS OF THE COMPANY'S CERTIFICATE OF INCORPORATION AND BY-LAWS

  The Certificate of Incorporation and the By-Laws contain certain provisions that could make more difficult the acquisition of the Company by means of a tender offer, a proxy contest or otherwise.

 Classified Board of Directors and Related Provisions

  The Certificate of Incorporation provides for the Board of Directors to be divided into three classes, designated Class I, Class II, and Class III, which shall be as nearly equal in number as possible. Class I directors, who will serve for a term ending with the annual meeting of stockholders to be held in 1996, consists of three directors, Class II directors, who will serve for a term ending with the annual meeting of stockholders to be held in 1997, consists of three directors and Class III directors, who will serve for a term ending with the annual meeting of stockholders to be held in 1998, also consists of three directors. A director may be removed by the stockholders, but only for cause, and only by the affirmative vote of the holders, voting as a single class of a majority of the total number of votes entitled to be cast by all holders of the voting stock (the "Voting Stock") which shall include the Common Stock, the Class A Stock and any class outstanding or series of Preferred Stock, which by its terms may be voted on all matters submitted to stockholders of the Company generally.

  The purpose of a classified board is to promote conditions of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors, by guaranteeing that in the ordinary course at least two-thirds of the directors will at all times have had at least one year's experience as directors of the Company. However, for similar reasons, a classified board may deter certain mergers, tender offers or other takeover attempts which some or a majority of the holders of the Company's stock may deem to be in their best interest, since it would take two annual meetings of stockholders to elect a majority of the Board of Directors. Similarly, a classified board structure would delay stockholders who do not like the policies of the Board of Directors, from removing a majority of the Board of Directors at a single annual meeting.

 Statutory Provisions

  Section 203 of the Delaware General Corporation Law (the "DGCL") prohibits certain transactions between a Delaware corporation and an "interested stockholder," which is defined as a person who, together with any affiliate and/or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. This provision prohibits certain business combinations (defined broadly to include mergers, consolidations, sales or other dispositions of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation or the aggregate value of all of the outstanding capital stock of the corporation, and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation) between an interested stockholder and a corporation for a period of three years after the date the interested stockholder acquired its stock, unless (i) the business combination is approved by the corporation's board of directors prior to the date the interested stockholder acquired shares, (ii) the interested stockholder acquired at least 85% of the voting stock of the corporation in the transaction in which it became an interested stockholder or (iii) the business combination is approved by a majority of the board of directors and by the affirmative vote of two-thirds of the votes entitled to be cast by disinterested stockholders at an annual or special meeting. A Delaware corporation, pursuant to a provision in its original certificate of incorporation, may elect not to be governed by Section 203 of the DGCL. In its original certificate of incorporation the Company elected not to be governed by Section 203 of the DGCL.

 Limitations on Directors' Liability

  The Company's Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Section 102(7) of the DGCL, however, states that such a provision may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, relating to unlawful dividends, distributions or the repurchase or redemption of stock or
(iv) for any transaction from which the director derives an improper personal benefit.

  The Company's By-Laws provide that the Company shall indemnify and hold harmless, to the fullest extent permitted by the DGCL, any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with any threatened, pending or completed legal proceedings in which such person is involved by reason of the fact that he is or was a director or officer if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful. If the legal proceeding, however, is by or in the right of the Company, such director or officer may not be indemnified in respect of any claim, issue or matter as to which he shall have been adjudged to be liable to the Company unless a court determines otherwise.

  The Company may enter into agreements to indemnify its directors and officers in addition to the indemnification provided for in the Certificate of Incorporation. Such agreements, among other things, would indemnify the Company's directors and officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in the rights of the Company, on account of services as a director or officer of the Company or as a director or officer of any subsidiary of the Company, or as a director or officer of any other company or enterprise to which the person provides services at the request of the Company.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Common Stock is American Stock Transfer and Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Based on the number of shares of Common Stock outstanding as of October 31, 1996, and assuming no exercise of the options to purchase 3,745,814 shares of Common Stock outstanding on such date, the Company has outstanding 9,666,900 shares of Common Stock and 11,174,330 shares of Class A Stock. The Class A Stock is convertible into Common Stock at any time on a share for share basis. Of the shares of Common Stock, the 400,000 shares which may be sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by "affiliates" of the Company, as that term is defined in Rule 144 ("Rule 144") under the Securities Act ("Affiliates"), may generally only be sold in compliance with the limitations of Rule 144 described below.

SALES OF RESTRICTED SHARES

  The 4,491,900 shares of Common Stock issued prior to the Company's initial public offering in March 1996 and 11,174,300 shares of Class A Stock are deemed "restricted securities" (the "Restricted Securities") under Rule 144. Of the Restricted Securities, up to 2,484,000 are currently eligible for sale in the public market pursuant to Rule 144(k) under the Securities Act. Of the remaining 2,007,900 outstanding Restricted Securities and the 11,174,300 shares of Class A Stock, all of such shares are currently eligible for resale in the public market, subject to the volume, manner of sale and other restrictions of Rule 144 described below. All of the shares of the Class A Stock are subject to a lock-up agreement described below (the "Lock-Up Agreement"). In addition, 5,066,900 of the Restricted Shares are entitled to registration rights as described below.

  In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an Affiliate, who has beneficially owned Restricted Securities for at least two years is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock (approximately 97,000) or (ii) the average weekly trading volume in the Common Stock in the over-the-counter market during the four calendar weeks preceding the date on which notice of such sale is filed, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, Affiliates must comply with the restrictions and requirements of Rule 144, other than the two-year holding period requirement, in order to sell shares of Common Stock which are not Restricted Securities. Also, under Rule 144(k), a person who is not an Affiliate and has not been an Affiliate for at least three months prior to the sale and who has beneficially owned Restricted Securities for at least three years may resell such shares without compliance with the foregoing requirements. In meeting the two and three year holding periods described above, a holder of Restricted Securities can include the holding periods of a prior owner who was not an Affiliate. The Commission has proposed an amendment to Rule 144 which would reduce the holding period required for shares subject to Rule 144 to become eligible for sale in the public market from two years to one year, and from three years to two years in the case of Rule 144(k). If this proposal is adopted, an additional 1,076,400 shares would become eligible for sale to the public.

OPTIONS

  As of October 31, 1996, options to purchase a total of 3,745,814 shares of Common Stock (of which options to purchase 2,523,906 shares were then exercisable) were outstanding. An additional 712,956 shares of Common Stock are available for future grants under the Company's stock plans. See "Management--1996 Stock Option and Incentive Plan." The Company intends to file one or more registration statements on Form S-8 under the Securities Act to register all shares of Common Stock subject to outstanding stock options and Common Stock issuable pursuant to the Company's stock plans. Shares covered by these registration statements will thereupon be eligible for sale in the public market, subject to Rule 144 limitations applicable to Affiliates.

REGISTRATION RIGHTS

  Pursuant to Registration Rights Agreements, among the Company and certain stockholders, the Company has granted stockholders "piggyback" registration rights with respect to 5,066,900 shares of Common Stock. In addition, the Company has granted certain demand and "piggyback" registration rights with respect to 575,000 shares of Common Stock issued to the Selling Stockholder upon the exercise of the Warrant. Pursuant to a Registration Rights Agreement between the Company and Howard S. Jonas, the Company's Chairman and Chief Executive Officer, the Company has granted demand and registration rights with respect to Common Stock held by Mr. Jonas or any of his Permitted Transferees (as defined in the Certificate of Incorporation) as a result of the conversion of Class A Stock or as a result of the purchase of Common Stock while Mr. Jonas remains an Affiliate of the Company.

LOCK-UP AGREEMENT

  Howard Jonas, the holder of the 11,174,330 shares of issued and outstanding Class A Stock, entered into a lock-up agreement with Cowen & Company in connection with the initial public offering which prohibits the sale or disposition of such shares until March 15, 1997 without the consent of Cowen & Company.

  No predictions can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the prevailing market price for the Common Stock. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock and could impair the Company's future ability to obtain capital through an offering of equity securities.

   CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF
                                 COMMON STOCK

  General. The following discussion concerns the material United States federal income and estate tax consequences of the ownership and disposition of shares of Common Stock applicable to Non-U.S. holders of such shares of Common Stock. In general, a "Non-U.S. Holder" is any holder other than (i) a citizen or resident, as specifically defined for U.S. federal income and estate tax purposes, of the United States, (ii) a corporation, partnership or any entity treated as a corporation or partnership for U.S. federal income tax purposes created or organized in the United States or under the laws of the United States or of any State thereof, or (iii) an estate or trust whose income is includible in gross income for United States federal income tax purposes regardless of its source. The discussion is based on current law, which is subject to change retroactively or prospectively, and is for general information only. The discussion does not address all aspects of United States federal income and estate taxation and does not address any aspects of state, local or foreign tax laws. The discussion does not consider any specific facts or circumstances that may apply to a particular Non-U.S. Holder. Accordingly, prospective investors are urged to consult their tax advisors regarding the current and possible future United States federal, state and non-U.S. income and other tax consequences of holding and disposing of shares of Common Stock.

  Dividends. In general, dividends paid to a Non-U.S. Holder will be subject to United States withholding tax at a 30% rate (or a lower rate as may be specified by an applicable tax treaty) unless the dividends are
(i) effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States, or (ii), if a tax treaty applies, attributable to a United States permanent establishment or, in the case of an individual, a fixed base in the United States, maintained by the Non-U.S. Holder. Dividends effectively connected with such a trade or business or, if a tax treaty applies, attributable to such permanent establishment or a fixed base will generally not be subject to withholding (if the Non-U.S. Holder files certain forms annually with the payor of the dividend) but will generally be subject to United States federal income tax on a net income basis at regular graduated individual or corporate rates. In the case of a Non-U.S. Holder that is a corporation, such effectively connected income also may be subject to the branch profits tax (which is generally imposed on a foreign corporation on the deemed repatriation from the United States of effectively connected earnings and profits) at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. The branch profits tax may not apply if the recipient is a qualified resident of certain countries with which the United States has an income tax treaty.

  To determine the applicability of a tax treaty providing for a lower rate of withholding, dividends paid to an address in a foreign country are presumed under current Treasury Regulations to be paid to a resident of that country, unless the payor has definite knowledge that such presumption is not warranted or an applicable tax treaty (or United States Treasury Regulations thereunder) requires some other method for determining a Non-U.S. Holder's residence. However, under proposed regulations, in the case of dividends (paid after December 31, 1997 or December 31, 1999 in the case of dividends paid to accounts in existence on or before the date that is 60 days after the proposed regulations are published as final regulations), a Non-U.S. Holder generally would be subject to United States withholding tax at a 31-percent rate under the backup withholding rules described below, rather than at a 30-percent rate or at a reduced rate under an income tax treaty, unless certain certification procedures (or, in the case of payments made outside the United States with respect to an offshore account, certain documentary evidence procedures) are complied with, directly or through an intermediary. Under current regulations, the Company must report annually to the United States Internal Revenue Service (the "IRS") and to each Non-U.S. Holder the amount of dividends paid to, and the tax withheld with respect to, each Non-U.S. Holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of these information returns also may be made available under the provisions of a specific treaty or agreement with the tax authorities of the country in which the Non-U.S. Holder resides.

  A Non-U.S. Holder that is eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for refund with the IRS.

  Sale of Common Stock. Generally, a Non-U.S. Holder will not be subject to United States federal income tax on any gain realized upon the sale or other disposition of such holder's shares of Common Stock unless (i) the gain is effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States and, if a tax treaty applies, the gain is attributable to a permanent establishment or a fixed base maintained by the Non-U.S. Holder in the United States; (ii) the Non-U.S. Holder is an individual who holds the shares of Common Stock as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition, and either (a) such Non-U.S. Holder has a "tax home" (as specifically defined for U.S. federal income tax purposes) in the United States (unless the gain from disposition is attributable to an office or other fixed place of business maintained by such non-U.S. Holder in a foreign country and a foreign tax equal to at least 10% of such gain has been paid to a foreign country), or (b) the gain from the disposition is attributable to an office or other fixed place of business maintained by such Non-U.S. Holder in the United States; (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain United States expatriates; or
(iv) the Company is or has been during certain periods a "U.S. real property holding corporation" for U.S. federal income tax purposes (which the Company does not believe that it has been, currently is or is likely to become) and, assuming that the Common Stock is deemed for tax purposes to be "regularly traded on an established securities market," the Non-U.S. Holder held, at any time during the five-year period ending on the date of disposition (or such shorter period that such shares were held), directly or indirectly, more than five percent of the Common Stock.

  Estate Tax. Shares of Common Stock owned or treated as owned by an individual who is not a citizen or resident (as specially defined for United States federal estate tax purposes) of the United States at the time of death will be includible in the individual's gross estate for United States federal estate tax purposes, unless an applicable tax treaty provides otherwise, and may be subject to United States federal estate tax.

  Backup Withholding and Information Reporting. As a general rule, under current United States federal income tax law, backup withholding tax (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish the information required under the U.S. information reporting requirements) and information reporting requirements apply to the actual and constructive payments of dividends. The United States backup withholding tax and information reporting requirements generally, under current regulations, will not apply to dividends paid on Common Stock to a Non-U.S. Holder at an address outside the United States that are either subject to the 30% withholding discussed above or that are not so subject because a tax treaty applies that reduces or eliminates such 30% withholding, unless the payer has knowledge that the payee is a U.S. person. Backup withholding and information reporting generally will apply to dividends paid to addresses inside the United States on shares of Common Stock to beneficial owners that are not recipients that are entitled to an exemption, as discussed above, and that fail to provide in the manner required certain identifying information. However, under proposed regulations, in the case of dividends paid after December 31, 1997, a Non-U.S. Holder generally would be subject to backup withholding at a 31% rate, unless certain certification procedures (or, in the case of payments made outside the United States with respect to an offshore account, certain documentary evidence procedures) are complied with, directly or through an intermediary.

  The payment of the proceeds from the disposition of shares of Common Stock to or through the United States office of a broker will be subject to information reporting and backup withholding unless the holder, under penalties of perjury, certifies, among other things, its status as a Non-U.S. Holder, or otherwise establishes an exemption. Generally, the payment of the proceeds from the disposition of shares of Common Stock to or through a non-U.S. office of a non-U.S. broker will not be subject to backup withholding and will not be subject to information reporting. In the case of the payment of proceeds from the disposition of shares of Common Stock to or through a non-U.S. office of a broker that is a U.S. person or a "U.S.-related person," existing regulations require (i) backup withholding if the broker has actual knowledge that the owner is a Non-U.S. Holder, and (ii) information reporting on the payment unless the broker receives a statement from the owner, signed under penalties of perjury, certifying, among other things, its status as a Non-U.S. Holder, or the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no actual knowledge to the contrary. For this purpose, a "U.S.-related person" is (i) a "controlled foreign corporation" for United States federal income tax purposes or (ii) a foreign person 50% or more of whose gross income from all sources for the three-year period ending, with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a United States trade or business. The IRS recently proposed regulations addressing the withholding and information reporting rules which could affect the treatment of the payment of proceeds discussed above. Non-U.S. Holders should consult their tax advisors regarding the application of these rules to their particular situations, the availability of an exemption therefrom, the procedure for obtaining such an exemption, if available, and the possible application of the proposed regulations addressing the withholding and information reporting rules.

  Backup withholding is not an additional tax. Any amounts withheld from a payment to a Non-U.S. Holder under the backup withholding rules will be allowed as a credit against such holder's United States federal income tax liability, if any, and provided that such holder furnishes the IRS with the information entitling such holder to an exemption from or reduced rate of withholding, such holder would be entitled to a refund.

                             PLAN OF DISTRIBUTION

  The Company will receive no proceeds from the resale of the Shares by the Selling Stockholder pursuant to this offering. The Shares offered for sale hereby may be sold from time to time by the Selling Stockholder in one or more transactions on NASDAQ, in the over-the-counter market, in negotiated transactions or in a combination of such methods of sale, at fixed prices, at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The Selling Stockholder may effect such transactions directly to purchasers or to or through broker-dealers which may act as agents or principals. Such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholder (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions). In addition, any Shares covered by this Prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

  The Shares were issued to the Selling Stockholder on March 15, 1996, 1996 upon exercise of the Warrant granted to the Selling Stockholder on January 2, 1996. Pursuant to the Warrant, the Company agreed to file the Registration Statement of which this Prospectus forms a part with the Commission, and to keep the Registration Statement effective (subject to suspension under certain circumstances) until the earlier of (i) the date all the shares registered hereunder have been sold and (ii) January 2, 1998 plus a period equal to any Suspension Period (as defined in the Warrant).

  At the time a particular offer of Shares is made, a Prospectus Supplement, to the extent required, will be distributed which will set forth the Shares being offered by the Selling Stockholder, the purchase price, the amount of expenses of the offering and the terms of the offering, including the name or names of any underwriters, dealers or agents, and any discounts, commissions and other items constituting compensation from any discounts, commissions or concessions allowed or reallowed or paid to dealers.

  To comply with certain states' securities laws, if applicable, the Shares will be sold in such states only through brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in such states or an exemption from registration or qualification is available and is complied with. The Company is obligated pursuant to the Warrant to register or qualify the Shares under the securities or blue sky laws of such jurisdictions, as applicable.

 Any broker-dealers who participate in a sale of the Shares may be deemed to be "underwriters" within the meaning of Sections 11 and 12 of the Securities Act and Rule 10b-5 of the Exchange Act, and any commissions received by them, and proceeds of any such sales as principal, may be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the Selling Stockholder may be deemed to be an underwriter, the Selling Stockholder may be subject to certain statutory liabilities of the Securities Act.

  In addition, the Selling Stockholder and any other person participating in the sale or distribution of the Common Stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rules 10b-5, 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of any of the Common Stock by the Selling Stockholder and any other such person. The Company advises the Selling Stockholder to consult with competent securities counsel prior to initiating any such transaction. Furthermore, under Rule 10b-6 under the Exchange Act, any person engaged in a distribution of Common Stock may not simultaneously engage in market-making activities with respect thereto for a specified period prior to the commencement of such distribution. All of the foregoing may effect the marketability of the Common Stock and the ability of any person or entity to engage in market-making activities with respect to the Common Stock.

  The Common Stock is included for trading on the NASDAQ National Market under the symbol "IDTC."

  Pursuant to the Warrant, the Company shall bear the cost of preparation of the Registration Statement but shall not be responsible for underwriting or brokers discounts or commissions, transfer taxes or legal fees of the Selling Stockholder. Expenses to be borne by the Company are estimated to be approximately $409,879. As and when the Company is required to update this Prospectus, it may incur additional expenses in excess of this estimated amount.

                                 LEGAL MATTERS

  Certain legal matters with respect to this offering will be passed upon for the Company by Joyce J. Mason, Esq., Secretary and General Counsel of the Company.

                                    EXPERTS

  The consolidated financial statements and schedule of IDT Corporation as of July 31, 1996 and 1995 and for each of the three years in the period ended July 31, 1996 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein and in the Registration Statement, and are included herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                IDT CORPORATION

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Auditors...........................................  F-2
Consolidated Balance Sheets as of July 31, 1995 and 1996.................  F-3
Consolidated Statements of Operations for the years ended July 31, 1994,
 1995 and 1996...........................................................  F-4
Consolidated Statements of Stockholders' Equity for the years ended July
 31, 1994, 1995 and 1996.................................................  F-5
Consolidated Statements of Cash Flows for the years ended July 31, 1994,
 1995 and 1996...........................................................  F-6
Notes to Consolidated Financial Statements...............................  F-7
Condensed Consolidated Balance Sheets as of July 31, 1996 and October 31,
 1996 (Unaudited)........................................................  F-16
Condensed Consolidated Statements of Operations for the three months ended October 31, 1995 and 1996 (Unaudited).............................  F-17
Condensed Consolidated Statements of Cash Flows for the three months ended October 31, 1995 and 1996 (Unaudited).............................  F-18
Notes to Condensed Consolidated Financial Statements (Unaudited).........  F-19

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
IDT Corporation

  We have audited the accompanying consolidated balance sheets of IDT Corporation as of July 31, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended July 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at July 31, 1995 and 1996 and the results of its operations and its cash flows for each of the three years in the period ended July 31, 1996, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

New York, New York
September 30, 1996

                                IDT CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                             JULY 31
                                                     -------------------------
                                                        1995          1996
                                                     -----------  ------------
                       ASSETS
Current assets:
  Cash and cash equivalents......................... $   231,592  $ 14,893,756
  Trade accounts and commissions receivable, net of
   allowance for doubtful accounts of $250,000 at
   July 31, 1995 and $2,100,000 at July 31, 1996....   2,029,518    11,497,565
  Advances receivable...............................         --        925,000
  Due from Yovelle..................................         --      1,200,000
  Other current assets..............................     141,034     1,985,090
                                                     -----------  ------------
    Total current assets............................   2,402,144    30,501,411
Property and equipment, at cost, net................   1,770,113    12,453,330
Advances receivable.................................         --        325,000
Other assets........................................      25,000       517,630
                                                     -----------  ------------
    Total assets.................................... $ 4,197,257  $ 43,797,371
                                                     ===========  ============
        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Trade accounts payable............................ $   798,587  $  7,778,860
  Accrued expenses..................................   2,028,753     7,770,334
  Deferred revenue..................................     266,584       983,496
  Notes payable to former stockholder...............       5,001           --
  Other current liabilities.........................     187,357       422,005
                                                     -----------  ------------
    Total current liabilities.......................   3,286,282    16,954,695
                                                     -----------  ------------
Commitments and contingencies.......................
Stockholders' equity:
  Preferred stock, $.01 par value; authorized
   shares--10,000,000;
   no shares issued.................................         --            --
  Common stock, $.01 par value; authorized shares--
   100,000,000;
   4,491,900 and 9,666,900 shares issued and
   outstanding in 1995 and 1996, respectively.......      44,919        96,669
  Class A stock, $.01 par value; authorized shares--
   35,000,000;
   11,174,330 shares issued and outstanding.........     111,743       111,743
  Additional paid-in capital........................   3,223,598    44,746,841
  Accumulated deficit...............................  (2,469,285)  (18,112,577)
                                                     -----------  ------------
    Total stockholders' equity......................     910,975    26,842,676
                                                     -----------  ------------
    Total liabilities and stockholders' equity...... $ 4,197,257  $ 43,797,371
                                                     ===========  ============

                            See accompanying notes.

                                IDT CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                 YEAR ENDED JULY 31
                                        --------------------------------------
                                           1994         1995          1996
                                        -----------  -----------  ------------
Revenues..............................  $ 3,169,013  $11,664,434  $ 57,693,880
Costs and expenses:
  Direct cost of revenues.............      989,886    7,543,923    36,437,583
  Selling, general and
   administrative.....................    2,402,556    5,991,520    35,799,158
  Depreciation and amortization.......      105,853      303,619     1,212,235
                                        -----------  -----------  ------------
    Total costs and expenses..........    3,498,295   13,839,062    73,448,976
                                        -----------  -----------  ------------
Loss from operations..................     (329,282)  (2,174,628)  (15,755,096)
Interest expense......................       (3,167)         --       (113,160)
Interest income.......................       26,376       15,129       458,464
Other.................................        7,684       14,950           --
                                        -----------  -----------  ------------
Loss before income taxes and
 extraordinary item...................     (298,389)  (2,144,549)  (15,409,792)
Income taxes..........................          --           --            --
                                        -----------  -----------  ------------
Loss before extraordinary item........     (298,389)  (2,144,549)  (15,409,792)
Extraordinary loss on retirement of
 debt.................................          --           --       (233,500)
                                        -----------  -----------  ------------
Net loss..............................  $  (298,389) $(2,144,549) $(15,643,292)
                                        ===========  ===========  ============
Loss per share:
  Loss before extraordinary item......  $     (0.02) $     (0.13) $      (0.85)
  Extraordinary loss on retirement of
   debt...............................          --           --          (0.01)
                                        -----------  -----------  ------------
Net loss..............................  $     (0.02) $     (0.13) $      (0.86)
                                        ===========  ===========  ============
Weighted average number of shares used
 in calculation of loss per share.....   16,569,292   16,569,292    18,180,023
                                        ===========  ===========  ============


                            See accompanying notes.

                                IDT CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                           COMMON STOCK       CLASS A STOCK    ADDITIONAL      STOCK
                         ----------------- -------------------   PAID-IN    SUBSCRIPTION (ACCUMULATED
                          SHARES   AMOUNT    SHARES    AMOUNT    CAPITAL     RECEIVABLE    DEFICIT)
                         --------- ------- ---------- -------- -----------  ------------ ------------
Balance at July 31,
 1993................... 4,491,900 $44,919 11,174,330 $111,743 $   939,938    $(25,000)  $    (26,347)
 Contribution and sale
  of common stock.......       --      --         --       --    1,315,000         --             --
 Net loss for the year
  ended July 31, 1994...       --      --         --       --          --          --        (298,389)
                         --------- ------- ---------- -------- -----------    --------   ------------
Balance at July 31,
 1994................... 4,491,900  44,919 11,174,330  111,743   2,254,938     (25,000)      (324,736)
 Stock options..........       --      --         --       --      968,660         --             --
 Services rendered in
  exchange for
  subscription
  receivable............       --      --         --       --          --       25,000            --
 Net loss for the year
  ended July 31, 1995...       --      --         --       --          --          --      (2,144,549)
                         --------- ------- ---------- -------- -----------    --------   ------------
Balance at July 31,
 1995................... 4,491,900  44,919 11,174,330  111,743   3,223,598         --      (2,469,285)
 Stock options..........       --      --         --       --       70,000         --             --
 Sale of common stock... 4,600,000  46,000        --       --   41,458,993         --             --
 Exercise of warrants...   575,000   5,750        --       --       (5,750)        --             --
 Net loss for the year
  ended July 31, 1996...       --      --         --       --          --          --     (15,643,292)
                         --------- ------- ---------- -------- -----------    --------   ------------
Balance at July 31,
 1996................... 9,666,900 $96,669 11,174,330 $111,743 $44,746,841    $    --    $(18,112,577)
                         ========= ======= ========== ======== ===========    ========   ============


                            See accompanying notes.

                                IDT CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                 YEAR ENDED JULY 31
                                        --------------------------------------
                                           1994         1995          1996
                                        -----------  -----------  ------------
OPERATING ACTIVITIES
Net loss..............................  $  (298,389) $(2,144,549) $(15,643,292)
Adjustments to reconcile net loss to
 net cash provided by (used in)
 operating activities:
  Stock option expense................          --       968,660        70,000
  Depreciation and amortization.......      105,853      303,619     1,212,235
  Write-off of abandoned equipment....       82,000          --            --
  Services rendered in exchange for
   subscription receivable............          --        25,000           --
  Gain on sale of short-term
   investments........................       (7,284)         --            --
  Changes in assets and liabilities:
    Accounts receivable...............     (648,928)  (1,104,087)   (9,468,047)
    Due from Yovelle..................          --           --     (1,200,000)
    Other current assets..............       (9,896)     (97,357)   (1,844,056)
    Other assets......................      (25,000)         --       (492,630)
    Advances receivable...............          --           --     (1,250,000)
    Trade accounts payable............      321,873      417,662     6,980,273
    Accrued expenses..................      260,557    1,731,696     5,741,581
    Deferred revenue..................          --       242,921       716,912
    Other current liabilities.........      (15,488)     177,810       234,648
                                        -----------  -----------  ------------
Net cash provided by (used in)
 operating activities.................     (234,702)     521,375   (14,942,376)
INVESTING ACTIVITIES
Purchase of equipment.................     (716,623)  (1,325,518)  (11,895,452)
Purchase of short-term investments....   (1,490,413)         --            --
Proceeds from the sale of short-term
 investments..........................    1,669,355      297,974           --
                                        -----------  -----------  ------------
Net cash used in investing
 activities...........................     (537,681)  (1,027,544)  (11,895,452)
FINANCING ACTIVITIES
Payments on notes due to former
 shareholder..........................      (13,334)     (16,669)       (5,001)
Proceeds from notes payable from
 shareholders, affiliates and outside
 investors............................          --           --      4,237,000
Repayments of notes payable from
 shareholders, affiliates and outside
 investors............................          --           --     (4,237,000)
Payments of stockholder loans.........      (77,500)         --            --
Proceeds from sale of common stock....    1,315,000          --     41,504,993
                                        -----------  -----------  ------------
Net cash provided by (used in)
 financing activities.................    1,224,166      (16,669)   41,499,992
                                        -----------  -----------  ------------
Net increase (decrease) in cash.......      451,783     (522,838)   14,662,164
Cash and cash equivalents at beginning
 of period............................      302,647      754,430       231,592
                                        -----------  -----------  ------------
Cash and cash equivalents at end of
 period...............................  $   754,430  $   231,592  $ 14,893,756
                                        ===========  ===========  ============

                            See accompanying notes.

                                IDT CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 JULY 31, 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Organization

  IDT Corporation (the "Company") was incorporated in Delaware in December 1995 as a wholly-owned subsidiary of International Discount Telecommunications, Corp. ("IDT New York"). IDT New York was incorporated under the laws of the state of New York in August 1990. In March 1996, in order to effect IDT New York's Reincorporation in Delaware, IDT New York was merged into the Company ("the Reincorporation"). As part of the Reincorporation, the stockholders of IDT New York exchanged their shares of common stock of IDT New York for an aggregate of 4,491,900 shares of Common Stock and 11,174,330 shares of Class A Stock of the Company. The accompanying financial statements give retroactive effect to the Reincorporation.

  The Company provides Internet connectivity and certain telecommunication services to subscribers in the United States and abroad. In August 1996, the Company also began providing Internet telephony services with the introduction of Net2Phone.

 Principles of Consolidation

  The accompanying consolidated financial statements include accounts of the Company and its majority-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results inevitably will differ from those estimates.

 Revenue Recognition

  Monthly subscription service revenue is recognized over the period services are provided. Telecommunication revenues are recognized as they are incurred. Equipment sales are recognized when installation is completed. Deferred revenue consists primarily of semi-annual and annual Internet services billed in advance.

 Direct Cost of Revenues

  Direct cost of revenues consists primarily of telecommunication costs, connectivity costs, and the cost of equipment sold to customers.

 Property and Equipment

  Equipment, software, and furniture and fixtures are depreciation using the straight-line method over the estimated useful lives of the assets, which range from five to seven years. Leasehold improvements are depreciated using the straight-line method over the term of the lease or estimated useful life of the assets, whichever is shorter.

 Subscriber Acquisition Costs and Advertising

  Subscriber acquisition costs including sales commissions, license fees and production and shipment of starter packages are expensed as incurred.

                                IDT CORPORATION

  The Company expenses the costs of advertising as incurred. For the years ended July 31, 1994, 1995 and 1996, advertising expense totaled $10,000, $581,000 and $8,520,000, respectively.

 Software Development Costs

  Costs for the internal development of new software products and substantial enhancements to existing software products are expensed as incurred until technological feasibility has been established, at which time any additional costs would be capitalized. To date, the Company has essentially completed its software development concurrently with the establishment of technological feasibility and, accordingly, no such costs have been capitalized to date.

 Cash and Cash Equivalents

  The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents are carried at cost which approximates market value.

 Income Taxes

  The Company accounts for income taxes on the liability method as required by Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities.

 Net Income (Loss) Per Share

  Except as noted below, net income (loss) per common share is computed using the weighted average number of common and Class A shares outstanding and dilutive common stock equivalent shares from stock options. Stock options and warrants are included as share equivalents using the treasury stock method. For all periods prior to the Company's initial public offering the net income
(loss) per share amounts were computed in accordance with rules and practices of the Securities and Exchange Commission that require common stock, common stock options and common stock warrants issued at a price substantially below the proposed public offering price and within a twelve-month period prior to an initial public offering of common stock to be treated as common stock equivalents outstanding for all periods prior to the initial public offering.

 Current Vulnerability Due to Certain Concentrations

  The Company is dependent upon certain suppliers for the provision of telecommunication and Internet services to its customers. The Company has not experienced and does not expect any disruption of such services. Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash, cash equivalents and trade receivables. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base. However, international customers account for a significant amount of the Company's total revenues. Therefore, the Company is subject to risks associated with international operations, including changes in exchange rates, difficulty in accounts receivable collection and longer payment cycles.

  Management regularly monitors the creditworthiness of its domestic and international customers and believes that it has adequately provided for any exposure to potential credit losses.

 Impact of Recently Issued Accounting Standards

  In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment

                                IDT CORPORATION
are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company will adopt Statement 121 in the first quarter of fiscal 1997 and, based on current circumstances, does not believe the effect of adoption will be material.

 Stock Based Compensation

  The Company grants stock options for a fixed number of shares to employees with an exercise price equal to or less than the fair value of the shares at the date of grant. In October 1995, the FASB issued of Statement No. 123, Accounting for Stock Based Compensation, which is effective for fiscal years beginning after December 15, 1995. In accordance with the provisions of Statement 123, the Company has elected to continue to account for stock option grants in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees, and, accordingly, recognizes compensation expense for stock option grants only when the exercise price is less than the fair value of the shares at the date of grant. However, Statement 123 requires additional pro forma disclosures regardless of whether a company elects to continue to apply APB 25 for its stock option grants. The Company will include such disclosures in its fiscal 1997 annual financial statements.

2. ADVANCES RECEIVABLE

  Prior to July 31, 1996, the Company advanced $1,250,000 to one of its carriers. The Company also had trade receivables of approximately $1,600,000 due from the carrier at July 31, 1996. Subsequent to July 31, 1996, the Company converted the advance and trade receivables, plus accrued interest thereon, into a promissory note bearing interest at a rate of 13% per annum and payable in 12 monthly installments commencing on November 15, 1996. The promissory note is secured by the carrier's equipment.

3. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                                           JULY 31
                                                  -----------------------
                                                     1995        1996
                                                  ----------  -----------
     Equipment................................... $1,906,622  $10,661,941
     Computer software...........................    140,319    1,971,018
     Leasehold improvements......................     48,249      296,718
     Furniture and fixtures......................    115,902    1,176,867
                                                  ----------  -----------
                                                   2,211,092   14,106,544
     Less accumulated depreciation and
      amortization...............................   (440,979)  (1,653,214)
                                                  ----------  -----------
     Net property and equipment.................. $1,770,113  $12,453,330
                                                  ==========  ===========

4. NOTE PAYABLE TO FORMER STOCKHOLDER

  In May 1991, the Company repurchased 1,035,000 shares of its Common for $80,000 payable $20,000 on execution of the agreement and 36 monthly principal payments of $1,667 beginning May 1, 1992. The note bore interest at 2% above the prime rate as defined. In connection with the aforementioned stock repurchase, the former stockholder received a warrant permitting him, in the event of certain sales of the Company's Common stock, as defined, to purchase shares of the Company's stock at a discount to the sale price. On January 1, 1996, in full satisfaction of the previous agreement, the former stockholder was granted a warrant to purchase 575,000 shares of the Company's Common stock for an aggregate purchase price of $1.00. This warrant was exercised in March 1996.

                                IDT CORPORATION

5. RELATED PARTY TRANSACTIONS

  The Company currently leases office space from a corporation which is wholly-owned by an officer stockholder. Aggregate lease payments under such lease, which expires on June 30, 1997, were $24,000 for each of the years ended July 31, 1994, 1995 and 1996. The Company provided a portion of such space to corporations owned by an officer/stockholder without compensation.

  The Company has been provided professional services by directors and/or relatives of officers/directors. The Company incurred approximately $9,000, $37,000 and $197,000 for such services for the years ended July 31, 1994, 1995 and 1996, respectively.

  During 1996, the Company received $760,000 in non-interest bearing advances from a company which is wholly-owned by an officer/shareholder of the Company. Such advances were repaid during 1996.

  The Company supplied telecommunications services to its customers under an agreement wherein Lermer Overseas Telecommunications, Inc. ("Lermer") was the carrier. Simon L. Lermer, who served as a director of the Company from December 1992 to December 1995, is the sole shareholder of Lermer. Mr. Lermer and Marc Knoller, a director of the Company, are the two directors of Lermer. Under an agreement between Lermer and the Company, the Company provides Lermer with marketing, technical support, billing and collection and rate procurement services. Payments made to Lermer in Fiscal 1994 (from the inception of Lermer in April 1994 until July 31, 1994), 1995 and 1996 equal $181,160, $2,416,534 and $2,142,718, respectively. The Company's revenues for such services amounted to approximately $298,000, $6,016,000 and $13,024,259 for the years ended July 31, 1994, 1995 and 1996, respectively.

  During fiscal 1996, the Company obtained a license to supply telecommunications services directly to its customers and the agreement with Mr. Lermer was terminated.

6. INCOME TAXES

  Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                                JULY 31
                                                         ----------------------
                                                           1995        1996
                                                         ---------  -----------
     Deferred tax assets:
       Net operating loss carryforwards................. $ 570,000  $ 7,257,000
       Bad debt reserve.................................       --       844,000
       Employee benefits................................   330,000      418,000
                                                         ---------  -----------
     Deferred tax assets................................   900,000    8,519,000
     Deferred tax liability--depreciation...............    60,000      759,000
                                                         ---------  -----------
     Net deferred tax assets............................   840,000    7,760,000
     Valuation allowance................................  (840,000)  (7,760,000)
                                                         ---------  -----------
     Total deferred tax assets.......................... $     --   $       --
                                                         =========  ===========

  The Company has provided a full valuation allowance on net deferred tax assets since realization of these benefit cannot be reasonably assured. The valuation allowance increased by $6,920,000 during 1996.

  At July 31, 1996, based upon tax returns filed and to be filed, the Company had net operating loss carryforwards for federal income tax purposes of approximately $18,400,000 expiring in the years 2009 through 2011. These net operating loss carryforwards may be limited in their use in the event of significant changes in the Company's ownership. In addition, their use is limited to future taxable earnings of the Company.

                                IDT CORPORATION

7. STOCKHOLDERS' EQUITY

 Common Stock and Class A Stock

  The rights of holders of Common stock and holders of Class A stock are identical except for voting and conversion rights and restrictions on transferability. The holders of Class A stock are entitled to three votes per share and the holders of Common stock are entitled to one vote per share. Class A stock is subject to certain limitations on transferability that do not apply to the Common stock. Each share of Class A stock may be converted into one share of Common stock, at any time at the option of the holder.

 Stock Options

  In August 1994, the Company granted options to purchase 1,783,530 shares of common stock at exercise prices ranging from $0.21 to $0.83 per share. In April 1995, the Company granted options to purchase 356,840 shares of common stock at exercise prices ranging from $0.41 to $1.66 per share. In November 1995, the Company granted options to purchase 18,400 shares of common stock at exercise prices ranging from $2.54 to $10.16 per share. The options granted include various vesting provisions and expire ten years from the date of grant. In connection with the granting of these options, the Company recorded compensation expense of approximately $969,000 and $70,000 during the years ended July 31, 1995 and 1996, respectively.

  At July 31, 1996, options to purchase 3,503,520 shares of the Company's Common Stock were outstanding of which 2,446,512 were then exercisable.

 Initial Public Offering

  On March 15, 1996, the Company completed an initial public offering of 4,600,000 shares of its common stock for $10 per share. The Company realized net proceeds of approximately $41.5 million from this offering. A portion of the proceeds from this offering was used to repay $3,477,000 of short-term notes previously issued during fiscal 1996.

8. COMMITMENTS AND CONTINGENCIES

 Legal Proceedings

  On August 2, 1995, in a suit entitled Fisher, Herbst & Kimble, P.C. et al v. International Discount Telecommunications Corporation, pending in the U.S. District Court of Dallas County, Texas, two plaintiffs alleged violation of the Telephone Consumer Protection Act of 1991, 47 U.S.C. (beta)227(b)(1)(C) ("TCPA). In general, the TCPA prohibits certain kinds of, but not all, unauthorized advertising by way of facsimile. The named Plaintiffs filed suit individually and as a class action certification contending that the Company transmitted advertisements proscribed by the TCPA and should be liable for damages permitted by law. The statute provides a private right of action (if otherwise permitted by the laws or rules of a court of a state) and allows recovery of up to $500 or actual damages, if greater, for each individual violation. The Company has entered into a settlement agreement with such plaintiffs which has received final court approval.

  In October 1995, an investigation was instituted by the Attorneys General of Iowa, New Jersey, New York, Tennessee and Texas (collectively, the "A.G.") into certain business practices of the Company as a result of complaints by residents of those states. Michigan, thereafter entered the investigation on or about September 1996. The focus of the A.G.'s investigation concerns advertising practices that the Company voluntarily terminated prior to the notice of investigation from the A.G. The majority of the advertising in question concerns the sale of a product that the Company now sells only in limited circumstances. The A.G. has indicated its desire to settle the matter with a consent order, the content of which is being presently negotiated with the Company.

                                IDT CORPORATION

The Company believes that the outcome will not have a material effect on the Company's results of operations or financial condition.

  On December 29, 1995, DRTV, Inc. a/k/a Surfers ("Surfers") filed a breach of contract action in court. The suit names the Company as defendant and seeks damages for licensing the sale of a product in the retail market to a third party allegedly in violation of the agreement between the Company and Surfers. The Company has filed a counterclaim. The Company and Surfers have reached a settlement agreement and are in the process of finalizing it.

  The Company is subject to other legal proceedings and claims which have arisen in the ordinary course of its business and have not been finally adjudicated. In the opinion of management, settlement of these and the aforementioned actions when ultimately concluded will not have a material adverse effect on results of operations, cash flows or the financial condition of the Company.

 Employment Agreements

  The Company has entered into employment agreements with four senior executives and two other employees of the Company which extend through December 1999. The employment agreements provide, among other things, minimum annual compensation aggregating $835,000 and for the issuance of stock options and common stock.

 Operating Leases

  The Company has operating leases for its premises and certain equipment. Rental expense under such leases was approximately $25,000, $30,000 and $178,000 for the years ended July 31, 1994, 1995 and 1996, respectively. Future minimum lease payments under such leases for the years ending July 31 are as follows:

        1997.......................................................... $392,000
        1998..........................................................  351,000
        1999..........................................................  203,000
        2000..........................................................    4,000
                                                                       --------
        Total minimum lease payments.................................. $950,000
                                                                       ========

 License Fees

  In connection with the provision of Internet access, the Company provides certain customers with Internet software licensed from a third party. In the prior year, the Company agreed to pay royalties based upon end users. In May 1996, such agreement was amended, except for monies due under the original agreement. Under the terms of the amended agreement, which expires in May 1998, the Company has agreed to pay minimum royalties based upon end users and annual service fees of approximately $1,850,000 and $300,000, respectively. For the years ended July 31, 1994, 1995 and 1996, total licensing fees amounted to $0, $30,000 and $1,098,000, respectively.

 Communications Services

  The Company has an agreement with a supplier of telecommunications services ("Vendor") which began in August 1994 and continues monthly unless terminated by one of the parties. Under such agreement, the Vendor bills and collects, on behalf of the Company, for long distance telephone services provided to the Company's customers. The Company is responsible for all uncollected receivables. For the year ended July 31, 1995 and 1996, the Company purchased approximately $1,723,000 and $3,900,000 respectively, of services from the Vendor.

                                IDT CORPORATION

  The Company has entered into agreements with certain carriers to buy and sell communications services. As of July 31, 1996, the Company has approximately $1,475,000 in minimum purchase commitments related to such agreements.

 Distribution Agreements

  The Company has entered into distribution agreements under which it has agreed to pay its agents commissions for obtaining new Internet and discount telecommunications customers. The agreements require commissions upon activation of the customers.

9. CUSTOMER, GEOGRAPHICAL AREA AND SEGMENT INFORMATION

  During the year ended July 31, 1996, one customer accounted for approximately 19% of revenues. No customer accounted for more than 10% of revenues during the years ended July 31, 1994 and 1995.

  Revenues from customers outside the United States represented approximately 59%, 56% and 23% of total revenues during the years ended July 31, 1994, 1995 and 1996, respectively. No single geographic area accounted for more than 10% of total revenues.

  Operating results and other financial data are presented for the principal business segments of the Company for the years ended July 31, 1995 and 1996. Prior to August 1, 1994, the Company operated principally in one segment --
 telecommunications.

                          INTERNET ACCESS TELE-COMMUNICATIONS NET2PHONE  TOTAL
                          --------------- ------------------- --------- --------
                                             ($ IN THOUSANDS)
Year ended July 31, 1995
  Revenues..............     $    875           $10,789         $ --    $ 11,664
  Income (loss) from
   operations...........       (3,005)              830           --      (2,175)
  Depreciation and
   amortization.........          187               117           --         304
  Total assets..........          869             3,328           --       4,197
  Capital expenditures..          893               433           --       1,326
Year ended July 31, 1996
  Revenues..............       21,986            35,708           --      57,694
  Income (loss) from
   operations...........      (17,851)            2,756          (660)   (15,755)
  Depreciation and
   amortization.........          930               258            24      1,212
  Total assets..........       20,570            22,907           320     43,797
  Capital expenditures..       10,335             1,358           202     11,895

10. NOTES AND ADVANCES PAYABLE

  During fiscal 1996, the Company borrowed an aggregate of $3,477,000 from shareholders, affiliates and outside investors. The notes bore interest at 12% per annum. The notes were repaid with the proceeds of the Company's initial public offering. In connection with the repayment of such notes, the Company incurred a prepayment penalty of $233,500. Such prepayment penalty has been classified as an extraordinary loss on retirement of debt in the accompanying statement of operations.

                                IDT CORPORATION

11. ADDITIONAL FINANCIAL INFORMATION

  Additional financial information with respect to cash flows is as follows:

                                                          YEAR ENDED JULY 31,
                                                        -----------------------
                                                         1994   1995     1996
                                                        ------ ------- --------
     Cash payments made for interest................... $4,574 $   --  $113,000
     Cash payments made for income taxes...............    --   56,000      --

  Other current assets include advances from carriers of $1,498,502 at July 31, 1996. Accrued expenses includes $1,791,587 and $5,839,706 due to telecommunication carriers at July 31, 1995 and 1996, respectively.

12. CONSULTING AND LICENSING AGREEMENT

  The Company possesses the exclusive right to make the services of Genie, including its multi-player games and information services, accessible over the Internet and the World Wide Web, pursuant to its agreement with Yovelle Renaissance Corporation ("Yovelle," and such agreement, the "Yovelle Agreement"). Yovelle, a recently formed entity, purchased the Genie service from GE Information Services, Inc. in January 1996. Pursuant to the Yovelle Agreement, the Company provided certain management consulting and other services to Yovelle and paid Yovelle certain online content product costs and licensing fees, in exchange for the right to make Genie's online offerings available over the Internet (including the World Wide Web) exclusively through the Company. The Yovelle Agreement was to expire in February 1998, and was renewable thereafter. The Company's Chief Executive Officer and Chairman of the Board of Directors, loaned $500,000 to Yovelle and received a promissory note in consideration therefor which bore interest at a rate of 12% per annum and was due in June 1996.

  During the year ended July 31, 1996, revenue under the Yovelle Agreement amounted to $1,200,000.

  In August 1996, the Company purchased all of the issued and outstanding stock of Yovelle for $200,000. The purchase price is comprised of $100,000 in cash and a non-interest bearing promissory note for $100,000, payable on or before December 31, 1996.

13. JOINT VENTURE

  In May 1996, the Company entered into an agreement with Internet Consulting Group Limited to make the Company's Internet services available throughout Europe by providing marketing and customer support services. Under the terms of the agreement, the Company has agreed to an initial capital investment of $1,400,000 for 70% of the shares of the new joint venture, of which the Company has invested $90,000 as of July 31, 1996. Operations of the joint venture are expected to commence in 1997.

14. SUBSEQUENT EVENTS

 Acquisition of PCIX, Inc.

  On August 16, 1996, the Company completed the acquisition of the assets of PCIX, Inc. ("PCIX"), a former alliance partner of the Company. The acquisition price included a $690,000 promissory note, cash payments totaling $260,000, forgiveness of $162,300 owed to the Company from PCIX, and the assumption of $95,400 of other PCIX liabilities. The acquisition price is subject to adjustment based on PCIX's operating activity during the period from May 1, 1996 to August 16, 1996. The promissory note bears interest at 8.25% per annum and matures on August 16, 1998.

                                IDT CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)


 Capital Lease

  In August 1996, the Company entered into a $1,000,000 capital lease arrangement to acquire computer and communications related equipment. The lease which expires in July 1999, requires monthly payments of $31,270, including interest at 8.4% and is collateralized by the equipment.

 Note Payable

  On August 8, 1996, the Company borrowed $2,500,000 from a financing company under an interest bearing note. Such note will be repaid in 34 installments of $77,330 per month commencing in October 1996 and includes a balloon payment of $312,500 in September 1999. The note is collateralized by certain equipment owned by the Company.

                                IDT CORPORATION

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                      OCTOBER 31,   JULY 31,
                                                         1996         1996
                                                      -----------  -----------
                                                      (UNAUDITED)   (NOTE 1)
                       ASSETS
Current assets
  Cash and cash equivalents.......................... $ 9,191,237  $14,893,756
  Short-term investments.............................     957,108          --
  Accounts Receivable (Net)..........................  12,594,978   11,497,565
  Other current assets...............................   3,249,685    4,110,090
                                                      -----------  -----------
    Total current assets.............................  25,993,008   30,501,411
Property and equipment, net..........................  20,515,693   12,453,330
Other assets.........................................   2,133,258      842,630
                                                      -----------  -----------
    Total assets..................................... $48,641,959  $43,797,371
                                                      ===========  ===========
        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Trade accounts payable............................. $ 8,202,132  $ 7,778,860
  Accrued expenses...................................   7,514,495    7,770,334
  Deferred revenue...................................   1,905,993      983,496
  Notes payable & current portion of long-term debt
   and capital lease obligations.....................   1,596,090          --
  Other current liabilities..........................     408,333      422,005
                                                      -----------  -----------
    Total current liabilities........................  19,627,043   16,954,695
Long-term debt and capital lease obligations.........   5,278,883          --
Commitments and contingencies........................         --           --
                                                      -----------  -----------
    Total liabilities................................  24,905,926   16,954,695
Stockholders' equity
  Preferred stock, $.01 par value; authorized
   shares--10,000,000; no shares issued..............         --           --
  Common stock, $.01 par value; authorized shares--
   100,000,000; 9,666,900 shares issued and
   outstanding.......................................      96,669       96,669
  Class A stock, $.01 par value; authorized shares--
   35,000,000; 11,174,330 shares issued and
   outstanding.......................................     111,743      111,743
  Additional paid in capital.........................  44,746,841   44,746,841
  Accumulated deficit................................ (21,219,220) (18,112,577)
                                                      -----------  -----------
    Total stockholders' equity.......................  23,736,033   26,842,676
                                                      -----------  -----------
    Total liabilities and stockholders' equity....... $48,641,959  $43,797,371
                                                      ===========  ===========

           See notes to condensed consolidated financial statements.

                                IDT CORPORATION

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                              THREE MONTHS ENDED OCTOBER 31,
                                              -------------------------------
                                                   1996            1995
                                              --------------- ---------------
Revenues..................................... $   28,317,671  $     6,600,818
Cost and expenses:
  Direct cost of revenues....................     18,012,801        4,172,712
  Selling, general, and administrative.......     12,597,679        3,953,483
  Depreciation and amortization..............        963,433          130,755
                                              --------------  ---------------
    Total costs and expenses.................     31,573,913        8,256,950
Loss from operations.........................     (3,256,242)      (1,656,132)
Interest and other, net......................        149,599            2,817
                                              --------------  ---------------
  Net loss................................... $   (3,106,643) $   (1,653,315)
                                              ==============  ===============
Net loss per share...........................         ($0.15)          ($0.10)
                                              ==============  ===============
Weighted average number of shares used in
 calculation of earnings per share...........     20,841,230       16,659,292
                                              ==============  ===============


           See notes to condensed consolidated financial statements.

                                IDT CORPORATION

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                              THREE MONTHS ENDED OCTOBER 31,
                                              ------------------------------
                                                    1996             1995
                                              ----------------  ---------------
Cash provided by (used in) operating activi-
 ties.......................................  ($     4,820,559) $   240,652
INVESTING ACTIVITIES
Payment for purchase of businesses, net of
 cash acquired..............................        (1,873,157)            --
Purchase of short-term investments..........          (757,108)            --
Receipt of payment on advance...............         1,500,000             --
Purchase of property and equipment..........        (4,122,656)       (835,546)
                                              ----------------  --------------
Net cash used in investing activities.......        (5,252,921)       (835,546)
FINANCING ACTIVITIES
Repayment of loans..........................          (374,286)         (5,001)
Repayments of capital lease obligation......            (4,753)            --
Proceeds from loans.........................         4,750,000         450,000
                                              ----------------  --------------
Net cash provided by financing activities...         4,370,961         444,999
                                              ----------------  --------------
Net decrease in cash & cash equivalents.....        (5,702,519)       (149,895)
Cash & cash equivalents, beginning of peri-
 od.........................................        14,893,756         231,592
                                              ----------------  --------------
Cash & cash equivalents, end of period......  $      9,191,237  $       81,697
                                              ================  ==============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFOR-
 MATION
Interest paid...............................  $         48,410             --
Income taxes paid...........................               --              --


           See notes to condensed consolidated financial statements.

                                IDT CORPORATION

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--BASIS OF PRESENTATION

  The accompanying unaudited condensed consolidated financial statements of IDT Corporation and Subsidiaries (collectively "the Company") have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended October 31, 1996 are not necessarily indicative of the results that may be expected for the year ending July 31, 1997. For further information, refer to the consolidated financial statements and footnotes thereto for the year ended July 31, 1996.

NOTE 2--PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                                      OCTOBER 31,   JULY 31,
                                                         1996         1996
                                                      -----------  -----------
   Equipment......................................... $18,827,522  $10,661,941
   Computer software.................................   2,527,282    1,971,018
   Leasehold improvements............................     439,515      296,718
   Furniture and fixtures............................   1,209,457    1,176,867
   Automobile........................................      21,650          --
   Property and improvements.........................     106,914          --
                                                      -----------  -----------
                                                       23,132,340   14,106,544
   Less: Accumulated depreciation and amortization...  (2,616,647)  (1,653,214)
                                                      -----------  -----------
                                                      $20,515,693  $12,453,330
                                                      ===========  ===========

NOTE 3--ACQUISITIONS

  During the quarter ended October 31, 1996, the Company purchased the equipment and networks of two of its alliance partners for approximately $4.4 million. The Company issued three promissory notes to finance these purchases. The notes include a $690,000 two year 8.25% note, a $750,000 four year 10% note, and a $2,250,000 four year note with interest only payments for the first six months at 11% per annum and 42 equal monthly payments of principal and interest at 14% per annum thereafter, and convertible into Common Stock at the lower of $14 or the market price at the date of conversion per share at the option of the holder after nine months of issuance.

  In August 1996, the Company purchased all of the issued and outstanding stock of Yovelle Renaissance Corporation, who owns the GENIE online service, for cash of $200,000 which was due and payable in December 1996. The purchase price included assumption of a note payable of $750,000 to GE Information Services, due by December 15, 1996 and resulted in the recording of Goodwill of $1,372,289 which is included in other assets and is being amortized over forty years.

NOTE 4--LOANS PAYABLE AND CAPITAL LEASE OBLIGATIONS

  During the quarter ended October 31, 1996, the Company borrowed $6,190,000 consisting of four interest bearing notes collateralized by certain equipment owned by the Company and with terms ranging from twenty-four months to forty-eight months.

  One note of $2,250,000 can be converted into Common Stock at the option of the holder.

  The Company also entered into three capital lease arrangements to acquire computer and communications related equipment totaling approximately $314,000 in the aggregate with terms ranging from twenty-four months to thirty-six months and collateralized by the equipment.

NOTE 5--LEGAL PROCEEDINGS AND CONTINGENCIES

  IDT has received an inquiry from a state Attorney General's office, in which several states are participating, concerning IDT's advertising and marketing practices. IDT is cooperating with the Attorneys General in this investigation and has met with representatives of the offices involved. The parties are currently working toward a resolution of this matter and IDT believes that the outcome will not have a material effect on the ongoing business of the Company.

  On December 29, 1995, DRTV, Inc. a/k/a Surfers Unlimited, L.L.C. ("Surfers") filed a breach of contract action in the New Jersey Superior Court, Bergen County. The suit names the Company as defendant and seeks restitutional and consequential damages in an unspecified amount for licensing the sale of a product in the retail market to a third party allegedly in violation of the agreement between the Company and Surfers. The Company has filed a counterclaim. The Company and Surfers have had settlement discussions; however, the Company does not believe that a settlement of this matter is imminent.

  On June 19, 1996, the Business Software Alliance ("BSA") in correspondence with the Company alleged that the Company has made unlicensed internal use of certain third party software. The Company has agreed to conduct an internal software audit and is in negotiations with BSA to settle this matter. Although there can be no assurance, the Company believes that the outcome will not have a material adverse effect on the ongoing business of the Company.

  The Company recently has been served with a third party complaint in a pending action between The New York Times Company and Independent Media Services, Inc. ("IMS"). In the third party complaint, IMS alleges non-payment of media services fees and print advertisement fees. The claim against the Company is for approximately $300,000. An answer has not yet been filed and an assesment of potential liability is not possible at this time.

  The Company received correspondence from a stockholder of 575,000 shares of Common Stock with the right to require the Company to register his shares for sale in a public offering. The Company asserted its right to delay or suspend such registration for a limited time under specified circumstances. The stockholder has stated his belief that the Company has no such right and that the Company and Howard Jonas, its Chairman and Chief Executive Officer, will be held responsible for any loss suffered by such stockholder from a decline in the market price of the stock or other losses resulting from the delay in registering his shares. Although the Company believes it has valid defenses to the stockholder's claims, there can be no assurance as to the outcome of this matter.

  The Company is subject to other legal proceedings and claims which have arisen in the ordinary course of its business and have not been finally adjudicated. Although there can be no assurance, the opinion of management is that settlement of these actions, when ultimately concluded, will not have a material adverse effect on results of operations, cash flows or the financial condition of the Company.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS IN CONNECTION WITH THESE OF-FERINGS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AU-THORIZED BY THE COMPANY, OR THE SELLING STOCKHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIR-CUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               -----------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   7
Use of Proceeds..........................................................  20
Price Range of Common Stock and Dividend Policy..........................  20
Selected Consolidated Financial Data.....................................  21
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  22
Business.................................................................  32
Management...............................................................  52
Certain Transactions.....................................................  58
Security Ownership of Certain Beneficial Owners and Management...........  60
Selling Stockholder......................................................  61
Description of Capital Stock.............................................  61
Shares Eligible for Future Sale..........................................  64
Certain United States Federal Tax Considerations for Non-U.S. Holders of
 Common Stock............................................................  66
Plan of Distribution.....................................................  69
Legal Matters............................................................  70
Experts..................................................................  70
Index to Financial Statements............................................ F-1

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 400,000 SHARES


                                IDT CORPORATION



                                  COMMON STOCK

                               -----------------

                                   PROSPECTUS

                               -----------------

                                       , 1996

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the costs and expenses incurred by the Company in connection with the sale of Common Stock being registered (all amounts are estimated except the SEC registration fee and the NASDAQ National Market listing fee). The Company is not responsible for underwriting or brokers discounts or commissions, transfer taxes or legal fees of the Selling Stockholder.

            ITEM                                                        AMOUNT
            ----                                                       --------
     SEC registration fee............................................. $  1,379
     Printing and engraving expenses..................................   85,000
     Legal fees and expenses..........................................  250,000
     Accounting fees and expenses.....................................   55,000
     Transfer agent fees and expenses.................................    3,500
     Miscellaneous....................................................   15,000
                                                                       --------
       Total.......................................................... $409,879
                                                                       ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Reference is made to Section 145 of the General Corporation Law of the State of Delaware (the "DGCL"), which provides for indemnification of directors, officers and other employees in certain circumstances, and to Section 102(b)(7) of the DGCL, which provides for the elimination or limitation of the personal liability for monetary damages of directors under certain circumstances. Article Sixth of the Certificate of Incorporation of the Company eliminates the personal liability for monetary damages of directors under certain circumstances and provides indemnification to directors and officers of the Company to the fullest extent permitted by the DGCL. Among other things, these provisions provide indemnification for officers and directors against liabilities for judgments in and settlements of lawsuits and other proceedings and for the advance and payment of fees and expenses reasonably incurred by the director or officer in defense of any such lawsuit or proceeding.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  Between August 1994 and December 1995, the Company issued options to purchase an aggregate of 2,158,770 shares of its Common Stock to certain of its officers and employees under various management and employee equity programs. Such securities were sold in transactions that were exempt from registration under Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act").

  In December 1993, the Company issued an aggregate of 1,490,400 shares of Common Stock to six investors for an aggregate of $1,240,000. The transactions were exempt from registration under Section 4(2) of the Securities Act.

  In May 1994, the Company issued 103,500 shares of its Common Stock to an investor for $75,000. The transaction was exempt from registration under
Section 4(2) of the Securities Act.

  In September 1995, the Company issued $75,000 aggregate principal amount of a 12% Promissory Note due September 28, 1996 to an investor. This transaction was exempt from registration under Section 4(2) of the Securities Act.

  In October 1995, the Company issued $275,000 aggregate principal amount of a 12% Promissory Note due October 1996 to three investors. The transaction was exempt from registration under Section 4(2) of the Securities Act.

  In November 1995, the Company issued $100,000 aggregate principal amount of a 12% Promissory Note due November 13, 1996 to an investor. The transaction was exempt from registration under Section 4(2) of the Securities Act.

  In November 1995, the Company issued $75,000 aggregate principal amount of a 12% Promissory Note due November 15, 1996 to an investor. The transaction was exempt from registration under Section 4(2) of the Securities Act.

  In November 1995, the Company issued $500,000 aggregate principal amount of a 12% Convertible Note due November 21, 1996 to an investor. The Note was amended and restated in January 1996 to remove the conversion feature and become due on the earlier to occur of (i) an initial public offering or (ii) June 3, 1996. The transaction was exempt from registration under Section 4(2) of the Securities Act.

  In December 1995, the Company issued $300,000 aggregate principal amount of a 12% Promissory Note due December 18, 1996 to three investors. In the event of an initial public offering of the Company's Common Stock, the Company must redeem the Note at a price equal to the principal amount of the Note plus any accrued interest. In addition, if the Company must redeem the Note due to its initial public offering, it must pay the holder of the Note a premium equal to 10% of the principal amount of such note. This transaction was exempt from registration under Section 4(2) of the Securities Act.

  In January 1996, the Company issued a warrant to purchase 575,000 shares of Common Stock to Alan M. Grayson (the Selling Stockholder in this offering) in exchange for a warrant previously issued to Mr. Grayson in May 1991. Such transaction was exempt from registration under Section 4(2) of the Securities Act.

  In January 1996, the Company issued $880,000 aggregate principal amount of 12% Promissory Notes due January 1997 to nine investors and $250,000 aggregate principal amount of 12% Promissory Notes due September 1996 to two investors. In the event of an initial public offering of the Company's Common Stock, the Company must redeem the Notes at a price equal to the principal amount of the Notes plus any accrued interest. In addition, if the Company must redeem the Note due its initial public offering, it must pay the holder of a Note a premium equal to 10% of the principal amount. These transactions were exempt from registration under Section 4(2) of the Securities Act.

  In February 1996, the Company issued $905,000 aggregate principal amount of 12% Promissory Notes due February 1997 to eleven investors. In the event of an initial public offering of the Company's Common Stock, the Company must redeem the Notes at a price equal to the principal amount of the Notes plus any accrued interest. In addition, if the Company must redeem the Note due its initial public offering, it must pay the holder of a Note a premium equal to 10% of the principal amount. These transactions were exempt from registration under Section 4(2) of the Securities Act.

  Effective on the consummation of the initial public offering in March 1996, International Discount Telecommunications Corp., a New York corporation ("IDT New York") merged with and into its wholly-owned subsidiary, IDT Corporation, a Delaware corporation ("IDT Delaware"). In connection with the merger, IDT Delaware issued shares of its Common Stock in exchange for shares of IDT New York common stock. The issuances of securities were exempt from registration under Section 3(a)9 of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) EXHIBITS:

   EXHIBIT NO. DESCRIPTION
   ----------- -----------
     2.01##    Merger Agreement relating to the reincorporation of the
               Registrant in Delaware.
     3.01##    Restated Certificate of Incorporation of the Registrant.
     3.02##    By-laws of the Registrant.
     4.01###   Specimen Certificates for shares of the Registrant's Common
               Stock and Class A Stock.
     4.02##    Description of Capital Stock (contained in the Certificate of
               Incorporation of the Registrant, filed as Exhibit 3.01)
     5.01[]    Legal Opinion of Joyce J. Mason, Esq.
    10.01@@    Employment Agreement between the Registrant and Howard S. Jonas.
    10.02@@    Employment Agreement between the Registrant and Howard S.
               Balter.
    10.03@@    Employment Agreement between the Registrant and Eric L. Raab.
    10.04##    1996 Stock Option and Incentive Plan.
    10.05*     Network Service Provider Agreement between Netscape
               Communications Corporation and the Registrant
    10.06@@    Marketing Services and Independent Contractor Services Agreement
               between Lermer Overseas Telecommunications, Inc. and the
               Registrant.
    10.07#     Rebiller Service Agreement between WorldCom, Inc. (formerly LDDS
               Communications, Inc.) and the Registrant.
    10.08###   Registration Rights Agreement between the Company's stockholders and the Company.
    10.09##    Lease of 294 State Street.
    10.11o     Registration Rights Agreement between Howard S. Jonas and the
               Registrant.
    10.12@     Employment Agreement between the Registrant and James A.
               Courter.
    10.13@     Employment Agreement between the Registrant and Kenneth Scharf.
    10.14*     Access Agreement between PSINet Inc. and the Registrant.
    10.15*     Restated Sales Agreement between International Computer Systems,
               Inc. and the Registrant.

    10.16@     Form of Stock Option Agreement under the Employee Stock Option
               Program
    10.17@     Form of Stock Option Agreement under 1996 Stock Option and
               Incentive Plan.
    21.01*     Subsidiaries of the Registrant.
    23.01[]    Consent of Joyce J. Mason, Esq. (contained in Exhibit 5.01).
    23.02@     Consent of Ernst & Young LLP.
    23.03[]    Consent of Elmo R. Zumwalt, Jr.
    24.01@     Power of Attorney (included on page II-5 hereof).

--------

 @  previously filed

[]  filed herewith

@@  incorporated by reference to Form S-1 filed January 9, 1996, file No. 333-
    00204
#   incorporated by reference to Form S-1 filed January 22, 1996, file No. 333-
    00204
## incorporated by reference to Form S-1 filed February 21, 1996, file No. 333-00204
### incorporated by reference to Form S-1 filed March 8, 1996, file No. 333-
    00204
o   incorporated by reference to Form S-1 filed March 14, 1996, file No. 333-
    00204
* incorporated by reference to Form 10-K for the fiscal year ended July 31, 1996, filed October 29, 1996, as amended November 21, 1996, file No. 000-27898.

  (b) FINANCIAL STATEMENT SCHEDULES:

       SCHEDULE NO.   DESCRIPTION
       -------------- -----------
          II          Valuation and qualifying accounts


ITEM 17. UNDERTAKINGS.

  The undersigned registrant hereby undertakes:

    (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Statement.

    (b) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT TO REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HACKENSACK, STATE OF NEW JERSEY, ON JANUARY 6, 1997.

                                          IDT Corporation

                                                    /s/ Howard S. Jonas
                                          By: _________________________________
                                            Howard S. Jonas
                                            Chairman and Chief Executive
                                            Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED BELOW.

              SIGNATURE                        TITLE                 DATE

         /s/ Howard S. Jonas           Chairman and Chief
-------------------------------------   Executive Officer       January 6, 1997
           HOWARD S. JONAS              (Principal
                                        Executive Officer)


               *                       Chief Operating          January 6, 1997
-------------------------------------   Officer and Vice
          HOWARD S. BALTER              Chairman (Principal
                                        Financial Officer)

               *                        Chief Financial         January 6, 1997
-------------------------------------   Officer (Principal
          STEPHEN R. BROWN              Accounting Officer)


               *
-------------------------------------  President and            January 6, 1997
            JAMES COURTER              Director


               *
-------------------------------------  Secretary and            January 6, 1997
           JOYCE J. MASON               Director


               *
-------------------------------------  Vice President and       January 6, 1997
           MARC E. KNOLLER             Director

              SIGNATURE                        TITLE                 DATE

                                       Director
-------------------------------------                            January   ,
           MEYER A. BERMAN                                        1997

                                       Director
               *                                               January 6, 1997
-------------------------------------
          J. WARREN BLAKER

                                       Director
               *                                               January 6, 1997
-------------------------------------
          DAVID S. STEINER


                                       Director
-------------------------------------                            January   ,
          BERT W. WASSERMAN                                       1997

      /s/ Howard S. Jonas

*By: ___________________________

             Howard S. Jonas

             Attorney-in-Fact

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
IDT Corporation

  We have audited the consolidated financial statements of IDT Corporation as of July 31, 1996 and 1995, and for each of the three years in the period ended July 31, 1996, and have issued our report thereon dated September 30, 1996 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

  In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          Ernst & Young LLP

New York, New York
September 30, 1996

                                IDT CORPORATION

                  SCHEDULE--VALUATION AND QUALIFYING ACCOUNTS

                                            ADDITIONS
                                 BALANCE AT CHARGED TO                BALANCE
                                 BEGINNING  COSTS AND                  AT END
          DESCRIPTION            OF PERIOD   EXPENSES  DEDUCTIONS(1) OF PERIOD
          -----------            ---------- ---------- ------------- ----------
1994:
Reserves deducted from accounts
 receivable:
  Allowance for doubtful
   accounts....................   $    --   $    5,000  $       --   $    5,000
1995:
Reserves deducted from accounts
 receivable:
  Allowance for doubtful
   accounts....................      5,000     439,891     (194,891)    250,000
1996:
Reserves deducted from accounts
 receivable:
  Allowance for doubtful
   accounts....................    250,000   4,042,070   (2,192,070)  2,100,000

--------
(1) Uncollectible accounts written off, net of recoveries.

                                 EXHIBIT INDEX

                                                                        SUBSEQUENTLY
 EXHIBIT                                                                  NUMBERED
  NUMBER                                                                   PAGES
 -------                                                                ------------
  2.01##       Merger Agreement relating to the reincorporation of
               the Registrant in Delaware.
  3.01##       Restated Certificate of Incorporation of the
               Registrant.
  3.02##       By-laws of the Registrant.
  4.01###      Specimen Certificates for shares of the Registrant's
               Common Stock and Class A Stock.
  4.02##       Description of Capital Stock (contained in the
               Certificate of Incorporation of the Registrant, filed
               as Exhibit 3.01)
  5.01[]       Legal Opinion of Joyce J. Mason, Esq.
 10.01@@       Employment Agreement between the Registrant and Howard
               S. Jonas.
 10.02@@       Employment Agreement between the Registrant and Howard
               S. Balter.
 10.03@@       Employment Agreement between the Registrant and Eric
               L. Raab.
 10.04##       Form of 1996 Stock Option and Incentive Plan.
 10.05*        Network Service Provider Agreement between Netscape
               Communications Corporation and the Registrant
 10.06@@       Marketing Services and Independent Contractor Services
               Agreement between Lermer Overseas Telecommunications,
               Inc. and the Registrant.
 10.07#        Rebiller Service Agreement between WorldCom, Inc.
               (formerly LDDS Communications, Inc.) and the
               Registrant.
 10.08###      Registration Rights Agreement between the Company's
               stockholders and the Company.
 10.09##       Lease of 294 State Street.
 10.11o        Form of Registration Rights Agreement between Howard
               S. Jonas and the Registrant.
 10.12@        Form of Employment Agreement between the Registrant
               and James A. Courter.
 10.13@        Form of Employment Agreement between the Registrant
               and Kenneth Scharf.
 10.14*        Access Agreement between PSINet Inc. and the
               Registrant.
 10.15*        Restated Sales Agreement between International
               Computer Systems, Inc. and the Registrant.
 10.16@        Form of Stock Option Agreement under the 1996 Stock
               Option and Incentive Plan.
 10.17@        Form of Stock Option Agreement under the Employee
               Stock Option Program.
 21.01*        Subsidiaries of the Registrant.
 23.01[]       Consent of Joyce J. Mason, Esq. (contained in Exhibit
               5.01).
 23.02@        Consent of Ernst & Young LLP.
 23.03[]       Consent of Elmo R. Zumwalt, Jr.
 24.01@        Power of Attorney (included on page II-5 hereof).

--------

@  previously filed

[] filed herewith

@@ incorporated by reference to Form S-1 filed January 9, 1996, file No. 333-
   00204
#  incorporated by reference to Form S-1 filed January 22, 1996, file No. 333-
   00204
## incorporated by reference to Form S-1 filed February 21, 1996, file No. 333-00204
### incorporated by reference to Form S-1 filed March 8, 1996, file No. 333-
    00204
o  incorporated by reference to Form S-1 filed March 14, 1996, file No. 333-
   00204
* incorporated by reference to Form 10-K for the fiscal year ended July 31, 1996, filed October 29, 1996, as amended November 21, 1996, file No. 000-27898.